Exhibit 10.1

PURCHASE AGREEMENT

BY AND AMONG

ROCKET SOFTWARE, INC.,

as BUYER

OPEN TEXT CORPORATION,

as SELLER,

and

ROCKET SOFTWARE UK LIMITED

DATED AS OF NOVEMBER 28, 2023

TABLE OF CONTENTS

		Page

ARTICLE 1 DEFINITIONS		2

Section 1.1	Definitions	2

ARTICLE 2 PURCHASE AND SALE OF TRANSFERRED EQUITY SECURITIES AND TRANSFERRED ASSETS; GRANTING OF UK CALL OPTIONS AND UK PUT OPTIONS; ASSUMPTION OF ASSUMED LIABILITIES		36

Section 2.1	Share Purchase	36
Section 2.2	UK MF Call Option; UK MF Put Option	37
Section 2.3	UK OT Call Option; UK OT Put Option	39
Section 2.4	Transferred Assets	41
Section 2.5	Excluded Assets	41
Section 2.6	Assumed Liabilities	41
Section 2.7	Excluded Liabilities	41
Section 2.8	Purchase Price	42
Section 2.9	Closing	42
Section 2.10	Determination of the Final Purchase Price	44
Section 2.11	Allocation of Purchase Price	47
Section 2.12	Nonassignable Assets; Seller Shared Contracts	49
Section 2.13	Withholding	51
Section 2.14	French Put Option	51

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		53

Section 3.1	Organization and Authority of Seller	53
Section 3.2	No Conflicts; Consents	54
Section 3.3	Capitalization	55
Section 3.4	Subsidiaries; Minority Interests	56
Section 3.5	Business Financial Data; Undisclosed Liabilities	56
Section 3.6	Absence of Certain Developments	57
Section 3.7	Title and Condition of Assets	57
Section 3.8	Compliance with Laws; Permits	57
Section 3.9	Real Property	58
Section 3.10	Legal Proceedings; Governmental Orders	58
Section 3.11	Contracts	59
Section 3.12	Intellectual Property; Privacy	61
Section 3.13	Benefit Plans; Employee and Labor Matters	63
Section 3.14	Customers and Suppliers	68
Section 3.15	Brokers	68
Section 3.16	Tax Matters	68
Section 3.17	Anti-Corruption; Sanctions	70
Section 3.18	Affiliate Transactions	71
Section 3.19	Independent Investigation; No Other Representations and Warranties	71

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EXHIBITS

Exhibit A	Accounting Principles
Exhibit B	Example Calculation of Net Working Capital
Exhibit C	Bill of Sale and Assignment and Assumption Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Internal Reorganization Plan
Exhibit F	IP Assignment Agreement
Exhibit G	Newbury Lease Term Sheet
Exhibit H	Form Power of Attorney

SCHEDULES

Schedule I	Share Sellers; Share Buyers; Transferred Group Companies
Schedule II	Seller Disclosure Schedules
Schedule III	Redefinition Schedule

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of November 28, 2023, is entered into by and among OpenText Corporation, a corporation organized under the laws of Canada (“Seller”), Rocket Software, Inc., a Delaware corporation (“Buyer”) and Rocket Software UK Limited, a company incorporated under the laws of England and Wales with number registered number 04247316 and whose registered office is at Salisbury House, London Wall, London, EC2M 5PS, United Kingdom (“UK Buyer”). Each of Seller, Buyer and the UK Buyer may be referred to in this Agreement as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Seller, directly and indirectly through its Subsidiaries (including the Transferred Group Companies), is engaged in the Business;

WHEREAS, each of the Share Sellers will hold as of the Closing (after giving effect to the Internal Reorganization) all of the Transferred Equity Securities of each Transferred Company set forth opposite such Share Seller’s name on Schedule I hereto;

WHEREAS, UK MF Share Seller wishes to grant to UK Buyer the UK MF Call Option to require UK MF Share Seller to sell and transfer to UK Buyer, and UK Buyer wishes to grant to UK MF Share Seller the UK MF Put Option to require UK Buyer to purchase and acquire from UK MF Share Seller, all of UK MF Share Seller’s right, title and interest to the Transferred Equity Securities of UK MF Holdco and the UK MF Loan Notes, subject to the terms and conditions set forth herein;

WHEREAS, UK OT Share Seller wishes to grant to UK Buyer the UK OT Call Option to require UK OT Share Seller to sell and transfer to UK Buyer, and UK Buyer wishes to grant to UK OT Share Seller the UK OT Put Option to require UK Buyer to purchase and acquire from UK OT Share Seller, all of UK OT Share Seller’s right, title and interest to the Transferred Equity Securities of UK OT Holdco and the UK OT Loan Notes, subject to the terms and conditions set forth herein;

WHEREAS, Seller wishes to cause each Share Seller to sell and transfer to the corresponding Share Buyer, and Buyer wishes to cause each Share Buyer to acquire from the corresponding Share Seller, all of such Share Seller’s right, title and interest to the Transferred Equity Securities of such Share Seller, subject to the terms and conditions set forth herein;

WHEREAS, Buyer wishes to purchase and assume, or cause its applicable Subsidiary to purchase and assume, from Seller (or Sellers’ applicable Subsidiaries) the French Business and wishes to grant to Seller an option to sell to Buyer the French Business on the terms and subject to the conditions set forth herein; and

WHEREAS, Seller wishes to sell and transfer, and cause its applicable Subsidiaries to sell and transfer, to Buyer, and Buyer wishes to purchase and assume from Seller (or such Subsidiaries as applicable), all of the remaining Transferred Assets and Assumed Liabilities (other than any such Transferred Assets and Assumed Liabilities held by any Transferred Group Company as of the Closing), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2018 Term Loan Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 30, 2018, by and among Open Text Corporation, as borrower, the guarantors party thereto, the lenders party thereto from time to time and Barclays Bank PLC, as sole administrative agent and collateral agent, as amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated as of June 6, 2023 (as amended, supplemented or otherwise modified from time to time).

“2020 OTC Indenture” means that certain Indenture, dated as of February 18, 2020, among Open Text Corporation, each subsidiary guarantor from time to time party thereto, The Bank of New York Mellon, as U.S. Trustee, and BNY Trust Company of Canada, as Canadian Trustee (as amended, supplemented or otherwise modified from time to time).

“2020 OTHI Indenture” means that certain Indenture, dated as of February 18, 2020, among Open Text Holdings, Inc., Open Text Corporation, each subsidiary guarantor from time to time party thereto, The Bank of New York Mellon, as U.S. Trustee, and BNY Trust Company of Canada, as Canadian Trustee (as amended, supplemented or otherwise modified from time to time).

“2021 OTC Indenture” means that certain Indenture, dated as of November 24, 2021, among Open Text Corporation, each subsidiary guarantor from time to time party thereto, The Bank of New York Mellon, as U.S. Trustee, and BNY Trust Company of Canada, as Canadian Trustee (as amended, supplemented or otherwise modified from time to time).

“2021 OTHI Indenture” means that certain Indenture, dated as of November 24, 2021, among Open Text Holdings, Inc., Open Text Corporation, each subsidiary guarantor from time to time party thereto, The Bank of New York Mellon, as U.S. Trustee, and BNY Trust Company of Canada, as Canadian Trustee (as amended, supplemented or otherwise modified from time to time).

“2022 OTC Indenture” means that certain Indenture, dated as of December 1, 2022, among Open Text Corporation, each subsidiary guarantor from time to time party thereto, The Bank of New York Mellon, as U.S. Trustee and Notes Collateral Agent, and BNY Trust Company of Canada, as Canadian Trustee (as amended, supplemented or otherwise modified from time to time).

“2022 Term Loan Credit Agreement” means that certain Credit Agreement, dated as of August 25, 2022, by and among Open Text Corporation, as borrower, the guarantors party thereto, the lenders party thereto from time to time and Barclays Bank PLC, as sole administrative agent and collateral agent, as amended by the First Amendment to Credit Agreement, dated as of December 1, 2022, as further amended by the Second Amendment to Credit Agreement, dated as of August 14, 2023 (as amended, supplemented or otherwise modified from time to time).

“Accounting Principles” means the accounting principles, policies, practices and methods set forth on Exhibit A.

“Accounting Firm” means a nationally recognized independent public accounting firm mutually selected and appointed by Buyer and Seller.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, from and after the Closing, the Transferred Group Companies shall cease to be “Affiliates” of Seller and the other Seller Parties and Seller and the other Seller Parties shall cease to be “Affiliates” of the Transferred Group Companies.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under U.S. state, local or non-U.S. Tax Law).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternate Arrangement” has the meaning set forth in Section 2.12(c).

“Alternative Transaction” means any merger, consolidation, acquisition, reorganization, recapitalization, divestiture, sale, purchase or other similar transaction involving the Business, any Transferred Group Company or all or substantially all of the Transferred Assets and/or Equity Securities of any Transferred Group Company (including the Transferred Equity Securities), other than the transactions contemplated by this Agreement. For the avoidance of doubt, the sale or transfer of any Equity Securities of Seller, whether directly or indirectly, including by way of consolidation, merger, scheme of arrangement or other business combination transaction, shall not constitute an Alternative Transaction.

“Ancillary Agreements” means the Confidentiality Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Transition Services Agreement, the IP Assignment Agreement, the Restrictive Covenant Agreement and the Newbury Lease Agreement.

“Antitrust Efforts Covenants” means the provisions contained in Section 5.7 or otherwise under or related to any Antitrust Matter.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Body or Laws issued by any Governmental Body that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Antitrust Matter” has the meaning set forth in Section 5.7.

“Asset Sellers” means each Seller Party that sells, transfers, conveys, assigns and/or delivers any Transferred Asset to Buyer pursuant to Section 2.4, but, for the avoidance of doubt, shall not include any Transferred Group Company.

“Assumed Benefit Plans” has the meaning set forth in Section 7.2(a).

“Assumed Employee Headcount” means seven hundred sixty-four (764).

“Assumed Liabilities” means, collectively, the following obligations and Liabilities, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable or on or off-balance sheet (in each case, other than any Excluded Liabilities):

(a) all Liabilities that are (i) expressly contemplated by this Agreement or any Ancillary Agreement (or any schedules hereto or thereto) as Liabilities to be retained, assumed or retired by Buyer or (ii) listed or described on Section 1.1(a) of the Seller Disclosure Schedules;

(b) all Liabilities to the extent arising out of or relating to (i) the conduct or operation of the Business, whether prior to, at or after the Closing or (ii) the ownership, operation or use of any Transferred Asset in the operation of the Business whether prior to, at or after the Closing;

(c) any Liabilities arising from any Legal Proceeding, and any warranty, product liability obligation or claim or similar obligation, in each case entered into, created, incurred in the course of business of, or otherwise relating to the Business, whether prior to, at or after the Closing;

(d) all Liabilities to the extent relating to or arising from the possession, occupation, operation, or maintenance of the Transferred Real Property in the operation of the Business;

(e) all Liabilities to the extent relating to the Business or the Transferred Assets arising under Environmental Laws;

(f) all Liabilities to the extent relating to or arising under the Transferred Contracts in connection with the operation of the Business;

(g) all Liabilities to the extent relating to or arising from leases for the Transferred Assets in connection with the operation of the Business;

(h) other than the Excluded Employee Benefit Liabilities or Liabilities expressly retained by Seller or any of the Seller Parties pursuant to Article 7, or Taxes that are Excluded Liabilities, all Liabilities and obligations, without duplication, relating to (i) the Assumed Benefit Plans and the Transferred Group Company Plans, (ii) the employment of any Transferred Employees in connection with the Business related to the period following the Closing Date, and (iii) all other Liabilities and obligations expressly assumed by Buyer, or in respect of which Buyer expressly agrees to indemnify and hold harmless Seller or any of the Seller Parties, pursuant to Article 7, together with the employer portion of any payroll, employment or similar Taxes related thereto (the “Assumed Employee Benefit Liabilities”);

(i) any and all (i) Liabilities for Taxes imposed on or with respect to the Business or Transferred Assets for any taxable period beginning after the Closing Date and (ii) Transfer Taxes to be borne by Buyer as provided for in Section 6.2;

(j) all Liabilities to the extent related to the Business pursuant to any Alternate Arrangement described in Section 2.12;

(k) all Liabilities to the extent expressly included in the calculation of Net Working Capital or Indebtedness in the calculation of the Purchase Price;

(l) all Liabilities relating to any Buyer’s Degrouping Charge; and

(m) all Liabilities relating to the Assumed Matter.

“Assumed Matter” has the meaning set forth in Section 3.10 of the Seller Disclosure Schedule.

“Base Purchase Price” means $2,275,000,000.

“Bill of Sale and Assignment and Assumption Agreement” means a Bill of Sale and Assignment and Assumption agreement substantially in the form of Exhibit C.

“Beneficial Ownership Regulation” has the meaning set forth in Section 5.12(b).

“Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject thereto), and all other employment, consulting, severance, termination, retirement, profit sharing, bonus, commission, incentive, deferred compensation, retention or change in control plan, program, arrangement, agreement or commitment, or bonus, pension, stock option, restricted equity or other equity or equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, other welfare fringe benefit or any other compensation or benefit plan, program, arrangement, agreement, fund or commitment.

“Business” means the Application Modernization and Connectivity business of Seller, as conducted by Seller and its Subsidiaries during the twelve (12)-month period prior to, and as of the date hereof, which is comprised solely of (i) the distribution, sale or licensing of, provision of access to, or other commercial exploitation of the Transferred Products, in each case via a distribution system using any means (including the Internet, wireless technology, or any other tangible, non-tangible, or electronic medium, analog or digital) and (ii) research and development, customer support and maintenance and other ancillary services, in each case, in connection with the activities set forth in clause (i).

“Business Benefit Plan” means any Seller Benefit Plan in which any Employee or Former Employee participates or is entitled to participate or to which any Employee or Former Employee is a party or under or with respect to which any of the Transferred Group Companies has any Liabilities (including, for the avoidance of doubt, any Assumed Benefit Plan and Transferred Group Company Plan); provided, however, that in no event shall any Seller Governmental Plan be considered to be a Business Benefit Plan.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions in New York, New York or Toronto, Ontario, Canada are authorized or required by Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Business Employee” means (i) in each jurisdiction other than the United Kingdom and the European Union, each of those employees of Seller or a Subsidiary thereof (excluding the Transferred Group Companies) as of the date of this Agreement who during the course of their employment generally spend more than 50% of their business time providing services to the Business or the Transferred Assets (in any case, other than general and administrative employees (“G&A employees”)), (ii) each employee hired by Seller or a Subsidiary thereof (excluding the Transferred Group Companies) on or after the date hereof and prior to the Closing, in accordance with the terms of this Agreement, to provide a majority of their services for the Business or the Transferred Assets (other than, except as otherwise listed, any G&A employees) and/or (iii) each employee designated by Buyer and Seller to satisfy this Business Employee definition (including employees to be listed from the United Kingdom and the European Union), in the cases of clauses (ii) and (iii), as listed on Section 1.1 of the Seller Disclosure Schedules, which schedule, until promptly following the date hereof, may be anonymized by Seller in order to comply with applicable data privacy laws, and which schedule may, subject to the terms of Section 5.1(b)(viii), be updated from time to time prior to the Closing Date.

“Business IT Assets” means, collectively, the Transferred IT Assets and all other IT Assets used in the operation of the Business (including, for the avoidance of doubt, all IT Assets made available from the Seller Parties under the Transition Services Agreement).

“Business Financial Data” means unaudited combined accounts receivable of the Business (excluding the Hummingbird Business) and deferred revenue of the Business (including the Hummingbird Business) as at June 30, 2023 and September 30, 2023 and unaudited combined revenue of the Business (including the Hummingbird Business) and direct professional services cost and direct research and development expenses of the Business (excluding the Hummingbird Business) for the twelve-month period ended in June 30, 2023 and the three-month period ended September 30, 2023.

“Business Top Customers” has the meaning set forth in Section 3.14.

“Business Top Suppliers” has the meaning set forth in Section 3.14.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Benefit Plan” means each Benefit Plan (other than those providing for Excluded Benefits) sponsored, maintained or contributed to by Buyer or any of its Subsidiaries or with respect to which Buyer or any of its Subsidiaries is a party and in which any Transferred Employee is expected to be eligible to participate or derive a benefit immediately following the Closing Date.

“Buyer Indemnitees” has the meaning set forth in Section 10.2.

“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of the Buyer Parties to perform their obligations under, or consummate the transactions contemplated by, this Agreement.

“Buyer Savings Plans” has the meaning set forth in Section 7.3(c).

“Buyer Termination Fee” has the meaning set forth in Section 9.3(a).

“Buyer’s Degrouping Charge” has the meaning set forth in the definition of “Degrouping Charge”.

“Canada Holdco” means the entity to be formed in accordance with page 27, step 4 under the Canada carve out steps of the Internal Reorganization Plan.

“Canada Share Seller” has the meaning set forth on Schedule I.

“Canadian Tax Elections” means any relevant and applicable election requested by Buyer under (i) Part IX of the Excise Tax Act (Canada), (ii) an Act respecting the Quebec sales tax, (iii) subsection 20(24) of the Tax Act (including any corresponding election as may be required under the laws of provincial application) (iv) section 22 of the Tax Act (including any corresponding election under the laws of provincial application), and (v) section 56.4 of the Tax Act, in each case, to lawfully seek to minimize the Taxes payable (including by way of refund or credit) with respect to the consummation of the sale of the Transferred Assets used in a business carried on by any Asset Seller in Canada.

“Cash Incentive Payments” has the meaning set forth in Section 7.1(f).

“Cash Incentive Payments Amount” means the aggregate sum of the Cash Incentive Payments required to be made by Buyer or its Subsidiary in accordance with Section 7.1(f) (together with any employer portion of any Taxes due thereon).

“CEWS” means the Canada Emergency Wage Subsidy, promulgated under Bill C-14 and assented to on April 11, 2020, as amended, and any other COVID-19 related grant or loan program or direct or indirect wage or rent subsidy offered by any Governmental Body.

“Chosen Court(s)” has the meaning set forth in Section 11.9(b).

“Claim” has the meaning set forth in Section 10.5(a).

“Claim Notice” has the meaning set forth in Section 10.5(a).

“Closing” has the meaning set forth in Section 2.9(a).

“Closing Allocation Schedule” has the meaning set forth in Section 2.11.

“Closing Date” has the meaning set forth in Section 2.9(a).

“Closing Employee Headcount” means the actual number of Employees as of the Measurement Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a collective bargaining representative, employee representative, trade union, labor union, labor or management organization, group of employees, or works councils or similar representative bodies including any national or sector specific collective agreements.

“Company Employees” means (i) the employees of the Transferred Group Companies as of the date of this Agreement; (ii) the employees of the Seller or any Subsidiary thereof (other than the Transferred Group Companies) who become employees of the Transferred Group Companies prior to Closing in accordance with the terms of this Agreement, the Internal Reorganization or the UK Internal Reorganization; and (iii) each employee hired by the Transferred Group Companies on or after the date hereof and prior to the Closing, in accordance with the terms of this Agreement.

“Competition Act” means the Competition Act (Canada), R.S.C., 1985, c. C-34.

“Compliant” means, with respect to any Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make such Required Information not misleading in light of the circumstances under which it was made available; (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Information (other than such provisions for which compliance is not customary in a “Rule-144A-for-life” high yield offering of debt securities of such type or is otherwise expressly excluded pursuant to the terms of this Agreement); and (iii) the financial statement and other financial information included in such Required Information that is available to Buyer on the first day of the Marketing Period would be sufficiently current to satisfy the requirements of Rule 3-12 of Regulation S-X under the Securities Act to permit a registration statement using such financial statements to be declared effective by the Securities and Exchange Commission on the last day of the Marketing Period and would not become “stale” or otherwise be unusable under customary practices for offerings and of “Rule-144A-for-life” high-yield debt securities on any day during the fifteen (15) consecutive Business Day period beginning on such date and are sufficient to permit the Business’s independent auditor to issue a customary “comfort”

letter to the Debt Financing Sources, including as to negative assurances and change period, in order to consummate any “Rule-144A-for-life” high yield offering of debt securities on any day during the Marketing Period (and such auditors have confirmed they are prepared to issue such customary comfort letters subject to their completion of customary procedures).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 6, 2023, between Seller and Buyer.

“Consent” means any approval, authorization, consent, ratification, permission, exemption or waiver of or by any third Person, including any Governmental Body (including the expiration or termination of any waiting period (including any extension thereof) under any applicable Antitrust Law or Foreign Investment Law).

“Contract” means any written or legally binding oral contract, agreement or other legally binding arrangement or instrument, including any written note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“Covered Award” has the meaning set forth in Section 7.4.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics, or disease outbreaks, or any escalation or worsening of any of the foregoing (including subsequent waves).

“CTA 2009” means the United Kingdom Corporation Tax Act 2009.

“Data Room” means the “Project Big Iron” electronic data site hosted by Intralinks and to which Buyer and its Representatives have been given access in connection with the transactions contemplated hereby.

“Data Security Requirements” means, collectively, all of the following to the extent applicable to the Processing of Personal Data or otherwise relating to data privacy or data security in connection with the Business: (i) the Seller Parties’ or Transferred Group Companies’ publicly-posted policies (including website privacy policies); (ii) all applicable Laws; and (iii) obligations in Contracts into which any of the Seller Parties (with respect to the Business) or any Transferred Group Company has entered or by which any Seller Party (with respect to the Business) or Transferred Group Company is bound.

“Debt Commitment Letter” has the meaning set forth in Section 4.4.

“Debt Financing” has the meaning set forth in Section 4.4.

“Debt Financing Commitments” has the meaning set forth in Section 4.4.

“Debt Financing Sources” has the meaning set forth in Section 4.4.

“Degrouping Charge” means a charge to tax arising to any Transferred Group Company as a result of the application of section 345 CTA 2009, section 780 CTA 2009, section 179 TCGA or any similar legislation under the laws of any jurisdiction, as a result of the transactions contemplated by this Agreement, but excludes any such charge to tax (a “Buyer’s Degrouping Charge”) that would not have arisen but for the breach by Buyer of any of its representations, warranties, covenants or agreements in paragraphs (a), (b) or (c) of Section 6.9.

“Direct Claim” has the meaning set forth in Section 10.5(a).

“DOJ” means the U.S. Department of Justice.

“Dutch Business” means the Business conducted by the Dutch Subsidiaries.

“Dutch Purchase Agreement” has the meaning set forth in Section 7.12.

“Dutch Signing Protocol” has the meaning set forth in Section 7.12.

“Dutch Subsidiaries” means Microfocus B.V., Microfocus International Trade B.V., Microfocus Nederland B.V. and Open Text Cooperatief U.A.

“French Put Option Expiry Date” has the meaning set forth in Section 2.14.

“French Subsidiaries” means the following companies incorporated in France: Micro Focus SAS, Micro Focus France SAS and Open Text SARL.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 2.9(a).

“Employees” means the Business Employees and the Company Employees.

“Employee Consultation Procedure” has the meaning set forth in Section 7.7.

“Encumbrance” means any lien, license, pledge, mortgage, deed of trust, easement, encroachment, security interest or encumbrance.

“Environmental Laws” means all Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources or, to the extent relating to exposure to Hazardous Materials, the protection of human health and safety.

“Equity Financing” has the meaning set forth in Section 4.4.

“Equity Financing Commitment” has the meaning set forth in Section 4.4.

“Equity Securities” means with respect to any Person, (i) any capital stock, limited liability company interests, membership interests, other share capital, equity or ownership interest or voting security, (ii) any securities (including debt securities) convertible into or exchangeable or exercisable for any capital stock, limited liability company interests, membership interests or other share capital, equity or ownership interest or voting security, or containing any profit participation features, (iii) any rights, puts, calls, warrants or options to subscribe for or to purchase or sell any capital stock, limited liability company interests, membership interests, other share capital, equity or ownership interest or voting security, or securities containing any profit participation features, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for any capital stock, limited liability company interests, membership interests, other share capital, equity or ownership interest or voting security or securities containing any profit participation features, (iv) any equity appreciation rights, phantom equity rights, or other rights the value of which is linked or otherwise measured by reference to the value of any securities or interests referred to in clauses (i) through (iii) above or other similar rights or (v) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Estimated Indebtedness Amount” has the meaning set forth in Section 2.9(c).

“Estimated Net Working Capital” has the meaning set forth in Section 2.9(c).

“Estimated Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.9(c).

“Estimated Purchase Price” means the Base Purchase Price, plus (a) the Net Working Capital Adjustment Amount, minus (b) the Estimated Indebtedness Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means all assets, properties or rights of the Seller Parties (including the Transferred Group Companies) other than the Transferred Assets, including the following (but in all cases excluding the Transferred Assets):

(a) all rights of Seller and any of its Affiliates pursuant to this Agreement or any of the Ancillary Agreements (for the avoidance of doubt, other than rights of any Subsidiary of Buyer after the Closing);

(b) (i) all cash and cash equivalents of Seller, the other Assets Sellers, the Share Sellers, the Transferred Group Companies and their respective Affiliates and (ii) bank or other deposit accounts of Seller, the other Asset Sellers, the Share Sellers and their respective Affiliates (but excluding the Transferred Group Companies);

(c) Excluded Intellectual Property;

(d) all IT Assets other than the Transferred IT Assets;

(e) (i) the employment and personnel records of Seller’s, the Asset Sellers’, the Share Sellers’ and their respective Affiliates’ employees who are not Transferred Employees and (ii) any employment and personnel records of the Transferred Employees the transfer of which is prohibited by Law (including Laws relating to the Processing of Personal Data) or by any agreement with Transferred Employees or any union representing such Transferred Employees;

(f) except as set forth in Section 5.21, all rights to insurance policies or practices of the Seller Parties and their respective Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, any claims made under such policies and the right to make claims under such policies;

(g) all books and records, business records, files and documents financial and other records (including accounting records) of the Seller Parties and their respective Affiliates other than the Transferred Books and Records;

(h) (i) all rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts (other than such rights with respect to the Business in Transferred Contracts, New Contracts or Alternate Arrangements), such rights with respect to Trade Secrets set forth in clause (h) of the definition of Transferred Asset and as set forth in Section 7.7, (ii) all records (x) relating to the negotiation and consummation of the transactions contemplated by this Agreement or (y) prepared in connection with the potential divestiture of all or a part of the Business and (iii) all privileged communications with legal counsel representing the Seller Parties or their respective Affiliates in connection with the transactions contemplated by this Agreement and the right to assert the attorney-client privilege with respect thereto (other than in connection with third-party claims following the Closing not involving the Seller Parties);

(i) the rights and interests (whether presently known or unknown, contingent or otherwise) under any Contract (including of the Transferred Group Companies) to the extent not related to the Business, including under any such Contract relating to, but not exclusively relating to, the Business (each such shared Contract, a “Seller Shared Contract”), which Seller Shared Contracts shall be Excluded Assets (other than as expressly provided for in clause (f) of the definition of “Transferred Assets”);

(j) all Permits of the Seller Parties or their respective Affiliates other than the Transferred Permits;

(k) all of the issued and outstanding capital stock of, or other Equity Securities in, the Seller Parties and their respective Affiliates (other than the Transferred Group Companies);

(l) the sponsorship of and all assets relating to any Seller Benefit Plan (other than an Assumed Benefit Plan or Transferred Group Company Plan), and those specifically set aside to fund the payment of Excluded Employee Benefit Liabilities;

(m) any and all assets that are expressly contemplated by any Ancillary Agreement as assets to be retained by or conveyed to Seller or any of its Affiliates (other than the Transferred Group Companies) and any legal predecessors thereto;

(n) Tax Assets, including prepaid Taxes and all refunds, credits, overpayments or similar items or recoveries with respect to Taxes described in clause (e) of the definition of Excluded Liabilities;

(o) Personal Data (including of the Transferred Group Companies) other than (i) Personal Data included in the employment and personnel records set forth in clause (g)(ii) of the definition of Transferred Asset and (ii) Personal Data (including of customers, suppliers and vendors of the Business) included in the Transferred Books and Records;

(p) all assets (including of the Transferred Group Companies) used in connection with the provision of Overhead and Shared Services, other than the Transferred Assets;

(q) the assets listed on Section 1.1(b) of the Seller Disclosure Schedules;

(r) all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind (including of the Transferred Group Companies), including rights arising under warranties, representations, indemnities and guarantees made by customers, suppliers, vendors and licensors to the extent not related to the Business, the Transferred Assets, the Assumed Liabilities or Losses for which Buyer (or, after the Closing, the Transferred Group Companies) is liable;

(s) Seller Tax Records;

(t) any assets of the French Business, unless Seller has exercised the French Put Option in accordance with Section 2.14; and

(u) any assets other than the assets listed or described in the definition of Transferred Asset;

provided, that, in the event of any conflict in interpretation between this definition of Excluded Assets and the definition of Transferred Assets, the definition of Transferred Assets shall control.

“Excluded Information” means (i) any information regarding any projections, ownership or an as-adjusted capitalization table, (ii) any pro forma financial information or statements (except as otherwise set forth in clause (i)(B) of the definition of “Required Information” and clause (vi) of Section 5.12(b)), (iii) any description of the Financing, including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes” or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (iv) risk factors relating to all or any component of the Financing or the pro forma capital structure, (v) subsidiary financial statements, (vi) “segment reporting” financial information, (vii) financial statements or information required by Rule 3-05 (except as otherwise set forth in clause (i)(A) of the definition of “Required Information”), 3-09, 3-10, 3-16, 13.01 or 13.02 of Regulation S-X, any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and (viii) other information customarily excluded from an offering memorandum for offerings of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.

“Excluded Intellectual Property” means all Intellectual Property Rights other than the Transferred Intellectual Property. Excluded Intellectual Property includes the Intellectual Property Rights that are owned by a Seller Party as of the Closing Date in and to the software components set forth on Section 1.1(c) of the Seller Disclosure Schedules.

“Excluded Liabilities” means, collectively, any and all of the obligations and Liabilities of the Seller Parties and their Affiliates (including for this purpose and for purposes of the sub-clauses of this definition, for the avoidance of doubt, the Transferred Group Companies), whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable or on or off-balance sheet, other than the Assumed Liabilities (including any Buyer’s Degrouping Charge), including the following:

(a) all Liabilities to the extent related to the Excluded Assets or the businesses of Seller and its Affiliates (other than the Business);

(b) all Liabilities to the extent relating to the Excluded Assets or the businesses of Seller and its Affiliates (other than the Business) arising under Environmental Laws;

(c) except for any Liabilities of Buyer or its Affiliates under this Agreement or any Ancillary Agreement, all Liabilities of Seller and its Affiliates in connection with or relating to the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including (i) fees and expenses of counsel, accountants, consultants, advisers, investment bankers, auditors, experts and other Representatives (other than such fees and expenses for which Buyer has agreed to reimburse or indemnify Seller pursuant to this Agreement or any Ancillary Agreement) and (ii) change of control payments, sale or other bonuses, retention obligations, phantom equity payments or similar amounts payable to any employees or service provider of the Seller or its Affiliates in connection with the transactions contemplated hereby, together with, in each case, the employer portion of any payroll, employment or similar Taxes related thereto (excluding, for the avoidance of doubt, the value of any Unvested Equity Replacement Awards, any Assumed Employee Benefit Liabilities, severance for which Buyer and its Affiliates are responsible pursuant to Section 7.1(e) and any other amounts payable in connection with arrangements entered into by, or at the written direction of, Buyer or its Affiliates);

(d) (i) all Liabilities and obligations retained by Seller or any of its Affiliates pursuant to Article 7 (including Liabilities and obligations for the Covered Awards, but excluding all Liabilities and obligations for Unvested Equity Replacement Awards), (ii) other than the Assumed Employee Benefit Liabilities or as expressly assumed by Buyer and its Affiliates pursuant to Article 7, all Liabilities under or with respect to any Seller Benefit Plan or any other Benefit Plan that is sponsored, maintained or contributed to by Seller or any of its Affiliates or under or with respect to which Seller or any of its Affiliates has any Liabilities (and, for the sake of clarity, any unpaid retention obligations to any Employee, Former Employee or current or former individual service provider of the Business (together with the employer portion of any payroll, employment or similar Taxes related thereto) shall not be Assumed Employee Benefit Liabilities), (iii) other than any Assumed Employee Benefit Liabilities or as expressly assumed by Buyer and its Affiliates pursuant to Article 7, all Liabilities in respect of or to the extent relating to the employment, or termination of employment, of any Transferred Employee prior to or at Closing and (iv) other than the Assumed Employee Benefit Liabilities or as expressly assumed by Buyer and its Affiliates pursuant to Article 7, all Liabilities in respect of or to the extent relating to the employment, or termination of employment, of any current or former director, officer, employee (including any former employee of the Seller Parties or their Affiliates), consultant, independent contractor or other individual service provider of any Seller Party or their respective Affiliates, including any Liabilities for any actual or prospective work relationship or the termination thereof, together with, in each case, the employer portion of any payroll, employment or similar Taxes related thereto (collectively, the “Excluded Employee Benefit Liabilities”);

(e) any and all Liabilities for Taxes that are (i) Taxes attributable to or imposed on any Seller Party or any of its Affiliates (other than the Transferred Group Companies) or for which any Seller Party or any of its Affiliates (other than the Transferred Group Companies) may otherwise be liable, including as a transferee, successor, by contract or otherwise, without regard to whether such Taxes relate to a Pre-Closing Tax Period, (ii) Seller’s Pre-Closing Taxes, (iii) Seller’s Reorganization Taxes, (iv) the employer portion of any payroll or employment Taxes attributable to compensatory payments made by Seller or any of its Affiliates or any of the Transferred Group Companies in connection with the consummation of the transactions contemplated by this Agreement (including any such Taxes included in the Cash Incentive Payments Amount), and (v) Transfer Taxes to be borne by Seller in accordance with Section 6.2;

(f) all Liabilities listed or described on Section 1.1(d) of the Seller Disclosure Schedules;

(g) all notes payable and indebtedness of Seller and its Affiliates and all other Liabilities of Seller and its Affiliates that would constitute Indebtedness if they were Liabilities of the Transferred Group Companies (except to the extent expressly included in Indebtedness in the calculation of Purchase Price hereunder);

(h) all Liabilities of the Seller or any of its Affiliates (other than any Transferred Group Company) under this Agreement or any Ancillary Agreement;

(i) all Liabilities (other than any Taxes, which are addressed solely in clause (e) of this definition) to the extent relating to or arising out of the Internal Reorganization;

(j) all Liabilities arising under or relating to the Intercompany Contracts (other than any Ancillary Agreement, the UK Loan Notes and any Contract listed in Section 5.16(b) of the Seller Disclosure Schedule), including any Liabilities arising from the satisfaction or settlement thereof by whatever method pursuant to Section 5.16(b) or otherwise; and

(k) all Liabilities of the French Business, unless Seller has exercised the French Put Option in accordance with Section 2.14;

“Exigency Actions” shall mean all reasonable actions taken, planned or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of COVID-19 or any other Exigency Event, its impact on economic conditions, its impact on the operations of Seller and its Affiliates, related risks to the health and safety of any Person, or actions taken by Governmental Bodies or other Persons in response thereto.

“Exigency Measures” shall mean any quarantine, ‘shelter in place,’ ‘stay at home,’ reduced capacity, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, pronouncement, or recommendation promulgated by any industry group or any Governmental Body, including the Public Health Agency of Canada, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other Exigency Event, including the CARES Act and Families First Act and CEWS.

“Financing” has the meaning set forth in Section 4.4.

“Financing Commitments” has the meaning set forth in Section 4.4.

“Financing Sources” has the meaning set forth in Section 4.4.

“Foreign Investment Law” means any federal, state or local foreign investment Law that provides for national security and/or public order reviews in connection with the acquisition of any interests in or assets of a business.

“Former Employee” means each former employee of the Seller Parties or any of their respective Affiliates (including the Transferred Group Companies) who, at the time of termination of employment, was providing a majority of his or her business time to the Business.

“Fraud” means (a) with respect to the Seller Parties, common law fraud under the Laws of the State of Delaware with respect to the making of the representations and warranties pursuant to Article 3 or any certificate delivered pursuant hereto or thereto and (b) with respect to the Buyer Parties, common law fraud under the Laws of the State of Delaware with respect to the making of the representations and warranties pursuant to Article 4 or any certificate delivered pursuant hereto or thereto.

“French Business” means the Business conducted by the French Subsidiaries.

“French Information and Consultation Procedures” has the meaning set forth in Section 2.14(a).

“French Exercise Notice” has the meaning set forth in Section 2.14(a).

“French Purchase Price” means an amount to be determined after the date hereof in accordance with Section 2.11(a).

“French Put Option” has the meaning set forth in Section 2.14.

“French Put Option Expiry Date” has the meaning set forth in Section 2.14.

“French Subsidiaries” means the following companies incorporated in France: Micro Focus SAS, Micro Focus France SAS and Open Text SARL.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any supranational, federal, national, provincial, territorial, state, local, domestic, municipal, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization or arbitral body (public or private).

“Group Relief” means: (i) group relief capable of being surrendered or claimed pursuant to Part 5 of the United Kingdom’s Corporation Tax Act 2010 (“CTA 2010”); (ii) a tax refund capable of being surrendered or claimed pursuant to section 963 of CTA 2010; (iii) the notional transfer of an asset or reallocation of a gain or loss pursuant to section 171A of the United Kingdom’s Taxation of Capital Gains Act 1992; (iv) the notional reallocation of gain pursuant to section 792 of CTA 2009; or (v) any other Tax Relief available to be allocated or reallocated between members of a group, consortium or other association for Tax purposes whether in the United Kingdom or any other jurisdiction.

“Hazardous Materials” means: (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, per- or polyfluoroalkyl substances, and polychlorinated biphenyls; (ii) any chemicals, materials, wastes or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (iii) any other chemical, material, waste or substance, exposure to which is prohibited, limited or regulated by, or for which Liability or standards of conduct may be imposed under, any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Hummingbird Business” means the Host Connectivity business of Seller, as conducted by Seller and its Subsidiaries (other than Micro Focus (US) International Holdings Inc. and its Subsidiaries), which is comprised solely of (i) the distribution, sale or licensing of, provision of access to, or other commercial exploitation of the Hummingbird Products, in each case via a distribution system using any means (including the Internet, wireless technology, or any other tangible, non-tangible, or electronic medium, analog or digital) and (ii) research and development, customer support and maintenance and other ancillary services, in each case, in connection with the activities set forth in clause (i).

“Hummingbird Products” means the following products:

Portfolio Name	Product Line Name	Product Hierarchy Name
OT Connectivity	Host Explorer	Host Explorer
OT Connectivity	Exceed Classic	Exceed 3D
OT Connectivity	Exceed Classic	Exceed Freedom
OT Connectivity	Exceed Classic	Exceed PowerSuite
OT Connectivity	Exceed Classic	Exceed XDK
OT Connectivity	Exceed OnDemand	Exceed OnDemand
OT Connectivity	Exceed TurboX	Exceed TurboX
OT Connectivity	SecureCom	Secure Shell
OT Connectivity	SecureCom	Secure Server
OT Connectivity	SecureCom	Secure Terminal
OT Connectivity	SecureCom	SOCKS Client
OT Connectivity	NFS Family	NFS Client
OT Connectivity	NFS Family	NFS Gateway
OT Connectivity	NFS Family	NFS Solo
OT Connectivity	NFS Family	NFS Server

“Indebtedness Amount” means, as of the Measurement Time, the aggregate sum of all Indebtedness as of immediately prior to the Closing.

“Indebtedness” means, without duplication, the amount of (i) indebtedness for borrowed money of the Transferred Group Companies (including obligations under leases required to be capitalized under GAAP), (ii) indebtedness of the Transferred Group Companies evidenced by any note, bond, debenture or other debt security, (iii) all obligations of the Transferred Group Companies under any letter of credit, banker’s acceptance or similar credit transaction to the extent drawn, (iv) all Liabilities of a Transferred Group Company to current or former equityholders in respect of dividends or other distributions declared prior to Closing, (v) all unfunded or underfunded Liabilities associated with any Assumed Benefit Plan, Transferred Group Company Benefit Plan, or any other Benefit Plan with respect to which the Business has any Liability, whether defined contribution or defined benefit, and including for the avoidance of doubt any statutory, pension, gratuity, termination or retirement indemnities or other obligations outside of the United States, (vi) the Cash Incentive Payments Amount, (vii) the Pro-Rata Unvested Equity Award Amount, together with the employer portion of any payroll, employment or similar Taxes related thereto, (viii) all unpaid current Taxes of the Transferred Group Companies for any Pre-Closing Tax Period, determined in accordance with Section 6.3(c) and by disregarding any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions and, for the avoidance of doubt, by excluding all deferred Tax liabilities established for GAAP purposes (the amount of which shall in no event be less than zero for any taxable period or any particular Tax imposed on any taxpayer by any jurisdiction) (“Pre-Closing Taxes”), (x) other than any amounts that constitute Assumed Employee Benefit Liabilities, any (A) unpaid bonuses, commissions or similar incentives, unpaid retention, and unpaid severance in respect of terminations that occur prior to the Closing, in each case, in respect of or payable by the Transferred Group Companies or otherwise assumed as a payment obligation by Buyer or its Affiliates by operation of Law or otherwise, regardless of whether paid by the Transferred Group Companies and (B) outstanding, unpaid change of control payments, sale or other bonuses, retention obligations, phantom equity payments, severance or similar amounts incurred or triggered but unpaid as of immediately prior to the Closing that are payable by the Transferred Group Companies or otherwise assumed as a payment obligation by Buyer or its Affiliates by operation of Law or otherwise in connection with the transactions contemplated hereby, together with, in each case, of clauses (A) and (B), the employer portion of any payroll, employment or similar Taxes related thereto (but excluding, in each case, any severance obligations for which Buyer is responsible pursuant to Section 7.1(e)), (xi) accrued but unused vacation, holiday or other paid time off of the Transferred Employees to the extent Seller has not elected prior to Closing to pay such amounts out to the applicable Transferred Employee, (xii) any Transaction Expenses of the Transferred Group Companies, (xiii) any indebtedness of a Person of a type that is referred to in clauses (i) through (xii) above and which is either guaranteed by the Transferred Group Companies, and (xiii) all accrued interest, prepayment premiums or penalties related to any of any indebtedness referred to in clauses (i) through (iii) and (viii). Notwithstanding anything herein to the contrary, Indebtedness shall not include the amount of (i) any Buyer’s Degrouping Charge or the UK Loan Notes or (ii) the UK Loan Notes.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“InnerSource Code” has the meaning set forth in the definition of Transferred Code.

“InnerSource Code License Agreement” has the meaning set forth in Section 5.11(b).

“Intellectual Property Rights” means all worldwide intellectual property rights and similar proprietary rights, whether registered or unregistered, including all such rights in: (a) trademarks, trade names, corporate names, service marks, logos, slogans, trade dress and other source indicators and applications and registrations therefor, and all goodwill symbolized thereby (“Trademarks”); (b) Internet domain names (“Domain Names”); (c) copyrights, works of authorship (whether registered or unregistered or copyrightable or not) and other copyrightable works, including copyrights in Software, together with registrations and applications for registrations thereof (“Copyrights”); (d) confidential or proprietary information, including trade secrets and know-how, inventions (whether or not patentable or reduced to practice), ideas, marketing, business and technical information, algorithms, processes, formulae, research and development data, models and methodologies, techniques, protocols, and specifications (“Trade Secrets”); (e) any patents and patent applications, together with any renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing (“Patents”) and (f) Software.

“Internal Reorganization” means the reorganization to be completed by Seller and its Affiliates prior to the Closing substantially in accordance with the Internal Reorganization Plan and on Section 5.13 of the Seller Disclosure Schedule.

“Internal Reorganization Plan” means the steps plan outlining the transactions and events constituting the Internal Reorganization, set forth in Exhibit E attached hereto, as it may be amended from time to time in accordance with Section 5.13.

“Investment Canada Act” means the Investment Canada Act, R.S.C., 1985, c. 28 (1st Supp.).

“IP Agreement” means each Contract required to be set forth on Section 3.12(a), Section 3.12(c) or Section 3.12(d) of the Seller Disclosure Schedules.

“IP Assignment Agreement” means the short form Intellectual Property Rights assignment agreement substantially in the form attached hereto as Exhibit F for the purposes of filing at the United States Patent and Trademark Office or the United States Copyright Office (or equivalent Governmental Body), as applicable, to evidence the assignment of Registered IP pursuant to this Agreement, it being understood that Seller shall (and shall cause each Seller Party to) execute such IP Assignment Agreements, as applicable, as modified by Buyer and reasonably acceptable to Seller, for each applicable jurisdiction to the extent necessary to render each assignment document suitable for recording with the applicable Governmental Body in the applicable jurisdiction.

“IT Assets” means computer and other information technology, telecommunications, record keeping, or data processing systems or assets, including hardware, Software, firmware, servers, workstations, computers, tablets, phones, peripheral devices, networks, interfaces, platforms and data centers.

“Knowledge of Seller” or a similar phrase means the actual knowledge of the Persons set forth on Section 1.1(e) of the Seller Disclosure Schedules.

“Law” means any supranational, federal, national, provincial, territorial, state, local, municipal, foreign or other statute, law (including common law), statute, constitution, ordinance, regulation, rule, code, edict, decree, award, ruling or other legally enforceable requirement of, or Order issued, enacted, adopted, promulgated or implemented by, a Governmental Body (or under the authority of a self-regulatory organization or stock exchange).

“Leave Employees” means any Business Employee who (i) is not expected to transfer automatically by operation of applicable Law to the Buyer or any of its Subsidiaries at Closing and (ii) is absent from work on the Closing Date due to short- or long-term disability or other authorized leave of absence (but excluding persons absent from work due to vacation or ordinary paid time off).

“Legal Proceeding” means any claim, charge, audit, assessment, investigation, action, suit, litigation, arbitration, proceeding or hearing commenced by or before any court, Governmental Body or authorized arbitrator.

“Lender Related Parties” has the meaning set forth in Section 11.13(b).

“Liabilities” means all debts, liabilities (including liabilities for Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, determined or determinable, due or to become due, whenever or however arising (including whether arising out of any Law or Order, or any Contract or tort based on negligence, strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Internal Tools” means Software engineering tools the Intellectual Property Rights in which are owned by Seller or a Seller Party and that are used to design, build, test, or develop the Transferred Products, including the tools set forth on Section 1.1(f) of the Seller Disclosure Schedules.

“Losses” means Liabilities, claims, damages, penalties, judgments, assessments, losses, costs and expenses (including reasonable attorneys’, consultants’, experts’, arbitrators’ and mediators’ fees and expenses and other reasonable expenses incurred in connection with the investigation, defense and/or settlement of any claim), in any case, whether arising under strict liability or otherwise; provided, however, that “Losses” shall not include any punitive damages except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement throughout which (i) Buyer has received the Required Information and such Required Information remains Compliant during such consecutive Business Day period and (ii) all of the conditions set forth in Article 8 have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at or immediately prior to the Closing and (y) the portions of the condition set forth in Section 8.2(e) and Section 8.3(d) that are contemplated by their terms to be satisfied immediately prior to the Closing, in each case, which conditions were, as of such time, capable of being satisfied) and no event has occurred and no condition exists that would cause any of the conditions set forth in Article 8 not to be satisfied (other than (x) any such conditions that by their nature are to be satisfied at or immediately prior to the Closing and (y) the portions of the condition set forth in Section 8.2(e) and Section 8.3(d) that are contemplated by their terms to be satisfied immediately prior to the Closing, in each case, which conditions were, as of such time, capable of being satisfied), or, in the case of this clause (ii), if earlier, the date on which Buyer in its sole discretion notifies the Company that it intends to commence the Marketing Period; provided that (i) in no event shall the Marketing Period commence prior to March 31, 2024, (ii) May 27, 2024, July 3, 2024 and July 4, 2024, shall not constitute days for purposes of calculating the Marketing Period (provided, however, that such exclusion shall not restart such period) and (iii) if the Marketing Period has not been completed on or prior to August 16, 2024, the Marketing Period shall not commence until September 3, 2024; and provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen (15) consecutive Business Day period, (A) the auditor of the applicable audited financial statements of the Business has withdrawn, or has notified Seller in writing that it intends to withdraw, its audit opinion with respect to any audited financial statements included in the Required Information (in which case such fifteen (15) consecutive Business Day period shall not commence unless and until a new unqualified audit opinion is issued with respect to such audited financial statements of the Business for the applicable periods by such firm or another independent public accounting firm of recognized national standing or (B) Seller shall have publicly announced any intention to restate any financial statements included in the Required Information (in which case such fifteen (15) consecutive Business Day period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Seller has announced that it has concluded that no restatement shall be required in accordance with GAAP). If Seller reasonably and in good faith believes that it has delivered the Required Information to Buyer and that the Marketing Period has commenced, Seller shall deliver to Buyer a written notice setting forth the date on which it believes the delivery of the Required Information was completed and the Marketing Period commenced, and, subject to the foregoing sentence, the Marketing Period will be deemed to have commenced on the date set forth in such notice, unless Buyer reasonably and in good faith believes that the Marketing Period has not commenced and, within three (3) Business Days after the delivery of such notice by Seller delivers a written notice to Seller describing with reasonable specificity the reason(s) that Buyer disagrees with the notice delivered by Seller).

“Malicious Code” means any surreptitious computer code designed to disrupt, disable or harm in any manner the operation of any IT Asset, or to permit misuse of or unauthorized access to, any Personal Data or confidential or proprietary data stored thereon (including viruses, Trojan horses, worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically, with passage of time, or upon command).

“Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence or effect (each, an “Effect”), that, individually or in the aggregate together with all other Effects, (x) has, had or would reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition or results of operation of the Business, taken as a whole, or (y) would reasonably be expected to prevent, materially delay or materially impair the ability of the Seller Parties to consummate the transactions contemplated by this Agreement; provided, however, with respect to the foregoing clause (x) only, in no event shall any Effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Material Adverse Effect to the extent such Effect relates to, arises out of or results from (i) changes in general economic, political or business conditions in the United States or elsewhere in the world; (ii) changes in the credit, debt, financial, capital or labor markets or changes in inflation, interest or exchange rates or monetary policy, in each case, in the United States or elsewhere in the world; (iii) changes in conditions generally affecting the industries in which the Business operates, including changes in conditions in the software or data services industries generally; (iv) any outbreak or escalation, whether commenced before or after the date hereof, of any military conflict, declared or undeclared war, armed hostilities, social unrest, civil disobedience, riot, sabotage or acts of foreign or domestic terrorism, or any changes in political conditions or any escalation or worsening of any of the foregoing; (v) terrorism of any kind; (vi) any hurricane, tropical storm, tropical depression, flood, tornado, earthquake, epidemic, pandemic or disease outbreak (including COVID-19) or other natural disaster or acts of God or force majeure events or other comparable events or any worsening thereof (each of the matters described in clauses (iv) through (vi), an “Exigency Event”); (vii) changes or proposed changes in applicable Laws or changes or proposed changes in GAAP, in each case, after the date hereof; (viii) any failure by the Business to meet any internal or external estimates, performance metrics, operating statistics, expectations, budgets, projections or forecasts, whether or not shared with the Buyer Parties (but not the underlying Effects giving rise to such failure unless such underlying Effects would otherwise be excepted from this definition); (ix) the negotiation, execution or announcement of this Agreement, the pendency or consummation of the transactions contemplated hereby or the performance of obligations under or in compliance with this Agreement, in each case, including to the extent due to the identity of the Buyer Parties or any of their Affiliates; (x) the announcement or other disclosure of the Buyer Parties’ or any of their respective Affiliates’ plans or intentions with respect to the conduct of the Business (or any portion thereof); (xi) any action taken by the Seller Parties or their respective Subsidiaries (1) pursuant to and in accordance with this Agreement or (2) at the request or with the prior written consent of Buyer; (xii) any actions taken by the Buyer Parties or any of their respective Affiliates, agents or representatives; (xiii) any computer hacking, data breaches, ransom-ware affecting or impacting Seller or any of its Subsidiaries or (xiv) any change in any Seller Party’s (or any of its Subsidiaries’) credit rating or any change in credit default swap spreads with respect to indebtedness of the Seller Parties or any of their respective Subsidiaries (but not the underlying Effects giving rise to such failure unless such underlying Effects would otherwise be excepted from this definition); provided that in the case of the foregoing clauses (i) through (vii) and (xiii), except to the extent that such matters would have a material and disproportionate impact on the Business (taken as a whole) relative to other businesses in the industries in which the Business operates, in which case such material and disproportionate impact may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur.

“Material Contracts” has the meaning set forth on Section 3.11(a).

“Measurement Time” means (a) with respect to Net Working Capital, 12:01 a.m. Eastern Time on the Closing Date and (b) with respect to the Indebtedness Amount, immediately prior to Closing.

“Net Working Capital” means, with respect to the Business, an amount equal to the current assets of the Business (including both long-term and short-term contract assets) less the current liabilities and deferred revenue (both long-term and short-term) of the Business, in each case, (a) determined without duplication as of the Measurement Time, (b) using only those items set forth on the illustrative Net Working Capital calculation set forth on Exhibit B and (c) calculated in accordance with the Accounting Principles. Exhibit B sets forth an illustrative calculation of Net Working Capital. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any cash or cash equivalents, Transaction Expenses or Indebtedness.

“Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to:

(a) if the Net Working Capital exceeds the Target Working Capital, the difference of the Net Working Capital minus the Target Working Capital;

(b) if the Net Working Capital is less than the Target Working Capital, the difference of the Net Working Capital minus the Target Working Capital;

(c) if the Net Working Capital is equal to the Target Working Capital, the Net Working Capital Adjustment Amount shall be deemed to equal zero dollars ($0) for all purposes of this Agreement.

“Newbury Lease Agreement” means a lease agreement, in form and substance reasonably acceptable to Buyer and Seller, incorporating the terms in the Newbury Lease Term Sheet attached hereto as Exhibit G and such other terms as the parties thereto may mutually agree, to be entered into by UK MF Holdco, on the one hand, and Seller or one of its Subsidiaries, on the other hand, at the Closing.

“New Contract” has the meaning set forth in Section 2.12(b).

“Non-Transferred Asset” has the meaning set forth in Section 2.12.

“Object Code” means computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, including firmware, compiled or interpreted programmable logic, libraries, byte code, machine code and middleware.

“Open Source Software” means any Software that is licensed pursuant to any (i) license that is approved by the Open Source Initiative, (ii) “free” or “open source software” licensing model or (iii) Contract that requires as a condition of its use, modification or distribution that it, or other Software into which it is incorporated or with which it is combined or distributed or that is derived from or links to it, be (A) disclosed or distributed in Source Code form, (B) licensed for the purpose of making derivative works or (C) made available for redistribution to any Person at no or minimal charge.

“Order” means any (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Body or any arbitrator or arbitration panel or (ii) Contract with any Governmental Body entered into in connection with any Legal Proceeding.

“ordinary course of business” means ordinary course of business consistent with past practice.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, articles of amalgamation, certificate of incorporation, certificate of amalgamation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, incorporation, amalgamation or organization of such Person, including any amendments thereto or restatements thereof, in each case, as in effect as of the date of this Agreement.

“OTEX Debt Documents” means, individually or collectively, (i) 2018 Term Loan Credit Agreement, (ii) 2020 OTC Indenture, (iii) 2020 OTHI Indenture, (iv) 2021 OTC Indenture, (v) 2021 OTHI Indenture, (vi) 2022 OTC Indenture, (vii) 2022 Term Loan Credit Agreement and (viii) Revolving Credit Agreement.

“Overhead and Shared Services” means any shared service or process that is provided to or used in both (i) the Business and (ii) any of the other businesses of Seller or any of its Affiliates, including services and processes relating to: travel, meeting management and entertainment; temporary labor; office supplies (including copiers and faxes); personal telecommunications (including email); computer, telecommunications, internet and networks maintenance, services and support; software-as-a-service, platform-as-a-service and infrastructure-as-a-service; software applications, databases, platforms, data hosting and infrastructure services; any other maintenances, services or support for IT Assets; fleet management; energy/utilities; procurement and supply arrangements; treasury; public relations, legal and regulatory matters; risk management (including workers’ compensation and insurance); payroll; procurement cards and travel cards; telephone/data connectivity; disaster recovery; accounting; tax; internal audit; executive management; CRM; enterprise resource planning; quality control and oversight; research and development; engineering; product marketing; customer communications; investor relations; human resources and employee relations management; employee benefits; credit, collections and accounts payable; property management; facility management including catering, janitorial services, exercise facilities and nurse’s stations; site security; global trade compliance; and customs and excise matters.

“Owned Real Property” means all land, rights and interest thereto, together with all buildings, structures, improvements and fixtures located thereon and all easements appurtenant thereto owned by Seller or any of the Seller Parties.

“Per Employee Working Capital Cost” means $1,015.

“Permits” means all franchises, permits, certifications, licenses, easements, servitudes, variances, authorizations, rights, exemptions, approvals, consents, waivers, registrations or other authorization of Governmental Bodies issued under or with respect to applicable Laws or Orders.

“Permitted Encumbrances” means (a) Encumbrances (i) for Taxes not yet billed, or are billed but are not yet due and payable or (ii) for Taxes (A) that are being contested in good faith by appropriate Legal Proceedings and (B) with respect to which adequate reserves have been established; (b) Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen, vendors and other similar common law or statutory Encumbrances incurred in the ordinary course of business for amounts which are not yet due and payable or for amounts that are being contested in good faith by appropriate Legal Proceedings; (c) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (d) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Body; (e) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other liens, if any, that would not reasonably be expected to materially impair the current use or occupancy of any Transferred Real Property subject thereto; (f) those items set forth in Section 1.1(g) of the Seller Disclosure Schedules; (g) non-exclusive licenses under Intellectual Property granted in the ordinary course of business to customers or service providers of the Business or non-exclusive licenses of Intellectual Property Rights ancillary to the primary purpose of a commercial agreement and (h) any other Encumbrances that are not, individually or in the aggregate, material to the Business or that will be released on or prior to the Closing Date.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, unlimited liability corporation, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof, and including any Tax Authority).

“Personal Data” means (a) any information or data relating to an identified or identifiable individual or that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household, or (b) any other information or data that constitutes “personal data,” “personally identifiable information,” “personal information” or other similar defined term under applicable Law.

“Processing” means any collection, storage, use, disposal, disclosure or any other processing of data.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Pro-Rata Unvested Equity Award Amount” means an amount determined by multiplying (a) a number of Covered Awards deemed to have vested based on service with Seller (as determined based on the following sentence) from the most recent applicable vesting date (as applicable to each Covered Award) through the Closing Date by (b) the volume-weighted average sales price per share of Open Text Corporation common shares on NASDAQ, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by the Seller and Buyer) over the 30 consecutive trading days ending on the second trading day immediately prior to the Closing Date. The number of Covered Awards subject to clause (a) shall be determined by multiplying (i) the total number of Covered Awards by (ii) a fraction, the numerator of which is the number of days between the most recent applicable vesting date of the Covered Award (as applicable to each Covered Award and disregarding any vesting that will occur as a result of the Closing) and the Closing Date and the denominator of which is the total number of days between such most recent vesting date and the final vesting date of the Covered Award (disregarding any vesting that will occur as a result of the Closing).

“Purchase Price” means an amount equal to the Base Purchase Price, plus (a) the Net Working Capital Adjustment Amount, minus (b) the Indebtedness Amount.

“R&W Insurance Policy” has the meaning set forth in Section 5.20.

“Redacted Fee Letter” has the meaning set forth in Section 4.4.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all issued Patents, registered Copyrights, registered Domain Names and registered Trademarks and all applications for any of the foregoing.

“Representatives” means the directors, officers, employees, investment bankers, consultants, attorneys, accountants, agents and other advisors and representatives of a Person.

“Required Information” means (i) (A) the required combined financial statements and other pertinent financial information regarding the Business necessary to satisfy the condition set forth in paragraph (j) of Exhibit E of the Debt Commitment Letter (or any successor provision thereof), which financial statements shall include (x) audited combined financial statements of the Business as of and for the years ended December 31, 2023 and 2022, including the audited combined balance sheet of the Business as of December 31, 2023 and 2022 and the related audited combined statements of comprehensive income, members’ equity and cash flows for the fiscal years then ended, and such audited combined financial statements for any subsequent fiscal year ending thereafter and on or prior to the date that is at least 90 days prior to the Closing Date and for the comparable period of the prior fiscal year to the extent required for the Required Information to be Compliant; provided, however, that it is expressly understood that such combined financial statements shall include the Hummingbird Business only for any period from and after February 1, 2023 and (y) the unaudited combined financial statements of the Business, including the unaudited combined balance sheet of the Business and the related unaudited combined statements of comprehensive income, members’ equity and cash flows, for each fiscal quarter ending thereafter (other than the fiscal quarter ended December 31 of each year) and on or prior to the date that is at least 45 days prior to the Closing Date and the portion of the fiscal year through the end of such quarter (other than, in each case, the fiscal quarter ended December 31 of each year), and for the comparable period of the prior fiscal year, to the extent required for the Required Information to be Compliant; provided, however, that such unaudited combined financial statements will be prepared, for the relevant periods, to the extent applicable, on the basis set forth in the proviso to the immediately preceding clause (A)(x); in each case together with all related notes, schedules and other supplementary information attached thereto and prepared in accordance with GAAP and in compliance with Regulation S-X under the Securities Act and, in the case of clause (y), reviewed by Seller’s independent auditors as provided by the procedures specified by the Public Company Accounting Oversight Board in AS 4105 (Reviews of Interim Financial Information), and (B) the financial, business and other information of the Business that is requested by Buyer from Seller to the extent necessary to permit Buyer to prepare customary pro forma financial statements (provided, however, that Seller shall have no obligation to prepare any pro forma financial statements) in accordance with the requirements of Regulation S-X under the Securities Act for registered offerings of securities on Form S-1 (or any successor form thereto) under the Securities Act, and of the type and form, and for the periods (including for the twelve (12)-month period ending on the last day of the most recently completed fiscal quarter), in each case, customarily included in an offering memorandum used in a “Rule-144A-for-life” high yield offering of non-convertible high-yield debt securities, and (ii) (A) such other financial information regarding the Business (x) as may be reasonably requested by Buyer to the extent such information is of the type and form customarily included in an offering memorandum for a “Rule-144A-for-life” offerings of non-convertible high-yield debt securities (including, but not limited to, (aa) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Business covering results of operations and liquidity for the year ended December 31, 2023 as compared to the year ended December 31, 2022 and any subsequent annual or interim period required to be presented by Section (i)(A) hereto as compared to the comparable period for the prior year in each case customary for a “Rule-144A-for-life” high yield offering of non-convertible high-yield debt securities; and, (bb) if the Marketing Period commences after the end of the applicable fiscal year or quarter of the Business for any period, but prior to the delivery of audited annual or unaudited interim combined financial statements for such period, as applicable, “flash” or “recent developments” financial information for such period to the extent reasonably requested by Buyer for disclosure and reasonably reliable and readily available without unreasonable effort in such an offering memorandum customary for a “Rule-144A-for-life” high yield offering of non-convertible high-yield debt securities) or (y) as otherwise necessary to receive from the independent auditors of the Business customary “comfort” (including customary “negative assurance” and change period comfort) with respect to the financial information of the Business to be included in such offering memorandum and (B) substantially complete drafts of customary comfort letters compliant with AU Section 634, including customary “negative assurance” and change period comfort, with respect to the historical combined financial statements (and pro forma financial information to the extent customary and with respect to Seller information only) of the Business and periods following the end of the latest fiscal year or fiscal quarter, as applicable, for which historical financial statements are included in the applicable offering documents, in each case from the independent auditors of the Business, and confirmation that such auditors are prepared to deliver such comfort letters upon the “pricing” and “closing” of such offering upon completion of customary procedures during the Marketing Period. Notwithstanding anything to the contrary contained in this definition or this Agreement, in no event shall Seller or any of its Affiliates be required to provide or prepare any Excluded Information.

“Revolving Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of October 31, 2019, by and among Open Text ULC, Open Text Holdings, Inc. and Open Text Corporation, as borrowers, the guarantors party thereto, the lenders party thereto from time to time, Barclays Bank PLC, as sole administrative agent, collateral agent and swing line lender and Royal Bank of Canada, as documentary credit lender, as amended by Amendment No. 1 to Fourth Amended and Restated Credit Agreement, dated as of June 6, 2023 (as amended, supplemented or otherwise modified from time to time).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any (i) security breaches of, or unauthorized access to or use of, any of the Transferred IT Assets, including as a result of any phishing incident or ransomware attack; (ii) unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Data related to the Business; or (iii) any other incident affecting such Personal Data which would constitute a “personal data breach” (or other similar defined term) under applicable Law.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Seller or any of its Affiliates, with respect to which Seller or any of its Affiliates is a party, or under or with respect to which Seller or any of its Affiliates has any Liabilities.

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement dated as of the date hereof.

“Seller Governmental Plan” means any governmental or statutory plan, program or arrangement (including statutory severance, minimum wage, workers’ compensation requirements or mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee) or any other plan, agreement, arrangement, program or policy administered or maintained by a Governmental Body, as to which Seller or any of its Affiliates contributes, has an obligation to contribute, or otherwise has any liability for the benefit of any Business Employee or Former Employee, or under which any Business Employee or Former Employee is eligible for any payments or benefits.

“Seller Indemnitees” has the meaning set forth in Section 10.3.

“Seller Licensed Marks” has the meaning set forth in Section 5.11(f).

“Seller Parties” means Seller, the Share Sellers, the Asset Sellers and their respective Subsidiaries which Subsidiaries (i) are engaged in the Business or hold Transferred Assets or Assumed Liabilities as of the date of this Agreement or (ii) become engaged in the Business or hold Transferred Assets or Assumed Liabilities as of immediately prior to Closing (including pursuant to the Internal Reorganization); provided that, for the avoidance of doubt, from and after the Closing, “Seller Parties” shall exclude any and all Transferred Group Companies.

“Seller Products” has the meaning set forth in Section 5.11(h).

“Seller Related Parties” means Seller, any of its Affiliates and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents (but, for the avoidance of doubt, excluding from and after the Closing any Transferred Employee or Transferred Group Company).

“Seller Shared Contract” has the meaning set forth in clause (i) of the definition of Excluded Assets.

“Seller Tax Records” has the meaning set forth in Section 6.3.

“Seller’s Pre-Closing Taxes” means, to the extent not included within the Indebtedness Amount, Taxes imposed on the Transferred Group Companies for any Pre-Closing Tax Period, determined in accordance with Section 6.4.

“Seller’s Reorganization Taxes” means, to the extent not included within the Indebtedness Amount, Taxes imposed in connection with the Internal Reorganization (including, for the avoidance of doubt, any Degrouping Charge, but excluding any Buyer’s Degrouping Charge).

“Share Seller” means each Person listed as a Share Seller on Schedule I.

“Share Buyer” means each Person listed as a Share Buyer on Schedule I.

“Software” means any (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise and (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons.

“Software Cross-License Agreement” has the meaning set forth in Section 5.11(b).

“Source Code” means computer instructions in human readable form, including comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages).

“Specified Covenant” has the meaning set forth in Section 10.1(a).

“Straddle Period” means any Tax period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the Equity Securities in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Target Working Capital” means (i) negative $125.635 million (-$125,635,000) minus (ii) the Transferred Employee Headcount Adjustment.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, including without limitation any income, excise, real and personal property, sales, goods and services, harmonized sales, provincial sales, use, transfer, conveyance, payroll or other employment related tax, employment insurance, license, registration, ad valorem, value added, social charges, social security, franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, capital gains, net worth or gross receipts, custom duties, withholding, or other tax of any kind whatsoever, and other governmental fee, duty, premium, assessment or charge in the nature of a tax, together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts, in each case, whether disputed or not.

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, (5th Supp.) c. 1 and the regulations promulgated thereunder.

“Tax Assets” means any net operating loss, net capital loss, investment tax credit, foreign tax credit or any other credit, tax receivable, tax relief or tax attribute, in each case, of the Seller Parties or an Affiliate (other than a Transferred Group Company), that could be utilized or carried forward or back to reduce Taxes or result in a refund or repayment of Tax, but for the avoidance of doubt, does not include any VAT receivable relating to periods prior to Closing.

“Tax Authority” means any Governmental Body, board, bureau, body, person, department or authority of any U.S. federal, state or local jurisdiction or any non-U.S. jurisdiction, having jurisdiction to exercise any authority to impose, regulate, or administer the levy of any Tax.

“Tax Relief” means any relief, loss, allowance, credit, deduction, exemption or set-off in respect of any Tax, or any right to a repayment of Tax, and any reference to the use or set-off of a Tax Relief shall be construed accordingly and shall include use or set-off in part.

“Tax Return” means any report, return, information return, form, declaration, claim for refund, election, estimate, statement, or other document, including any related or supporting information, filed or required to be filed with any Tax Authority with respect to Taxes, including any amendment thereof or attachment thereto.

“TCGA 1992” means the United Kingdom Taxation of Chargeable Gains Act 1992.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third-Party Claim” has the meaning set forth in Section 10.5(a).

“Third-Party Commercial Code” means the Source Code or Object Code to which one or more third Persons other than Seller or any of its Affiliates or Buyer or any of its Affiliates own the rights, excluding Open Source Software.

“Trade Control Laws” means sanctions, export controls, and anti-boycott Laws, including, without limitation, those administered by the U.S. Department of Commerce, the Office of Foreign Assets Control, the Royal Canadian Mounted Police, the Canadian Border Services Agency and import controls, including, without limitation, valuation, classification and duty treatment requirements of imported merchandise, other U.S. import Laws administered by U.S. Customs and Border Protection and any non-U.S. import Laws.

“Transaction Expenses” means, to the extent not paid by any Seller Party or the Transferred Group Companies prior to the Closing, the following fees, costs and expenses incurred by the Transferred Group Companies prior to the Closing and required to be paid by the Transferred Group Companies in connection with the transactions contemplated by this Agreement: all unpaid fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, Transaction Expenses will not include any fees, costs or expenses (i) incurred by any Transferred Group Company at the direction of Buyer or any of its Affiliates; (ii) required to be paid or reimbursed by Buyer or any of its Affiliates pursuant to this Agreement; (iii) otherwise included in the calculation of Indebtedness.

“Transferred Employee Headcount Adjustment” means an amount, which may be positive or negative, equal to the product of (i) (A) Closing Employee Headcount minus (B) Assumed Employee Headcount, multiplied by (ii) the Per Employee Working Capital Cost.

“Transition Services Agreement” means that certain Transition Services Agreement, by and among Buyer and Seller, substantially in the form of Exhibit D attached hereto.

“Transferred Assets” means the following assets, properties and rights of Seller and/or its Subsidiaries (including the Transferred Group Companies, whose assets will continue to be retained by such Transferred Group Companies) (but in all cases excluding the Excluded Assets):

(a) the Transferred Real Property;

(b) the Transferred Personal Property;

(c) to the extent transferable, all of the Permits granted to Seller or any of its Affiliates or any of the Seller Parties that are used, or held for use, primarily in the Business (including any pending applications for such Permits) (the “Transferred Permits”);

(d) the Transferred Intellectual Property, together with the right to (i) collect and receive all income, royalties, damages and payments due or payable therefrom at the Closing or thereafter (including damages and payments for past or future infringements or misappropriations thereof), (ii) sue and recover for past infringements or misappropriations thereof and (iii) claim priority based thereon that, now or hereafter, may be secured throughout the world;

(e) the IT Assets (other than Software) exclusively used in or exclusively related to the Business, including those listed in Section 1.1(h) of the Seller Disclosure Schedules (the “Transferred IT Assets”);

(f) (i) each Contract with a customer, reseller or partner that is primarily related to the Business and (ii) each other Contract that is exclusively related to the Business, including, in each case, all of the rights, claims, benefits and interests under any such Contract, to which a Seller Party is party, including each of those listed in Section 1.1(i) of the Seller Disclosure Schedules (the “Transferred Contracts”), provided that Transferred Contracts shall not include (i) any Contracts relating to any Excluded Intellectual Property, which includes each of those listed in Section 1.1(j) of the Seller Disclosure Schedules, (ii) any Contract relating to the provision of Overhead and Shared Services or (iii) any vendor Contract for services to any Seller Party unless it is exclusively related to the Business; provided further that, for the purposes of this clause (f), with respect to any reseller or partner Contract, “primarily related to, used in or necessary for the Business” shall mean the Business constitutes at least fifty (50%) of the sales volume under such Contract in Dollars during the twelve (12) month period ending June 30, 2023;

(g) (i) all books and records, business records, files and documents to the extent exclusively related to the Business, the Transferred Assets or Assumed Liabilities, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the Business; (ii) with respect to Transferred Employees, in compliance with applicable Law (including Laws relating to the Processing of Personal Data), the employment and personnel records relating to the employment of such Transferred Employees with Seller or the Seller Parties but excluding, in the case of each of clauses (i) and (ii), (A) any Intellectual Property Rights (other than Transferred Intellectual Property) embodied therein and (B) Seller Tax Records ((i) and (ii), subject to the exclusions of (A) and (B), collectively, the “Transferred Books and Records”); provided, however, that: (x) Seller shall be entitled to retain a copy of any and all Transferred Books and Records; (y) Seller may retain any materials in clauses

(i) and (ii) that are not practicable to identify and extract subject to using reasonable best efforts to so identify and extract such materials and providing Buyer with copies of the portions thereof that relate to the Business; and (z) Seller shall be entitled to redact any portion of the Transferred Books and Records to the extent related to any matter other than the Business; and provided, further, that in the case of clauses (x) and (y) such retained materials shall be subject to the provisions of Section 5.10;

(h) the right to enforce the provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to the Transferred Intellectual Property;

(i) the sponsorship of and all assets relating to any Assumed Benefit Plan, and those specifically set aside to fund the payment of Assumed Employee Benefit Liabilities;

(j) to the extent transferable, all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by customers, suppliers, vendors and licensors that are primarily related to the Business (but excluding all such claims, causes of action, choses in action, rights of recovery and rights of setoff to the extent related to the Excluded Assets, the Excluded Liabilities or Losses for which Seller is liable to Buyer or any of its Affiliates);

(k) any third-party rights to reimbursements, indemnification, hold-harmless or similar rights to the extent relating to the ownership, operation, acquisition or conduct of any part of the Business;

(l) the assets listed on Section 1.1(k) of the Seller Disclosure Schedules; and

(m) any rights accruing as of the Closing of the Transferred Companies or Transferred Assets pursuant to this Agreement or any of the Ancillary Agreements;

(n) bank or other deposit accounts of the Transferred Group Companies as of the Closing;

(o) all goodwill to the extent associated with any of the Transferred Assets or the Business; and

(p) all assets to the extent expressly included in the calculation of Net Working Capital in the calculation of the Purchase Price.

“Transferred Books and Records” has the meaning set forth in the definition of Transferred Assets.

“Transferred Code” means all Source Code and Object Code (i)(x) developed specifically for the Business and used in the Transferred Products as of the Closing or (y) exclusively used in the Transferred Products as of the Closing and (ii) in the Software components set forth on Section 5.11(b)(i) of the Seller Disclosure Schedules, in all cases of (i) and (ii), excluding (A) Open Source Software, (B) Third-Party Commercial Code, and (C) the Software components set forth on Section 1.1(l) of the Seller Disclosure Schedules (the “InnerSource Code”).

“Transferred Companies” means, collectively, the Persons set forth on Schedule I under the heading “Transferred Company”.

“Transferred Contracts” has the meaning set forth in definition of Transferred Assets.

“Transferred Employees” has the meaning set forth in Section 7.1(a).

“Transferred Equity Securities” means, collectively, the Equity Securities of the Transferred Companies set forth on Schedule I under the heading “Transferred Equity Securities”.

“Transferred Group Companies” means, collectively, (i) the Transferred Companies and (ii) their respective Subsidiaries.

“Transferred Intellectual Property” means, collectively, (a) the Trademarks primarily used in the Business as of the Closing Date that are (i) set forth in Section 1.1(m) of the Seller Disclosure Schedules or (ii) deemed included in the Transferred Intellectual Property pursuant to Section 5.17(c) (collectively, the “Transferred Marks”), (b) the Domain Names primarily used in the Business as of the Closing Date that are (i) set forth in Section 1.1(n) of the Seller Disclosure Schedules or (ii) deemed included in the Transferred Intellectual Property pursuant to Section 5.17(c), (c) the Patents primarily used in the Business as of the Closing Date or covering primarily the Transferred Products as of the Closing Date and that, in each case, are (i) set forth in Section 1.1(o) of the Seller Disclosure Schedules or (ii) deemed to be included in the Transferred Intellectual Property pursuant to Section 5.17(c), (d) the registered or applied-for Copyrights primarily used in the Business that are (i) set forth in Section 1.1(p) of the Seller Disclosure Schedules or (ii) deemed included in the Transferred Intellectual Property pursuant to Section 5.17(c), (e) the Copyrights and Trade Secrets embodied in the Transferred Code, and (f) all other Intellectual Property Rights (other than Patents, Trademarks, Domain Names and registered or applied-for Copyrights and excluding Intellectual Property Rights in Software) that are owned by a Seller Party as of the Closing Date that are primarily used in the Business as of the Closing Date.

“Transferred IT Assets” has the meaning set forth in the definition of Transferred Assets.

“Transferred Permits” has the meaning set forth in the definition of Transferred Assets.

“Transferred Personal Property” means all tangible personal property other than tangible IT Assets, including tools, vehicles, machinery, equipment, furnishings, furniture, office equipment and supplies (other than any items disposed of after the date hereof in the ordinary course of business), in each case, primarily relating to or used or held for use primarily in connection with the Business.

“Transferred Products” means the products exclusively related to the Application Modernization and Connectivity business of Seller, as conducted by Seller and its Subsidiaries during the twelve (12)-month period prior to, and as of the date hereof, including (a) the products listed on Section 1.1(q) of the Seller Disclosure Schedules, (b) the products exclusively related to such business currently in development, and (c) any products from which such business has derived within the twelve (12) months) prior to the date hereof, is currently deriving or is scheduled to derive any revenue (as set forth in the Business Financial Data) from the sale, license, maintenance, support, or other provision thereof.

“Transferred Real Property” means the real property leased, licensed, subleased or used by the Business identified on Section 1.1(r) of the Seller Disclosure Schedules.

“Transfer Taxes” means all transfer, conveyancing, sales, use, real or personal property transfer, franchise, documentary, customs, stamp, filing, recordation, registration, and all other similar Taxes, duties, or other like charges, (but for the avoidance of doubt, such term shall not include any net income or capital gains Taxes, VAT or other similar Taxes) together with interest, penalties or additional amounts imposed with respect thereto.

“TUPE Regulations” means the Acquired Rights Directive (2001/23/EC) (as amended), any legislation implementing the Acquired Rights Directive, including without limitation the Transfer of Undertakings (Protection of Employment) Regulations 1981 and the Transfer of Undertakings (Protection of Employment) Regulations 2006, and any similar or equivalent legislation in any jurisdiction which is not a member state of the European Union.

“UK Holdcos” means, collectively, UK MF Holdco or UK OT Holdco and each individually, a “UK Holdco”.

“UK Loan Notes” means, collectively, the UK MF Loan Notes and the UK OT Loan Notes.

“UK Internal Reorganization” means the transactions and other actions contemplated by pages 5 through 15, steps 1 through 11 under the UK carve out steps of Internal Reorganization Plan.

“UK MF Call Option” has the meaning set forth in Section 2.2(a)(i).

“UK MF Call Option Exercise Notice” has the meaning set forth in Section 2.2(c)(i).

“UK MF Holdco” has the meaning set forth on Schedule I.

“UK MF Loan Note” means the “MFL Note” as defined on page 6, step 2 under the UK carve out steps of Internal Reorganization Plan.

“UK MF Share Seller” has the meaning set forth on Schedule I.

“UK MF Put Option” has the meaning set forth in Section 2.2(a)(ii).

“UK MF Put Option Exercise Notice” has the meaning set forth in Section 2.2(d)(i).

“UK OT Call Option” has the meaning set forth in Section 2.3(a)(i).

“UK OT Call Option Exercise Notice” has the meaning set forth in Section 2.3(c)(i).

“UK OT Holdco” means the entity to be formed in accordance with page 9, Step 5 (OTUKL incorporates New UKCo) under the UK carve out steps of the Internal Reorganization Plan.

“UK OT Loan Note” means the “New UKCo Note” as defined on page 11, step 6 under the UK carve out steps of Internal Reorganization Plan.

“UK OT Share Seller” has the meaning set forth on Schedule I.

“UK OT Put Option” has the meaning set forth in Section 2.3(a)(i).

“UK OT Put Option Exercise Notice” has the meaning set forth in Section 2.3(d)(i).

“UK Share Shellers” means, collectively, UK MF Share Seller and UK OT Share Seller and each individually, a “UK Share Seller”.

“Unvested Equity Replacement Awards” has the meaning set forth in Section 7.4.

“VAT” means value added tax, goods and services tax and any other similar tax, wherever imposed.

“VAT Group” means a group for the purposes of section 43 of the United Kingdom Value Added Tax Act 1994 or any group for VAT purposes pursuant to similar or equivalent legislation in any other jurisdiction.

ARTICLE 2

PURCHASE AND SALE OF TRANSFERRED EQUITY SECURITIES AND

TRANSFERRED ASSETS; GRANTING OF UK CALL OPTIONS AND UK PUT

OPTIONS; ASSUMPTION OF ASSUMED LIABILITIES

Section 2.1 Share Purchase. On the terms and subject to the conditions set forth in this Agreement and subject to Sections 2.2 and 2.3 below, at the Closing, Seller shall cause each Share Seller to sell, transfer, convey, assign and deliver to the applicable Share Buyer (in each case, as set forth on Schedule 2.1 or otherwise designated pursuant to the terms of this Agreement), and Buyer shall cause each Share Buyer to purchase, acquire and accept from the applicable Share Seller, free and clear of all Encumbrances, all of such Share Seller’s right, title and interest in, to and under the Transferred Equity Securities.

Section 2.2 UK MF Call Option; UK MF Put Option.

(a) Option Grant. On the terms and subject to the conditions set forth in this Agreement:

(i) in consideration of UK MF Share Seller granting the UK Buyer the UK MF Call Option pursuant to Section 2.2(a)(ii), UK Buyer hereby grants to UK MF Share Seller an option to require UK Buyer to purchase, acquire and accept all of UK MF Share Seller’s right, title and interest in, to and under the Transferred Equity Securities of UK MF Holdco and the UK MF Loan Note, in each case, free and clear of all Encumbrances (the “UK MF Put Option”).

(ii) in consideration of UK Buyer granting the UK MF Share Seller the UK MF Put Option pursuant to Section 2.2(a)(i), UK MF Share Seller hereby grants to UK Buyer an option to require UK MF Share Seller to sell, transfer, convey, assign and deliver to UK Buyer all of UK MF Share Seller’s right, title and interest in, to and under the Transferred Equity Securities of UK MF Holdco and the UK MF Loan Note, in each case, free and clear of all Encumbrances (the “UK MF Call Option”).

(b) Option Period.

(i) The UK MF Put Option may be exercised only during the period commencing on the date on which the last of the conditions to Closing set forth in Article 8 has been satisfied or waived in writing by the Parties entitled to the benefits thereof (other than (x) any such conditions that by their nature are to be satisfied at or immediately prior to the Closing and (y) the portions of the condition set forth in Section 8.2(e) and Section 8.3(d) that are contemplated by their terms to be satisfied immediately prior to the Closing, in each case, which conditions were, as of such time, capable of being satisfied) and ending on the date that is sixty (60) days thereafter, unless otherwise agreed to in writing by Buyer and Seller.

(ii) The UK MF Call Option may be exercised only during the period commencing on the date on which the last of the conditions to Closing set forth in Article 8 has been satisfied or waived in writing by the Parties entitled to the benefits thereof (other than (x) any such conditions that by their nature are to be satisfied at or immediately prior to the Closing and (y) the portions of the condition set forth in Section 8.2(e) and Section 8.3(d) that are contemplated by their terms to be satisfied immediately prior to the Closing, in each case, which conditions were, as of such time, capable of being satisfied) and ending on the date that is sixty (60) days thereafter, unless otherwise agreed to in writing by Buyer and Seller. Notwithstanding the foregoing, in no event shall the UK MF Call Option be exercised prior to the date that is thirty (30) days following the date on which the UK Internal Reorganization is completed, unless otherwise agreed to in writing by Seller.

(iii) For purposes of Section 2.2(b)(i) and Section 2.2(b)(ii) the date of exercise of the UK MF Put Option or the UK MF Call Option is the date on which the UK MF Put Option Exercise Notice or UK MF Call Option Exercise Notice (as applicable) is served and not the date on which the UK MF Put Option Exercise Notice or UK MF Call Option Exercise Notice (as applicable) is deemed to be received in accordance with Section 11.2.

(c) Exercise of the UK MF Call Option.

(i) The UK MF Call Option shall be exercised only by the UK Buyer giving the UK MF Share Seller a duly executed written notice setting forth each of the following (the “UK MF Call Option Exercise Notice”):

(A) the date on which such UK MF Call Option Exercise Notice is given; and

(B) a statement to the effect that UK Buyer is exercising the UK MF Call Option.

(ii) The UK MF Call Option may only be exercised for all of the Transferred Equity Securities of UK MF Holdco and the entirety of the UK MF Loan Note.

(iii) Once UK Buyer delivers the UK MF Call Option Exercise Notice, (A) such UK MF Call Option Exercise Notice may not be revoked without the written consent of UK MF Share Seller and (B) the UK MF Call Option shall be consummated in accordance with Section 2.9.

(d) Exercise of the UK MF Put Option.

(i) The UK MF Put Option shall be exercised only by UK MF Share Seller giving UK Buyer a duly executed written notice setting forth each of the following (the “UK MF Put Option Exercise Notice”):

(A) the date on which such UK MF Put Option Exercise Notice is given; and

(B) a statement to the effect that UK MF Share Seller is exercising the UK MF Put Option.

(ii) The UK MF Put Option may only be exercised for all of the Transferred Equity Securities of UK MF Holdco and the entirety of the UK MF Loan Note.

(iii) Once UK MF Share Seller delivers the UK MF Put Option Exercise Notice, (A) such UK MF Put Option Exercise Notice may not be revoked without the written consent of UK Buyer and (B) the UK MF Put Option shall be consummated in accordance with Section 2.9.

Section 2.3 UK OT Call Option; UK OT Put Option.

(a) Option Grant. On the terms and subject to the conditions set forth in this Agreement:

(i) in consideration of UK OT Share Seller granting the UK Buyer the UK OT Call Option pursuant to Section 2.3(a)(ii), UK Buyer hereby grants to UK OT Share Seller an option to require UK Buyer to purchase, acquire and accept all of UK OT Share Seller’s right, title and interest in, to and under the Transferred Equity Securities of UK OT Holdco and the UK OT Loan Note, in each case, free and clear of all Encumbrances (the “UK OT Put Option” collectively with the UK MF Put Option, the “UK Put Options”).

(ii) in consideration of UK Buyer granting the UK OT Share Seller the UK OT Put Option pursuant to Section 2.3(a)(i), UK OT Share Seller hereby grants to UK Buyer an option to require UK OT Share Seller to sell, transfer, convey, assign and deliver to UK Buyer all of UK OT Share Seller’s right, title and interest in, to and under the Transferred Equity Securities of UK OT Holdco, free and clear of all Encumbrances (the “UK OT Call Option” collectively with the UK MF Call Option, the “UK Call Options”).

(b) Option Period.

(i) The UK OT Put Option may be exercised only during the period commencing on the date on which the last of the conditions to Closing set forth in Article 8 has been satisfied or waived in writing by the Parties entitled to the benefits thereof (other than (x) any such conditions that by their nature are to be satisfied at or immediately prior to the Closing and (y) the portions of the condition set forth in Section 8.2(e) and Section 8.3(d) that are contemplated by their terms to be satisfied immediately prior to the Closing, in each case, which conditions were, as of such time, capable of being satisfied) and ending on the date that is sixty (60) days thereafter, unless otherwise agreed to in writing by Buyer and Seller.

(ii) The UK OT Call Option may be exercised only during the period commencing on the date on which the last of the conditions to Closing set forth in Article 8 has been satisfied or waived in writing by the Parties entitled to the benefits thereof (other than (x) any such conditions that by their nature are to be satisfied at or immediately prior to the Closing and (y) the portions of the condition set forth in Section 8.2(e) and Section 8.3(d) that are contemplated by their terms to be satisfied immediately prior to the Closing, in each case, which conditions were, as of such time, capable of being satisfied) and ending on the date that is sixty (60) days thereafter, unless otherwise agreed to in writing by Buyer and Seller. Notwithstanding the foregoing, in no event shall the UK OT Call Option be exercised prior to the date that is thirty (30) days following the date on which the UK Internal Reorganization is completed, unless otherwise agreed to in writing by Seller.

(iii) For purposes of Section 2.3(b)(i) and Section 2.3(b)(ii) the date of exercise of the UK OT Put Option or the UK OT Call Option is the date on which the UK OT Put Option Exercise Notice or UK OT Call Option Exercise Notice (as applicable) is served and not the date on which the UK OT Put Option Exercise Notice or UK OT Call Option Exercise Notice (as applicable) is deemed to be received in accordance with Section 11.2.

(c) Exercise of the UK OT Call Option.

(i) The UK OT Call Option shall be exercised only by the UK Buyer giving the UK OT Share Seller a duly executed written notice setting forth each of the following (the “UK OT Call Option Exercise Notice”):

(A) the date on which such UK OT Call Option Exercise Notice is given; and

(B) a statement to the effect that UK Buyer is exercising the UK OT Call Option.

(ii) The UK OT Call Option may only be exercised for all of the Transferred Equity Securities of UK OT Holdco and the entirety of the UK OT Loan Note.

(iii) Once UK Buyer delivers the UK OT Call Option Exercise Notice, (A) such UK OT Call Option Exercise Notice may not be revoked without the written consent of UK OT Share Seller and (B) the UK OT Call Option shall be consummated in accordance with Section 2.9.

(d) Exercise of the UK OT Put Option.

(i) The UK OT Put Option shall be exercised only by UK OT Share Seller giving UK Buyer a duly executed written notice setting forth each of the following (the “UK OT Put Option Exercise Notice”):

(A) the date on which such UK OT Put Option Exercise Notice is given; and

(B) a statement to the effect that UK OT Share Seller is exercising the UK OT Put Option.

(ii) The UK OT Put Option may only be exercised for all of the Transferred Equity Securities of UK OT Holdco and the entirety of the UK OT Loan Note.

(iii) Once UK OT Share Seller delivers the UK OT Put Option Exercise Notice, (A) such UK OT Put Option Exercise Notice may not be revoked without the written consent of UK Buyer and (B) the UK OT Put Option shall be consummated in accordance with Section 2.9.

Section 2.4 Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Asset Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from such Asset Seller, all of such Asset Seller’s right, title and interest in, to and under the Transferred Assets, free and clear of any Encumbrances other than Permitted Encumbrances; provided, however, that: (x) the Asset Sellers may retain, subject to Section 5.10, any data that is not practicable to identify and extract subject to using reasonable best efforts to so identify and extract such materials and providing Buyer with copies of the portions thereof that relate to the Business and (y) the Asset Sellers shall be entitled to redact any portion of the data not related to the Business.

Section 2.5 Excluded Assets. Notwithstanding the foregoing or anything in this Agreement to the contrary, Buyer expressly acknowledges and agrees that it is not purchasing or acquiring, and none of the Seller Parties nor any of their respective Affiliates is selling, assigning, transferring or conveying, any right, title and interest in, to or under any assets, properties or rights of the Seller Parties or their respective Affiliates (other than (a) in the case of the Asset Sellers, the Transferred Assets pursuant to and in accordance with Section 2.4, (b) in the case of the Share Sellers, the Transferred Equity Securities pursuant to and in accordance with Section 2.1, and (c) the usage rights granted to Buyer under Section 5.11) and all such other right, title, interest in, to and under the Excluded Assets shall be excluded from the Transferred Assets and to the extent held by a Transferred Group Company will be transferred out of the Transferred Group Companies to Seller and/or its Affiliates (other than the Transferred Group Companies) prior to the Closing in accordance with the Internal Reorganization Plan and Section 5.13. Without limiting the foregoing, Buyer expressly understands and agrees that the rights, titles and interests in, to and under the Excluded Assets shall be retained by the Seller Parties and their respective Affiliates (other than the Transferred Group Companies). In the event of any inconsistency or conflict that may arise in the application or interpretation of the definition of “Transferred Assets” and “Excluded Assets,” the explicit inclusion of an item on any Schedule referred to in either definition shall take priority over any textual provision of either definition that would otherwise operate to include or exclude such asset from the applicable definition.

Section 2.6 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and agree to pay, perform, satisfy and discharge when due any and all Assumed Liabilities.

Section 2.7 Excluded Liabilities. Notwithstanding the foregoing or anything in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, satisfy or discharge any Excluded Liability, each of which shall (i) be paid, performed, satisfied or discharged when due by Seller and/or its Affiliates (other than, for the avoidance of doubt, the Transferred Group Companies), and, (ii) to the extent held by a Transferred Group Company, be transferred out of the Transferred Group Companies and assumed by Seller and/or its Affiliates (other than the Transferred Group Companies) prior to the Closing. In the event of any inconsistency or conflict that may arise in the application or interpretation of the definitions of “Assumed Liabilities” and “Excluded Liabilities,” the explicit inclusion of an item on any Schedule referred to in either definition shall take priority over any textual provision of either definition that would otherwise operate to include or exclude such Liability from the applicable definition.

Section 2.8 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, at the Closing, in consideration of the sale, conveyance, assignment, transfer and delivery of the Transferred Equity Securities (including, for the avoidance of doubt, pursuant to the exercise of the MF Call Option, the UK MF Put Option, the UK OT Call Option or the UK OT Put Option, as applicable), UK Loan Notes and the other Transferred Assets, Buyer shall (a) assume, pay, perform, satisfy and discharge when due, the Assumed Liabilities and (b) pay to each Seller Party an aggregate amount in cash equal to such Seller Party’s allocable portion of the Purchase Price, in accordance with the allocation as set out in Section 2.11(a), minus the French Purchase Price if Seller does not exercise the French Put Option set forth in Section 2.14.

Section 2.9 Closing.

(a) Unless another manner, date, place or time is agreed to in writing by Buyer and Seller, the closing of the transactions contemplated hereby (including the closing of the UK MF Call Option, the UK MF Put Option, the UK OT Call Option or the UK OT Put Option, as applicable) (the “Closing”) shall take place virtually at 8:00 a.m., Eastern Time, on the date that is three (3) Business Days after the date on which Buyer (or UK Buyer) delivers a valid UK MF Call Option Exercise Notice and a valid UK OT Call Option Exercise Notice or Seller (or the applicable UK Share Seller) delivers a valid UK MF Put Option Exercise Notice and a valid UK OT Put Option Exercise Notice, as applicable, in accordance with Section 2.2 and Section 2.3 (subject to the satisfaction or waiver in writing of any conditions to Closing set forth in Article 8 that by their nature are to be satisfied on the Closing Date); provided, that if the Marketing Period has not ended as of such date, the Closing will occur on the earlier of (i) a date during the Marketing Period specified by Buyer in a written notice delivered to Seller at least three (3) Business Days’ prior to such specified date and (ii) the third (3rd) Business Day following the last day of the Marketing Period, in each case, subject to the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article 8 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time). The date on which the Closing is actually held is referred to herein as the “Closing Date”. The exchanges, transfers and deliveries at the Closing shall be deemed to be effective as of 12:01 a.m. (Eastern Time) on the Closing Date (the “Effective Time”).

(b) At or prior to the Closing:

(i) Buyer shall deliver, or cause to be delivered, to Seller:

(A) the Estimated Purchase Price, by wire transfer of immediately available funds to the account(s) of Seller or one of its Affiliates designated in writing by Seller to Buyer at least two (2) Business Day prior to the Closing Date;

(B) the certificate contemplated by Section 8.3(c); and

(C) a counterpart of each Ancillary Agreement to which Buyer or any of its Affiliates is a party or which Buyer is required to deliver, duly executed and/or properly completed, as applicable, on behalf of Buyer or such Affiliate(s).

(ii) Seller shall deliver, or cause to be delivered, to Buyer:

(A) the certificate contemplated by Section 8.2(c);

(B) a properly completed and duly executed IRS Form W-9 from each Seller Party that is created or organized under the laws of the United States or any state therein;

(C) a counterpart of each Ancillary Agreement to which Seller or its Affiliates or any of the Seller Parties is a party or which Seller is required to deliver, duly executed and/or properly completed, as applicable, on behalf of Seller or such Seller Party or Affiliate;

(D) unit and/or stock transfer form(s), as applicable, in respect of all of the Transferred Equity Securities duly completed and executed by the registered holders in favor of the applicable Share Buyer and, if applicable, corresponding share certificates and any power of attorney under which any transfer is executed on behalf of the registered holder;

(E) an irrevocable power of attorney, substantially in the form attached hereto as Exhibit H, executed by UK MF Share Seller to enable UK Buyer to exercise all voting and other rights attached to the Transferred Equity Securities for UK MF Holdco and to appoint proxies for this purpose pending registration of their transfer;

(F) an irrevocable power of attorney, substantially in the form attached hereto as Exhibit H, in the agreed terms executed by UK OT Share Seller to enable UK Buyer to exercise all voting and other rights attached to the Transferred Equity Securities for UK OT Holdco and to appoint proxies for this purpose pending registration of their transfer;

(G) (i) a letter, from each PSC confirming that he or she has ceased to be a registrable person (within the meaning of section 790C of the Companies Act 2006) in relation to UK MF Holdco; (ii) a letter, from each PSC confirming that he or she has ceased to be a registrable person (within the meaning of section 790C of the Companies Act 2006) in relation to UK OT Holdco; (iii) a list of the filing codes (if any) of each UK Holdco registered for the PROOF (Protected Online Filing) scheme at Companies House; and (iv) certified and executed board resolutions of each UK Holdco approving (1) (if so required by the UK Buyer) revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favor of such persons as the UK Buyer may nominate to operate such accounts; (2) the registration of the share transfers applicable to each UK Holdco referred to in Section 2.9(b)(ii)(D) subject only to their being duly stamped; (3) accepting the resignations referred to in Section 5.22 and appointing such persons eligible under applicable Law as the UK Buyer may nominate as directors and secretary (if any) of such UK Holdco; and (4) accepting the resignation of each UK Holdco’s current auditors and proposing a written shareholders’ resolution to appoint Buyer’s designee as auditors of such UK Holdco;

(H) release letters, if applicable, in respect of indebtedness for borrowed money providing for the automatic release of any Encumbrances securing such indebtedness for borrowed money in respect of any applicable OTEX Debt Document upon the consummation of the Closing; provided that any such release letter shall be in a form reasonably satisfactory to Buyer and signed by or on behalf of the holders of such indebtedness (drafts of which shall be provided to Buyer at least three (3) Business Days prior to the Closing); and

(I) loan note transfer form(s) in respect of all the UK Loan Notes duly completed and executed by the registered holders in favor of the UK Buyer and corresponding loan note certificates;

(c) Estimated Purchase Price. No later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a written statement (as adjusted in accordance with this Section 2.9(c), the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of the Estimated Purchase Price, Net Working Capital (“Estimated Net Working Capital”), the Net Working Capital Adjustment Amount (the “Estimated Net Working Capital Adjustment Amount”) and the Indebtedness Amount (the “Estimated Indebtedness Amount”), together with reasonable supporting detail. The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with the definitions set forth in this Agreement and the Accounting Principles. In connection with Buyer’s review of the Estimated Closing Statement, Seller shall provide, and shall cause its Affiliates and its and their Representatives to provide, to Buyer and its Representatives reasonable access upon request to all relevant work papers, schedules, memoranda and other documents and to finance personnel and Representatives of Seller and its Affiliates involved in the preparation of the Estimated Closing Statement. The Seller shall consider in good faith any reasonable input from Buyer and, to the extent reasonably necessary in light of such input, revise and redeliver the Estimated Closing Statement to Buyer.

Section 2.10 Determination of the Final Purchase Price.

(a) As soon as reasonably practicable following the Closing Date (but no later than ninety (90) days after the Closing Date), Buyer shall deliver to Seller a statement (as adjusted in accordance with this Section 2.10(a), the “Closing Statement”) setting forth Buyer’s good faith calculation of Net Working Capital, the Net Working Capital Adjustment Amount and the Indebtedness Amount, in each case, as of the Measurement Time and a calculation of the Purchase Price based thereon, in each case, including reasonably detailed calculations. The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with the definitions set forth in this Agreement and the Accounting Principles. If Buyer does not deliver the Closing Statement to Seller within ninety (90) days after the Closing Date, then (x) Seller may prepare and deliver the Closing Statement within an additional thirty (30) days thereafter (at Seller’s sole expense) or (y) if Seller does not deliver such Closing Statement within such time period, the Estimated Closing Statement will be deemed to be the final and binding Closing Statement. If Seller elects to prepare the Closing Statement in accordance with the immediately preceding sentence, Buyer shall have the right to review and disagree with the Closing Statement as if it were Seller pursuant to Section 2.10(b)(i) and (ii).

(b) The following procedures shall apply with respect to the review of the Closing Statement:

(i) Seller shall have a period of forty-five (45) days after receipt by Seller of the Closing Statement for its review thereof (the “Review Period”). During the Review Period, Buyer shall provide to Seller and its Representatives reasonable access during normal business hours to all relevant personnel and Representatives of Buyer, books and records (including the Transferred Books and Records), work papers, schedules, memoranda and other documents, in each case, prepared by or on behalf of Buyer or its Representatives in connection with its preparation of the Closing Statement and its and their calculations of the amounts shown in the Closing Statement, and other items reasonably requested by Seller in connection with Seller’s review of the Closing Statement and any dispute with respect thereto as contemplated by this Section 2.10.

(ii) If Seller does not deliver to Buyer a written statement describing any objections Seller has to the Closing Statement and Seller’s calculation of the Purchase Price (including reasonable detail of each item or amount in dispute) (an “Objection Notice”, and each such objection raised in the Objection Notice, an “Objection”) on or before the final day of the Review Period, then Seller shall be deemed to have irrevocably accepted such Closing Statement, and such Closing Statement shall be deemed to be final for purposes of the payment (if any) contemplated by Section 2.10(c). Any amount, determination or calculation contained in the Closing Statement and not disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties. For the avoidance of doubt, Seller may provide an Objection Notice and include an Objection on the basis that it has not been provided with adequate information to understand and evaluate the differences between the calculations contained in the Estimated Closing Statement, on the one hand, and the calculations contained in the Closing Statement (and/or Net Working Capital), on the other hand. If Seller delivers to Buyer an Objection Notice on or before the final day of the Review Period, then Buyer and Seller shall discuss in good faith the matters contained in the Objection Notice within thirty (30) days after Buyer’s receipt of the Objection Notice (the “Resolution Period”). If Buyer and Seller reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Closing Statement, as modified by such resolution, shall be deemed to be final for purposes of the payment (if any) contemplated by Section 2.10(c).

(iii) If such a resolution is not reached on or before the final day of the Resolution Period (or such longer period as Buyer and Seller may mutually agree), then Buyer and Seller shall promptly retain the Accounting Firm to act as an expert and not an arbitrator (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved Objections (the “Disputed Items”) to the Accounting Firm for resolution in accordance with this Section 2.10(b)(iii). Any item that is not a Disputed Item shall be deemed final and binding on the Parties. The Accounting Firm will be instructed to (A) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is (1) consistent with the terms of this Agreement and the Accounting Principles, (2) within the range of the respective positions taken by each of Seller and Buyer and (3) based solely on written submissions by Buyer and Seller with respect to the Disputed Items (and only the Disputed Items) to the Accounting Firm no later than fifteen (15) days after submission of the Disputed Items to the Accounting Firm; and (B) prepare and deliver to Buyer and Seller a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Accounting Firm’s Report”). Seller and Buyer shall provide the Accounting Firm with such financial and other relevant information of Seller and Buyer as the Accounting Firm shall reasonably request for purposes of making its final determination with respect to the Disputed Items, and Seller and Buyer shall otherwise reasonably cooperate with the Accounting Firm in connection therewith. All information (including answers to questions from the Accounting Firm) submitted by a Party to the Accounting Firm must be concurrently delivered to the other Party. Neither Buyer nor Seller, nor any of their respective Representatives, will correspond, meet or discuss any substantive matters with the Accounting Firm without Buyer and Seller and their respective Representatives present or copied on any such correspondence, as applicable. Each of Seller and Buyer agrees that, except in the case of fraud or manifest error, (1) the Accounting Firm’s determination with respect to each Disputed Item as reflected in the Accounting Firm’s Report shall be deemed to be final, conclusive, binding and non-appealable, (2) the Closing Statement, as modified by any changes thereto in accordance with the Accounting Firm’s Report, shall be deemed to be final for purposes of the payment (if any) contemplated by Section 2.10(c), (3) the procedures set forth in this Section 2.10 shall be the sole and exclusive remedy with respect to the final determination of the Closing Statement and (4) the Accounting Firm’s determination under this Section 2.10 shall be enforceable, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced. The Parties acknowledge that all discussions related to any Objection are without prejudice communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege.

(iv) Each of Seller and Buyer shall (A) pay its own respective costs and expenses incurred in connection with this Section 2.10 and (B) be responsible for the fees and expenses of the Accounting Firm in connection with this Section 2.10 on a pro rata basis based upon the inverse of the degree (measured in dollars) to which the Accounting Firm has accepted the respective positions of Seller and Buyer (which shall be determined by the Accounting Firm and set forth in the Accounting Firm’s Report). For purposes of clarity, if the Accounting Firm determines that it accepted seventy percent (70%) of the respective position of one Party, that Party shall pay thirty percent (30%) of the fees and expenses of the Accounting Firm and the other Party shall pay the remaining seventy percent (70%) of such fees and expenses.

(c) Within three (3) Business Days after the determination of the Purchase Price in accordance with this Section 2.10 (including by failure to timely deliver an Objection Notice) (the “Final Purchase Price”):

(i) if the Final Purchase Price exceeds the Estimated Purchase Price, then Buyer shall pay (or cause to be paid) an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer; or

(ii) if the Final Purchase Price is less than the Estimated Purchase Price, then Seller shall pay (or cause to be paid) an amount in cash equal to the absolute value of such shortfall to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer to Seller.

Section 2.11 Allocation of Purchase Price.

(a) The Purchase Price (including any Assumed Liabilities treated as consideration for the Transferred Assets for Tax purposes) shall be allocated among the Seller Parties in accordance with Section 2.11(a) of the Seller Disclosure Schedules, which sets forth the methodology for allocating the Purchase Price among the Seller Parties (the “Closing Allocation Schedule”). At least three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a draft Closing Allocation Schedule which shall include (i) the name, jurisdiction and address of each such Seller Party, (ii) the portion of the Purchase Price to be paid to each such Seller Party, (iii) the portion of the Purchase Price to be paid to each jurisdiction of the Seller Parties, and (iv) the number and type of Transferred Equity Securities held by each Seller Party as of immediately prior to the Closing, as applicable, on a certificate-by-certificate basis and including certificate numbers, or electronic equivalent. Within forty-five (45) days after the Closing Date, Seller may deliver to Buyer a revised Closing Allocation Schedule, providing for a revised allocation of the Purchase Price among the Seller Parties. Buyer shall have thirty (30) days after receipt of such revised Closing Allocation Schedule or seventy five (75) days after the Closing Date if no revised Closing Allocation Schedule is provided to review and comment in writing on the Closing Allocation Schedule. If Buyer does not object in writing to the Closing Allocation Schedule during such period, the Closing Allocation Schedule shall become final. Seller shall incorporate any reasonable comments of Buyer that are consistent with the methodology included in the Closing Allocation Schedule as of the date hereof. Buyer and Seller shall reasonably cooperate to revise the Closing Allocation Schedule to reflect the payment of any amount pursuant to Section 2.10.

(b) Within one hundred and twenty (120) days after the determination of the Final Purchase Price pursuant to Section 2.10, Seller shall prepare a schedule allocating the portion of the Final Purchase Price (plus any applicable assumed liabilities treated as consideration for Tax purposes) that is allocated to any Seller organized under the laws of the United States pursuant to Section 2.11(a) among the assets of such Seller in accordance with the principles of Section 1060 of the Code (the “Asset Allocation Schedule”) and shall deliver the Asset Allocation Schedule to Buyer for its review. Buyer shall have thirty (30) days after receipt of the Asset Allocation Schedule to review and comment in writing on the Asset Allocation Schedule. If Buyer does not object in writing to the Asset Allocation Schedule during such period, the Asset Allocation Schedule shall become final and binding on the Seller Parties and Buyer Parties for U.S. income Tax purposes. If Buyer timely notifies Seller within 30 days in writing that Buyer objects to any items reflected in such Asset Allocation Schedule, Buyer and Seller shall discuss such disputed items in good faith; provided, however, that if Buyer and Seller are unable to resolve any dispute with respect to the Asset Allocation Schedule within sixty (60) days following the delivery of the Asset Allocation Schedule to the Buyer, such dispute shall be resolved by the Accounting Firm (acting as an expert and not an arbitrator), based on the same procedures and principles set forth in Section 2.10(b)(iii) and (iv), mutatis mutandis. The Parties agree that no Buyer Party will be deemed for applicable tax purposes to receive a payment from any Seller Party in exchange for or in connection with assuming any deferred revenue (or similar obligation) of or attributable to any Seller Party as a result of the transactions contemplated by this Agreement.

(c) Notwithstanding anything in this agreement, the amount allocated to the UK Loan Notes, including following any adjustments pursuant to the terms of this agreement, will not be less than the amount that would be their carrying value in the accounts of the UK Holdcos respectively if the relevant accounting period had ended on the Closing Date.

(d) The Closing Allocation Schedule and the Asset Allocation Schedule, as determined in accordance with this Section 2.11, shall be final and binding on the Parties, and each of the Buyer Parties and the Seller Parties agrees to file their respective U.S. federal, state, local and relevant non-U.S. Tax Returns in accordance with the Closing Allocation Schedule and the Asset Allocation Schedule, provided that in the event that any Governmental Body disputes any of the allocations of the Closing Allocation Schedule or the Asset Allocation Schedule, Seller or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute, and shall cooperate in good faith to preserve the effectiveness of such allocations, to the extent consistent with the Law and final decisions of such Governmental Body (provided, however, that nothing herein shall prevent a party from settling any proposed deficiency or adjustment by a Governmental Body or require a party to contest the decision of a Governmental Body in court proceedings or to appeal a court ruling to a court of higher instance).

Section 2.12 Nonassignable Assets; Seller Shared Contracts.

(a) Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment or transfer (or attempted assignment or transfer) to Buyer pursuant to this Agreement or to a Transferred Group Company pursuant to the Internal Reorganization of any Transferred Asset would require the Consent of any Person (other than a Party or a Party’s Affiliates) pursuant to its terms or applicable Law, and such Consent shall not have been obtained prior to the Closing (each such Transferred Asset with respect to which Consent has not been obtained, a “Non-Transferred Asset”), this Agreement shall not constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such Consent shall have been obtained. Section 2.12(a) of the Seller Disclosure Schedules sets forth each Consent under any Material Contract as of the date hereof required in order to assign or transfer (or attempt to assign or transfer) any Transferred Asset (i) to Buyer pursuant to this Agreement or (ii) to a Transferred Group Company pursuant to the Internal Reorganization Plan. Seller shall notify Buyer in writing at least three (3) Business Days prior to the Closing with respect to any Transferred Asset that Seller reasonably expects to be a Non-Transferred Asset.

(b) From and after the Closing until the date that is twenty-four (24) months after the Closing Date, each of Buyer and Seller shall (and shall cause their Subsidiaries to) use their respective reasonable best efforts to:

(i) promptly obtain each Consent required with respect to a Non-Transferred Asset to have Buyer or the relevant Transferred Group Company, as applicable, receive all benefits arising from, related to or in connection with the Non-Transferred Asset;

(ii) obtain each Consent required to assign the portion of the rights and obligations related to the Business to Buyer (or such Person as Buyer designates) under each Seller Shared Contract set forth on Section 2.12(b)(ii) of the Seller Disclosure Schedule (each such Contract, a “Split Contract”); and

(iii) assist Buyer in negotiating and entering into arrangements for the benefit of the Business with the counterparty to each other Seller Shared Contract to derive substantially the same services, claims, rights and benefits under such Seller Shared Contract (including the same relative pricing or cost of service), and to assume the economic burdens and obligations with respect thereto in accordance with this Agreement (a “New Contract”).

provided, however, that neither Seller nor any of its Affiliates or Buyer or any of its Affiliates shall be required to (i) amend or modify any Contract (other than a Split Contract), (ii) modify, relinquish, forebear or narrow any right of Seller or any of its Affiliates pursuant to any Seller Shared Contract (other than any right relating to the Business pursuant to a Split Contract), (iii) pay any consideration or grant any material accommodation (financial or otherwise) to any Person for the purpose of obtaining such Consent or New Contract, (iv) pay any costs and expenses of any Person resulting from the process of obtaining such Consent (other than as set forth in clause (c) below) or (v) commence or participate in any Legal Proceeding.

Promptly following any such Consent being obtained, Seller shall assign and transfer to Buyer the relevant Non-Transferred Asset.

(c) With respect to each Non-Transferred Asset and any Seller Shared Contract with respect to which Buyer does not enter into a New Contract, to the extent permitted by applicable Law as applicable, (i) each of Buyer and Seller shall use its reasonable best efforts to enter into arrangements (any such arrangement, an “Alternate Arrangement”), effective as of the Closing or as promptly as practicable thereafter, to (A) with respect to each Non-Transferred Asset, provide to the Parties the economic and operational equivalent of the transfer of such Non-Transferred Asset to Buyer and the performance by Buyer of the obligations thereunder as of the Closing and (B) with respect to each Seller Shared Contract, until the earlier to occur of (x) the termination of such Seller Shared Contract, or (y) the date that is twenty-four (24) months following the Closing Date, provide Buyer with the economic and operational equivalent of the transfer of the portion of the Seller Shared Contract related to the Business to derive substantially the same services, claims, rights and benefits under such Seller Shared Contract (including the same relative pricing or cost of service), and to assume the economic burdens and obligations with respect thereto in accordance with this Agreement (subject to Buyer assuming all Liabilities under such Seller Shared Contract related to the Business), (ii) Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully the Liabilities and obligations of Seller thereunder related to the Business from and after the Closing Date in accordance with any such Alternate Arrangement, and (iii) with respect to any Non-Transferred Asset, Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other consideration (including the amount of any fees, royalties, rebates, incentives, overcharges, reimbursements, settlements or any other amounts payable in respect of the Business) received by Seller to the extent related to such Non-Transferred Asset in connection with any such Alternate Arrangement (including where such income, proceeds and other consideration relate to the Transferred Products). Notwithstanding anything herein to the contrary (A) except as provided by clause (B), (1) Buyer shall promptly reimburse Seller for all reasonable and documented costs incurred by Seller or its Subsidiaries in connection with any such Alternate Arrangements and the retention and maintenance of any Non-Transferred Assets that are customer Contracts, (2) Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any and all Losses arising out of or resulting from any such Alternate Arrangements and/or Non-Transferred Assets that are customer Contracts, and (3) Buyer will bear all Taxes with respect to or arising from such Alternate Arrangements and/or Non-Transferred Assets that are customer Contracts and (B) Buyer and Seller shall share equally (1) any consideration paid to any vendor or reseller of the Business for the purpose of obtaining a Consent to assign a Contract or entering into a New Contract pursuant to this Section 2.12, or (2) any costs and expenses incurred by any vendor or reseller of the Business (and required to be reimbursed by Seller, Buyer or any of their respective Affiliates) resulting from the process of obtaining any such Consent or entering into any New Contract pursuant to this Section 2.12.

(d) Other than as explicitly set forth herein, nothing in this Section 2.12 shall be deemed to (i) cause any Non-Transferred Asset with respect to which Consent has not been obtained to constitute an Excluded Asset until such time that Buyer ceases to receive the benefit of such Non-Transferred Asset, (ii) limit in any way the obligations of the Parties pursuant to Section 5.5, Section 5.6, Section 5.7, Section 5.17, Section 6.1 or Section 6.2, (iii) conflict with or override the provisions of any Ancillary Agreement, or

(iv) require Seller or any of its Affiliates to renew any Non-Transferred Asset or Seller Shared Contract or commence any litigation in connection with any Non-Transferred Asset. Notwithstanding anything to the contrary in this Agreement, the Buyer Parties expressly acknowledge and agree that (A) the Closing shall occur notwithstanding the failure to obtain any Consent (other than as set forth in Section 8.1(a)) or to enter into any New Contract or Alternate Arrangement without any adjustment to the Purchase Price and (B) no condition shall be deemed not satisfied as a result of the failure to obtain any such Consent in respect of a Non-Transferred Asset or enter into any New Contract or Alternate Arrangement. Notwithstanding the foregoing, each of Seller and Buyer shall be responsible for any Liability arising as of or after the Closing from its, or any of its Affiliates’ or Representatives’, breach under a Seller Shared Contract, New Contract or Alternate Arrangement, as applicable.

Section 2.13 Withholding. Buyer, the Seller Parties and the Transferred Group Companies shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable with respect to this Agreement such amounts as they are required to deduct and withhold therefrom or with respect thereto under the Code or other applicable Law, provided that, other than with respect to amounts in the nature of compensation or any deduction or withholding required as a result of the failure of any Seller Party to provide the documentation requested in Section 2.9(b)(ii)(B), if Buyer or a Seller Party determines that any deduction or withholding is required under an applicable Law in respect of a payment or other consideration otherwise deliverable pursuant to this Agreement, Buyer or such Seller Party, applicable, shall promptly provide written notice to Seller, and the parties shall use reasonable best efforts to cooperate to mitigate any such withholding to the maximum extent permitted by Law. To the extent that amounts are deducted or withheld as provided by the previous sentence of this Section 2.13 and timely paid over to the appropriate Tax Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Buyer or the relevant Seller Party, as applicable, shall furnish to such Person a copy of the original receipt issued by such Tax Authority or otherwise such other documentation evidencing such payment, if any, in each case, as soon as reasonably practicable.

Section 2.14 French Put Option. Buyer hereby irrevocably grants to Seller a final, binding and irrevocable offer to purchase the French Business (including, for the avoidance of doubt, Buyer’s purchase of the Transferred Assets, assumption of the Assumed Liabilities and employment of the Transferred Employees, in each case, as relating to the French Business) from the French Subsidiaries (the “French Put Option”) on the terms and subject to the conditions set forth herein.

(a) The French Put Option will enter into force on the date hereof. Seller hereby accepts the benefit of the French Put Option and may, at its own discretion and option, elect to exercise the French Put Option in accordance with the procedures set forth herein, without having committed to sell to Buyer the French Business. Seller shall only be entitled to exercise the French Put Option for all (and not a portion) of the French Business. The French Put Option may be exercised by Seller at any time after the date on which the employees information and consultation procedures relating to the French Business (the “French Information and Consultation Procedures”) have been completed in accordance with this Section 2.14, until the French Put Option Expiry Date, by sending to Buyer a duly executed written notice (the “French Exercise Notice”). In the event that the French Put Option is exercised, the sale of the French Business shall occur in accordance with Section 2.9.

(b) The French Information and Consultation Procedures shall be deemed to have been completed on the later of:

(i) the date upon which each relevant works council (comité social et économique) of the French Subsidiaries will have issued its opinion in connection with the transaction, either in writing or by any other action or omission (including the passage of time) which, under applicable Law, would cause such works council to be deemed to have rendered such opinion; or

(ii) the date upon which the procedures contemplated under articles L. 141-23 et. seq. and under articles L. 141-28 et. seq., as applicable, of the French commercial code will have been completed.

(c) The French Put Option shall automatically terminate on the earlier of (a) the date on which this Agreement is terminated in accordance with Article 9 and (b) the date that is 30 Business Days after completion of the French Information and Consultation Procedure in accordance with Section 2.14(b) (the “French Put Option Expiry Date”), unless the French Put Option is exercised on or prior to such date.

(d) With respect to the French Information and Consultation Procedures:

(i) Subject to Buyer having satisfied its obligations under Section 2.14(d)(ii) below, within twenty (20) Business Days from the date hereof, Seller shall initiate or cause the French Subsidiaries to initiate the French Information and Consultation Procedures and use reasonable best efforts to procure that the French Information and Consultation Procedures are completed as soon as possible thereafter, provided that nothing in this Section 2.14(d)(i) shall bind Buyer, Seller or the French Subsidiaries to accept or commit or agree to any conditions or demands of the works council or the employees in connection with completing such procedures.

(ii) As soon as reasonably practicable and no later than fifteen (15) Business Days after the date hereof, Buyer shall provide Seller with a document presenting (i) Buyer’s background and history, structure chart, a description of its main assets and investments; and (ii) Buyer’s future plans for the French Business in terms of management, employment/employee matters including working conditions and future workplace of employees, which content may be disclosed to the relevant works council to the extent required in connection with the French Information and Consultation Procedure. Buyer shall provide additional information to the extent reasonably requested by Seller to the extent such information is available and necessary for purposes of the processes contemplated by this Section 2.14.

(iii) Seller undertakes to keep Buyer regularly informed of the status of the French Information and Consultation Procedure.

(iv) Buyer undertakes to use reasonable best efforts to provide Seller with all assistance and cooperation reasonably required in connection with the French Information and Consultation Procedures, including by providing information necessary to answer questions raised by the relevant works councils (or its expert).

(v) Seller will invite the Buyer, upon five (5) Business Days’ notice, to attend meetings (at its option) with the relevant works councils in order to present the information referred to under Section 2.14(d)(ii) above or respond to such additional information requests that the works council (or its expert) may have, and Buyer shall use reasonable best efforts to cause an authorized representative thereof to attend such meetings (either in person or electronically).

(e) Unless and until the French Put Option is exercised:

(i) notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute a binding agreement to sell or purchase the French Business or the Transferred Assets or to transfer the Transferred Employees, in each case, relating to the French Business; and

(ii) the Business shall be deemed to exclude the French Business, the Transferred Assets, the Transferred Employees and the Assumed Liabilities, in each case, as they relate to the French Business, for all purposes of this Agreement other than for purposes of Article 3 and Article 5.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules (subject to Section 11.11(c)), Seller hereby represents and warrants to Buyer as of the date hereof as follows:

Section 3.1 Organization and Authority of Seller.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of Canada. Each of the Seller Parties and the Transferred Group Companies is duly organized, validly existing and in good standing (to the extent good standing exists as a legal concept in such jurisdiction) under the laws of its jurisdiction of organization or incorporation. Each of Seller, the Seller Parties and the Transferred Group Companies, as applicable, has all requisite corporate, limited liability company or partnership power and authority to (i) enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, (ii) carry out its obligations under this Agreement and each of the Ancillary Agreements to which it is, or is specified to be, a party, (iii) consummate the transactions contemplated hereby and thereby (including all power and authority to sell, assign, transfer and convey the Transferred Assets as provided by this Agreement) and (iv) own, lease and operate the Transferred Assets, and to conduct the Business, in all material respects, as it is now being conducted. Each of Seller, the Seller Parties and the Transferred Group Companies is qualified to do business and is in good standing in each jurisdiction in which the Transferred Assets, or the operation of the Business as currently conducted makes such qualification necessary, except where the failure to be so qualified or in good standing has not had a Material Adverse Effect.

(b) The execution and delivery by Seller of this Agreement, the execution and delivery of the Joinder by the UK Share Sellers and the execution and delivery by each of Seller, any of the Seller Parties and any of the Transferred Group Companies of any Ancillary Agreements to which it is or will be a party, and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements, have been duly and validly authorized and approved by all requisite corporate or similar actions on the part of Seller, such Seller Parties or such Transferred Group Company, as applicable.

(c) This Agreement has been duly and validly executed and delivered by each of Seller and, upon the execution of the Joinder, the UK Share Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and each UK Share Seller enforceable against Seller and such Share Seller in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and (ii) equitable principles of general applicability (the “Enforceability Limitations”).

(d) Each of the Ancillary Agreements to which Seller, any of the Seller Parties or any Transferred Group Company is or will be a party has been or will be duly and validly executed and delivered by Seller, such Seller Party or such Transferred Group Company, as applicable, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of Seller, such Seller Party or such Transferred Group Company, as applicable, enforceable against Seller, such Seller Party or such Transferred Group Company, as applicable, in accordance with its terms, except as may be limited by the Enforceability Limitations.

(e) (i) True and complete copies of the Organizational Documents of each Transferred Group Company have been, or will be prior to the Closing, made available to Buyer, (ii) such Organizational Documents are in full force and effect as of the date hereof and (iii) no Transferred Group Company is in default of any provision thereof in any material respect.

Section 3.2 No Conflicts; Consents.

(a) Subject to receipt of the Consents and Permits, and the making of the declarations, filings and notices, referred to in Section 3.2(a)(iii), neither the execution, delivery or performance by Seller or the UK Share Sellers of this Agreement, the execution, delivery or performance by each of Seller or the Seller Parties of any Ancillary Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

(i) result in a material violation or material breach of, or material default under, any provision of the Organizational Documents of Seller, any of the Seller Parties or any of the Transferred Group Companies;

(ii) result in a violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to Seller, any of the Seller Parties or any of the Transferred Group Companies; or

(iii) (A) result in a violation or breach of, (B) constitute a default under, (C) require the Consent of any other Person under, or (D) result in the acceleration of or create in any party the right to accelerate, terminate or cancel any Transferred Contract that is a Material Contract; except in the case of clauses (ii) and (iii) where such conflict, violation, breach, event of default or other result described in such clauses would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Transferred Assets, taken as a whole.

(b) No material Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Seller, any of the Seller Parties or any of the Transferred Group Companies in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with and filings under the Securities Act, Exchange Act, state securities laws or “blue sky” laws, the HSR Act and all applicable foreign Antitrust Laws and Foreign Investment Laws set forth in Section 3.2(a)(iii) of the Seller Disclosure Schedules and (ii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Transferred Assets, taken as a whole.

Section 3.3 Capitalization.

(a) Each Share Seller is, or will be as of the Closing after giving effect to the Internal Reorganization, the sole legal and beneficial and record owner of, and has, or will have as of the Closing after giving effect to the Internal Reorganization, good, valid and marketable title to, all of the Transferred Equity Securities and UK Loan Notes set forth opposite such Share Seller’s name on Schedule I, free and clear of all Encumbrances or any other restrictions on transfer (other than Encumbrances arising under applicable securities Laws) and such Transferred Equity Securities and UK Loan Notes constitute the whole of the applicable Share Seller’s interest in the issued and allotted share or loan capital (as applicable) of such Transferred Company.

(b) All of the Transferred Equity Securities have been duly authorized and validly issued and are fully paid and non-assessable (if applicable). All of the Transferred Equity Securities have been issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom. None of the Transferred Equity Securities were issued in violation of any Contract or any preemptive or similar rights of any Person. The issued and outstanding Equity Securities of the Transferred Companies consist, or will consist as of the Closing after giving effect to the Internal Reorganization, exclusively of the Transferred Equity Securities. Except for the Transferred Equity Securities, as of the Closing after giving effect to the Internal Reorganization, there will be no Equity Securities of any class of any Transferred Company. As of the Closing after giving effect to the Internal Reorganization, the UK Loan Notes will be the only loan capital issued by any Transferred Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Transferred Equity Securities or any other Equity Securities of any Transferred Company.

Section 3.4 Subsidiaries; Minority Interests. After giving effect to the Internal Reorganization, none of the Transferred Group Companies will have any direct or indirect equity interest or similar interest by stock ownership or otherwise in any Person.

Section 3.5 Business Financial Data; Undisclosed Liabilities.

(a) True and complete copies of the Business Financial Data have been made available to Buyer and are included in Section 3.5(a) of the Seller Disclosure Schedules. The Business Financial Data: (i) fairly presents, in all material respects except as noted in the footnotes of Attachment 3.5(a) to the Seller Disclosure Schedules, (A) accounts receivable, deferred revenue, and revenue of the Business, and (B) the direct professional services costs and direct research and development expenses of the Business excluding the Hummingbird Business as of the dates indicated and for the periods referred to therein except that the Business has not been operated historically on a separate standalone basis and (ii) was derived from the financial reporting systems and the consolidated financial statements of Seller, which consolidated financial statements were prepared in all material respects in accordance with GAAP; provided that Business is not an identified reporting unit of Seller and, therefore, the Business Financial Data is not prepared as part of Seller’s normal reporting process.

(b) Seller maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance that (i) financial reporting and the preparation of the consolidated financial statements for external purposes have been prepared in all material respects in accordance with GAAP and (ii) all material transactions are executed in accordance with management’s general or specific authorization.

(c) Except as set forth on Section 3.5(c) of the Seller Disclosure Schedules, all accounts receivable reflected in the Business Financial Data (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied) are, in all material respects, valid receivables arising in the ordinary course of business and are, in all material respects, current and collectible at the aggregate recorded amount therefor as shown in the Business Financial Data, as the case may be (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied).

(d) The Assumed Liabilities and the Liabilities of the Transferred Group Companies do not include any Liabilities except for Liabilities that (i) are reserved against or expressly reflected in the Business Financial Data, (ii) have been incurred in the ordinary course of business since June 30, 2023 and that do not arise from any material breach of contract, violation of law or infringement or (iii) would not reasonably be expected to be material to the Business, taken as a whole.

Section 3.6 Absence of Certain Developments. Except (x) as reflected or reserved for in the Business Financial Data, (y) as required by Law (including any Exigency Measure), or (z) as expressly contemplated by this Agreement, since June 30, 2023 through the date of this Agreement, (a) except for discussions, negotiations and transactions related to this Agreement or the Ancillary Agreements, the Business has operated in all material respects in the ordinary course of business, (b) there has not occurred any Effect that, individually or in the aggregate, has had a Material Adverse Effect, and (c) no Seller Party or any Transferred Group Company has taken or omitted to take any action that, if taken following the date hereof and prior to Closing, would require Buyer’s consent pursuant to clauses (iii)(C), (iv), (vi) or (xi) of Section 5.1(b).

Section 3.7 Title and Condition of Assets.

(a) Seller, a Seller Party or a Transferred Group Company has good and valid title to, or a valid leasehold interest in, all of the Transferred Assets (other than Transferred Intellectual Property) free and clear of all Encumbrances other than Permitted Encumbrances.

(b) The Transferred Assets together with any New Contracts, Alternate Arrangements, the rights granted or services to be provided by a Seller Party to Buyer pursuant to the Transition Services Agreement, constitute all assets, properties, rights and facilities (other than Non-Transferred Asset, Overhead and Shared Services, Seller Shared Contracts, Intellectual Property Rights and IT Assets consisting of Software) necessary to operate the Business after the Closing in substantially the same manner in all material respects as it was operated by Seller or the applicable Seller Party prior to the Closing. All of the tangible Transferred Assets are in good operating condition in all material respects, subject to ordinary wear and tear.

Section 3.8 Compliance with Laws; Permits.

(a) (i) Each Seller Party (solely in respect of the operation of the Business) is, and each of the Transferred Group Companies are, and during the three (3) years prior to the date hereof have been, in compliance in all material respects with all applicable Laws and (ii) during the three (3) years prior to the date hereof, neither Seller, nor any of the Seller Parties have received any written notice from any Governmental Body alleging any material noncompliance by or Liability of Seller or any Seller Party with respect to any such Law applicable to the operation of the Business, except, in each case, as would not reasonably be expected to be material to the operation of the Business.

(b) (i) All Permits required for Seller, a Seller Party or a Transferred Group Company to conduct the Business as conducted during the twelve (12)-month period prior to the date hereof or to occupy the Transferred Real Property have been obtained by Seller or the applicable Seller Party and all such Permits, including all Transferred Permits, are valid and in full force and effect, except where the failure to obtain any such Permit or the failure to be valid and in full force and effect would not reasonably be expected to be material to the conduct of the Business, and (ii) to the Knowledge of Seller, each Seller or the applicable Seller Party is, and for the past three (3) years prior to the date hereof, has been in compliance in all material respects with all such Permits, except, in each case, as would not reasonably be expected to be material to the operation of the Business.

(c) There has been no release or disposal of, contamination by, or exposure of any Person to, any Hazardous Materials, so as to give rise to any Liability for any Seller Party under any Environmental Laws, except for any such Liability that would not have a Material Adverse Effect.

Section 3.9 Real Property.

(a) Section 3.9(a) of the Seller Disclosure Schedules sets forth a correct and complete, as of the date hereof, list of each lease, license, sublease or other occupancy agreement relating to the Transferred Real Property (collectively, together with all amendments, modifications, supplements, restatements and guarantees thereto, the “Real Property Leases”). Seller has delivered or made available to Buyer a true, correct and complete copy of each Real Property Lease. Except as would not reasonably be expected to be material to the operation of the Business, each of the Real Property Leases is in full force and effect and is enforceable against the Business and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as may be limited by the Enforceability Limitations. As of the date hereof, no written termination notice has been given with regard to any Real Property Lease. None of the Seller Parties, or, to the Knowledge of Seller, any other parties, to any Real Property Lease is in breach or default under such Real Property Leases, except as has not been, and would not reasonably be expected to be, material to the operation of the Business As of the Closing, no Transferred Group Company shall own any Owned Real Property, and no Owned Real Property is used in the Business; provided, that for purposes of this sentence, it shall not be a default with respect to any such Real Property Lease, if such Real Property Lease is not in effect on the Closing Date because (ii) the other party under such Real Property Lease has terminated such Real Property Lease for any reason other than a default or other violation of an obligation under the respective Real Property Lease by Seller thereunder.

(b) To the Knowledge of Seller, each parcel of Transferred Real Property is adequately served by proper utilities and other building services necessary for its current use, and all of the buildings and structures located at the parcels of Transferred Real Property are structurally sound with no material defects that are not being addressed in the ordinary course and are in good operating condition in all material respects, ordinary wear and tear excepted.

Section 3.10 Legal Proceedings; Governmental Orders. (a) There is no, and in the past three (3) years there has been no, Legal Proceeding pending, or, to the Knowledge of Seller, threatened against or by Seller or any of the Seller Parties affecting or relating to the Business, the Transferred Assets, the Transferred Group Companies, or the Assumed Liabilities that, if determined adversely to Seller, would reasonably be expected to be material to the operation of the Business and (b) there is no, and in the past three (3) years there has been no, Order to which the Business or any Transferred Asset or Transferred Group Company is subject that is material to the operation of the Business, taken as a whole.

Section 3.11 Contracts.

(a) Section 3.11 of the Seller Disclosure Schedules sets forth a correct and complete list as of the date hereof of the following Contracts related to or used in the Business (including Transferred Contracts to which Seller, a Seller Party, any of their respective Affiliates or a Transferred Group Company is party or is bound), in each case, other than pursuant to any Benefit Plans or Contracts solely related to Overhead and Shared Services (collectively, the “Material Contracts”):

(i) any Contract for services provided by or to the Business under which the amount billed by or to the Business exceeded $1,000,000 during the 24 months prior to the date hereof or that is reasonably expected to exceed $1,000,000 in any subsequent fiscal year (in each case other than sales orders and other Contracts entered into in the ordinary course of business that are terminable without penalty on less than ninety (90) days’ notice);

(ii) any Contract for purchases of materials, supplies, equipment or any services used in the Business, (A) which supplier is the only source of supply in the market place or only supplier to the Business, or (B) that imposes a minimum purchase requirement, in each case, involving payments in excess of $1,000,000 during the 24 months prior to the date hereof or that is reasonably expected to exceed $1,000,000 in any subsequent fiscal year (in each case other than purchase orders and other Contracts entered into in the ordinary course of business that are terminable without penalty on less than ninety (90) days’ notice);

(iii) any Contract imposing any material restriction or limitation on the right or ability of the Business or the Transferred Group Companies (in relation to the Business): (A) to compete with any other Person; (B) to develop, sell, supply or distribute any product for any other Person; or (C) to transact business anywhere in the world;

(iv) any Contract concerning the establishment and/or operation of a partnership, joint venture or limited liability company that is related to the Business;

(v) any Contract relating to the acquisition or disposition of any material assets of the Business (other than in the ordinary course of business) (A) for an aggregate consideration in excess of $500,000 and (B) with any outstanding material obligations;

(vi) any (A) Contract containing any provision granting the other party “most favored nation” status or equivalent preferential pricing terms or (B) Contract containing any provision granting the other party exclusivity or similar rights;

(vii) any Contract for capital expenditures in excess of $500,000;

(viii) any Contract that requires any party thereto to purchase or sell a stated portion of its requirements or outputs or that contains a “take or pay” provision and is not terminable by Seller, a Seller Party or a Transferred Group Company, as applicable, by notice of not more than ninety (90) days for a cost of less than $2,000,000;

(ix) any Contract with any Business Top Customer or Business Top Supplier;

(x) any Contract with a Governmental Body;

(xi) any Contract relating to the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money or that grants or imposes any Encumbrance (other than any Permitted Encumbrance) on the Equity Securities of any Transferred Group Company or any material Transferred Asset;

(xii) any Contract between, on the one hand, any current or former Affiliate of Seller (other than the Transferred Group Companies), and, on the other hand, any Transferred Group Company, any current or former direct or indirect equityholder of Seller, in each case, providing for material ongoing obligations (including any contingent obligations);

(xiii) any Contract that is a settlement, conciliation or similar agreement (A) involving payments in excess of $1,000,000 and (B) pursuant to which there are any material obligations on behalf of any party thereto outstanding; and

(xiv) any commitment to enter into any of the foregoing;

(b) (i) each Material Contract and, to the Knowledge of Seller, each IP Agreement is in full force and effect and is valid, binding and enforceable against Seller or its Affiliate that is a party to such Material Contract, and, to the Knowledge of Seller, each other party thereto in accordance with its terms, subject to the Enforceability Limitations, (ii) none of the Seller Parties or their respective Affiliates are, nor, to the Knowledge of Seller, any other party thereto, is in default, violation, or breach under any Material Contract to which it is a party, (iii) Seller has made available to Buyer complete and correct copies of each Material Contract, and, (iv) except as would not reasonably be expected to be material to the operation of the Business, during the twelve (12) months preceding the date of this Agreement, (x) no Seller Party or applicable Affiliate has received written notice of termination or cancellation under a Material Contract and (y) to the Knowledge of Seller, no party to any Material Contract has provided written notice (1) exercising or threatening exercise of any termination rights with respect thereto or (2) of any dispute with respect to any Material Contract.

Section 3.12 Intellectual Property; Privacy.

(a) Registered IP. Section 3.12(a) of the Seller Disclosure Schedules identifies, as of the date of this Agreement, a complete and accurate list of each item of Registered IP included in the Transferred Intellectual Property. All such Registered IP that is material is subsisting, and, to the Knowledge of Seller, valid and enforceable.

(b) Inbound IP Agreements. Section 3.12(b) of the Seller Disclosure Schedules identifies (i) each Contract in effect as of the date of this Agreement governing Third-Party Commercial Code incorporated into the Transferred Products, and (ii) each Contract in effect as of the date of this Agreement pursuant to which any Intellectual Property Right that is material to and used in the Business is or has been licensed, or under which a covenant not to sue is or has been granted, by any third Person to Seller or a Seller Party, other than (1) nonexclusive licenses for unmodified generally commercially available “off-the-shelf” software or software-as-a-service agreements or related services agreements with a total replacement cost or annual expense of less than $1,000,000; (2) non-exclusive licenses included within but ancillary to the primary purpose of a commercial agreement entered into in the ordinary course of business; and (3) licenses for Open Source Software.

(c) Outbound IP Agreements. Section 3.12(c) of the Seller Disclosure Schedules identifies each Contract in effect as of the date of this Agreement pursuant to which any third Person has been granted any license or covenant not to sue by Seller or a Seller Party under any Transferred Intellectual Property, other than (i) any non-exclusive licenses granted in the ordinary course of business to customers or service providers of the Business or (ii) non-exclusive licenses included within but ancillary to the primary purpose of a commercial agreement entered into in the ordinary course of business.

(d) Other IP Agreements. Section 3.12(d) of the Seller Disclosure Schedules identifies each Contract pursuant to which (i) any material Transferred Intellectual Property is or was developed for the Business (other than employment agreements, consultant agreements or independent contractor agreements entered into in the ordinary course of business) and (ii) any Seller Party or any Transferred Group Company (1) provides or agrees to provide any Person with access to the Source Code for any Transferred Products (in whole or in part), or (2) have entered into an agreement with an escrow agent to provide for the Source Code for any Transferred Products to be put in escrow, excluding, in each case of (1) and (2), (A) expired or terminated Contracts, (B) Contracts under which Source Code for Transferred Products has been placed (or has been agreed to be placed) into escrow in the ordinary course of business for the benefit of customers of the Business and (C) Contracts under which service providers of the Business have been given access (or have been agreed to be given access) to Source Code for the Transferred Products in the ordinary course of Business and subject to binding confidentiality obligations with respect to such Source Code.

(e) Ownership Rights. Seller or the Seller Parties exclusively own all right, title, and interest in and to material Transferred Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances.

(f) Protection of Proprietary Information. Seller and the Seller Parties have taken commercially reasonable steps to protect and maintain the secrecy and confidentiality of all material Trade Secrets and other material confidential information (i) included in the Transferred Intellectual Property or (ii) that consist of the Source Code of any Transferred

Product, including by requiring each Person with access to such material Trade Secrets or material confidential information to be bound by confidentiality obligations. To the Knowledge of Seller, there has been no unauthorized use, disclosure, misappropriation or loss of, any such material Trade Secrets and other such material confidential information.

(g) Third-Party Infringement of Transferred IP. To the Knowledge of Seller, no Person is as of the date of this Agreement materially infringing, misappropriating, diluting, or otherwise violating, any Transferred Intellectual Property.

(h) Sufficiency. The Transferred Intellectual Property, the Intellectual Property Rights made available from Seller and the Seller Parties under the Transition Services Agreement, and the Intellectual Property Rights licensed from Seller and the Seller Parties under Section 5.11(f) and Section 5.11(g) of this Agreement, the Software Cross-License Agreement, and the InnerSource Code License Agreement and the Internal Tools License Agreement, together with the Intellectual Property Rights licensed or made available from third parties pursuant to the Transferred Contracts or the Seller Shared Contracts, constitute all material Intellectual Property Rights necessary to conduct the Business (other than any Intellectual Property Rights in Open Source Software and Third-Party Commercial Code) as conducted as of the Closing in all material respects. The Business IT Assets are adequate for the operation of the Business as currently conducted, and are sufficient in all material respects for the current operation of the Business.

(i) Products. The Seller Parties possess all Source Code of the Transferred Products. There are, and for the past three (3) years have been, no material defects contained in any of the Transferred Products currently offered by the Business that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions.

(j) No Infringement of Third Party Intellectual Property Rights. The conduct of the Business, including the sale or licensing of Transferred Products, does not materially infringe, misappropriate, dilute or otherwise violate, and has not in the past three (3) years materially infringed, misappropriated, diluted, or otherwise violated, any Intellectual Property Right of any third Person. As of the date hereof, no Seller Party or Transferred Group Company is subject to any Order restricting the use, enforcement, exploitation, disposition, or ownership of any Transferred Intellectual Property. As of the date hereof, no Legal Proceeding or Order is pending, or, to the Knowledge of Seller, threatened (whether in writing or orally), against Seller or a Seller Party (i) alleging the infringement, misappropriation, dilution, or other violation of third-party Intellectual Property Rights by the conduct of the Business or (ii) challenging the validity, enforceability, ownership or use of any material Transferred Intellectual Property.

(k) Development. All employees, consultants and contractors of any Seller Party or Transferred Group Company who have contributed to the development of material Intellectual Property Rights in or to the Transferred Products, material Transferred Intellectual Property, or the Intellectual Property Rights in the InnerSource Code or the Software components set forth on Section 5.11(b)(i)(B) of the Seller Disclosure Schedules have signed a Contract that assigns to Seller or one of the Seller Parties or Transferred

Group Companies exclusive ownership of the Person’s contribution (to the extent ownership did not vest initially in Seller or a Seller Party or Transferred Group Company by operation of law), and, to the Knowledge of Seller, no such Person has, nor has claimed, any ownership claim with respect to any such Intellectual Property Rights.

(l) Open Source Software. Except as would not reasonably be expected to be material to the operation of the Business, the Business does not use and has not used any Open Source Software thereof in a manner that would require the Business to disclose or distribute the Source Code to any of the Transferred Products, to license the Source Code to any of the Transferred Products for the purpose of making derivative works, or to make available for redistribution to any Person the Source Code to any of the Transferred Products at no or minimal charge.

(m) Data Privacy and Security. Seller and the Seller Parties comply, and have, during the three (3) years prior to the date of this Agreement, complied with, all Data Security Requirements in all material respects in connection with the Business. During the three (3) years prior to the date of this Agreement, the Business has not experienced any material Security Breach. During the three (3) years prior to the date of this Agreement, no material Legal Proceedings have been asserted or, to the Knowledge of Seller, threatened (whether in writing or orally) against Seller or any Seller Party, alleging noncompliance with Data Security Requirements in connection with the conduct of the Business.

(n) IT Security. The Seller Parties and Transferred Group Companies have taken commercially reasonable steps to protect the integrity, operation and security of the Transferred IT Assets and the material Trade Secrets and other material confidential information stored thereon or transmitted thereby from unauthorized access and the introduction of any Malicious Code. During the three (3) years prior to the date of this Agreement, there have been no material failures or crashes of any of the Business IT Assets that have caused material disruption to the Business, except that have been remedied in all material respects. Except as would not reasonably be expected to be material to the operation of the Business, to the Knowledge of Seller, the Transferred IT Assets and the Transferred Products do not contain any Malicious Code.

Section 3.13 Benefit Plans; Employee and Labor Matters.

(a) Subject to updates as contemplated by Article 7, Section 3.13(a) of the Seller Disclosure Schedules sets forth a correct and complete list, to the Knowledge of Seller and as of the date hereof, of each material Business Benefit Plan and to the Knowledge of Seller and as of the date hereof, separately identifies each Transferred Group Company Plan (in each case, known to Seller as of such date); provided, however, that individual contracts of employment, appointment or engagement in relation to any individual whose principal work location is outside of the United States shall not need to be set forth on Section 3.13 of the Seller Disclosure Schedules; provided that representative form(s) or copies thereof have been made available to Buyer by the date hereof. The Transferred Group Company Plans are exclusive to the Transferred Group Companies. Subject to updates as contemplated by Article 7, with respect to each material Business

Benefit Plan that is an Assumed Benefit Plan or a Transferred Group Company Plan, Seller has made available to Buyer a correct and complete copy, as of the date hereof, of (i) the plan document, including all amendments thereto, and most recent summary plan description or member booklet, if any, (ii) the trust agreement or annuity Contract and any related insurance policies, if any, (iii) the most recent IRS determination, opinion or advisory received from the Internal Revenue Service, (iv) the most recent actuarial report and financial statement, and (v) any non-routine correspondence with any Governmental Body.

(b) Except as would not reasonably be expected to be material to the Business, taken as a whole (i) Seller or a Seller Party has performed all obligations required to be performed by it under each Assumed Benefit Plan and Transferred Group Company Plan; (ii) each Assumed Benefit Plan and Transferred Group Company Plan has been established, maintained, funded and administered in accordance with its terms and applicable Laws in all material respects; (iii) there are no audits or inquiries pending or, to the Knowledge of Seller, threatened by the IRS, the DOL or any other Governmental Body with respect to any Assumed Benefit Plan and Transferred Group Company Plan (or any fiduciary thereof); (iv) there are no actions, suits or claims pending, or to the Knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits) against or relating to any Assumed Benefit Plan and Transferred Group Company Plan, or against the assets of any such Assumed Benefit Plan and Transferred Group Company Plan; (v) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA or other applicable Laws) with respect to any Assumed Benefit Plan or Transferred Group Company Plan; and (vi) all contributions and benefits payments that are due with respect to each Assumed Benefit Plan and Transferred Group Company Plan have been timely made or accrued (other than ordinary course claims for benefits under Benefit Plans). Except as would not reasonably be expected to be material to the Business, taken as a whole, none of the Transferred Group Companies has incurred any material Tax or other Liabilities (whether or not assessed) pursuant to Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c) Except as would not reasonably be expected to be material to the Business, each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to adversely affect such qualification.

(d) Except as would not reasonably be expected to be material to the Business, no Assumed Benefit Plan or Transferred Group Company Plan is, and neither Seller nor any Seller Party or any of their Affiliates sponsors, maintains, contributes to or has any Liabilities under or with respect to, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iii) for US-based Business Employees, a defined benefit plan (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code. Additionally, except as would not reasonably be expected to be material to the Business, neither Seller nor any of its Affiliates (including any of the

Transferred Group Companies) has any benefits related Liabilities as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person. Except as would not reasonably be expected to be material to the Business, no Assumed Benefit Plan provides, and no Transferred Group Company has any current or potential obligation to provide, post-retirement, post-service or post-ownership health, life or other welfare benefits other than (i) as required under Section 4980B of the Code or similar Law for which the covered Person pays the full cost of coverage or (ii) to the minimum extent required by applicable Canadian employment standards legislation.

(e) Except as would not reasonably be expected to be material to the Business, with respect to each Assumed Benefit Plan or Transferred Group Company Plan that is maintained for current or former employees, directors, officers or other service providers who reside or work primarily outside of the United States (a “Non-U.S. Plan”), except as set forth on Section 3.13(e) of the Seller Disclosure Schedules:

(i) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing in all material respects with any applicable Governmental Body;

(ii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement;

(iii) none of Seller nor any Seller Party or any of their Affiliates has ever sponsored, administered, contributed to or been obligated to contribute to a “registered pension plan”, a “deferred profit sharing plan”, a “retirement compensation arrangement”, an “employee life and health trust”, an “employee trust” or an “employees profit sharing plan” as each of those terms is defined in the Tax Act; and

(iv) no Non-U.S. Plan is intended to be or has ever been found or alleged by a Governmental Body to be a “salary deferral arrangement” within the meaning of the Tax Act.

(f) No Business Benefit Plan of the Seller Parties in the UK provide retirement benefits which are not “money purchase benefits” as defined in section 181 of the UK Pension Schemes Act 1993. Open Text UK Limited has, for the past three (3) years, and, to the Knowledge of Seller, UK MF Holdco has, for the past one (1) year, complied with its material auto-enrolment obligations in all material respects under the UK Pensions Act 2008 (including the Pre-Closing Period following the UK Internal Reorganization to the extent UK MF Holdco and UK OT Holdco are required to comply with automatic enrolment obligations during such period, subject to the utilization of any postponement period permitted by applicable Law). Open Text UK Limited and, to the Knowledge of Seller, UK MF Holdco has not, during the past six (6) years, employed a member of, or been associated or connected (as defined in section 51(3) of the UK Pensions Act 2004) with an employer which employed a member of, a defined benefit occupational pension scheme. None of the Company Employees of Open Text UK Limited and to the Knowledge

of the Seller, none of the Company Employees of UK MF Holdco, MicroFocus IP Development Limited or MicroFocus Software UK Limited has benefits under an occupational pension scheme that are not benefits for old age, invalidity or survivors as a result of the transfer of his contract of employment under the TUPE Regulations.

(g) Other than as provided by applicable Law, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event), will (i) entitle any Employee, or Former Employee to any payment (whether in cash, property or the vesting of property); (ii) increase, accelerate the timing of payment or vesting of, or trigger any funding of, any compensation or benefits to any Employee or Former Employee, whether under any Seller Benefit Plan or otherwise; (iii) give rise to the payment of any amount or provision of any benefit (including, without limitation, the acceleration of vesting of a payment or benefit) that could, individually or in combination with any other such payment or benefit, be characterized as an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code or fail to be deductible by reason of Section 280G of the Code; or (iv) result in the forgiveness of any loan or similar obligation of any Employee or Former Employee.

(h) No Seller Party has any obligation to gross-up, reimburse, compensate or indemnify any Employee or Former Employee for any Tax, including any Taxes payable pursuant to Section 409A or 4999 of the Code.

(i) Except as would not reasonably be expected to be material to the Business, each Business Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been established, operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance of the Department of Treasury and Internal Revenue Service. No amount under any such Business Benefit Plan is, has been or is reasonably expected to be subject to any Tax under Section 409A(a)(1)(B) of the Code.

(j) Except as would not reasonably be expected to be material to the Business, taken as a whole, Seller and the Seller Parties (with respect to the Transferred Group Companies, the Transferred Assets, the Business, the Employees and the Former Employees) are, and for the past three (3) years have been, in compliance with all Laws relating to labor, employment and employment practices, including all Laws relating to terms and conditions of employment, equal employment opportunities, classification of employees as exempt or non-exempt under the Fair Labor Standards Act and similar Laws, classification of independent contractors, wages (including the National Minimum Wage Regulations 2015), hours (including the Working Time Regulations 1998), holiday pay, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas and right to work checks), occupational safety and health, the payment of overtime, employment harassment or violence, discrimination or retaliation, whistleblowing, disability rights or benefits, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, unemployment insurance, restrictive covenants, pay equity, pay transparency, and other labor related matters.

(k) Except as would not reasonably be expected to be material to the Business, or as provided in Section 3.13(k) of the Seller Disclosure Schedules, (i) no Seller Party (with respect to the Transferred Assets, the Business, or Employees) or Transferred Group Company is a party to or bound by any Collective Bargaining Agreement, which governs the terms and conditions of employment of any Employees regarding remuneration components (other than salary) or restrictions on headcount reductions affecting the Business (including job and site guarantees), (ii) there are no labor unions, labor organizations, employee representatives or works councils representing, purporting to represent or, to the Knowledge of Seller, seeking to represent any employees of any of the Business or Transferred Group Companies (including the Employees), (iii) there is no, and for the past three (3) years there has been no, pending or, to the Knowledge of Seller, threatened, labor strike, material labor grievance, material labor arbitration, slowdown, work stoppage, lockout, picketing, handbilling, material labor dispute or other industrial action against or affecting any of the Seller Parties or Transferred Group Companies (with respect to the Business, the Former Employees, or the Transferred Assets), nor has there been any such activity pending or, to the Knowledge of Seller, threatened within the three (3) years prior to the date of this Agreement, (iv) to the Knowledge of Seller, there is no, and for the past three (3) years there has been no, material unfair labor practice charge or complaint pending, unresolved, threatened in writing, or, to the Knowledge of Seller, threatened orally against or relating to any of the Seller Parties or Transferred Group Companies (with respect to the Business) and (v) to the Knowledge of Seller, no trade union has applied to have any of the Seller Parties declared a related employer pursuant to applicable labor and employment legislation in any jurisdiction in which the Seller Parties carry on business. To the Knowledge of Seller, there are no, and for the past three (3) years there have been no, labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to the Seller Parties or the Transferred Group Companies (with respect to the Business). Except as would not reasonably be expected to be material to the Business, with respect to the transactions contemplated by this Agreement, and except for the French Information and Consultation Procedures or as contemplated by Section 7.12 with respect to the Netherlands, the Seller Parties (with respect to the Business) and the Transferred Group Companies have satisfied in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law or Contract.

(l) Except as prohibited by data privacy protections or under applicable Law, as soon as reasonably practical following the date hereof (and no more than one week following the date hereof), Seller shall provide Buyer with an employee census that sets forth a list of all Employees as of the date hereof, including for each, (i) ID number, (ii) job title, (iii) hourly rate or annual base salary (as applicable), (iv) hire date or service commencement date, (v) employment status as active or on leave (including type of leave and anticipated return to work date, if any), (vi) work location, (vii) classification as exempt or non-exempt under the Fair Labor Standards Act or other applicable employment standards legislation, (viii) annual incentive compensation opportunity (whether payable in cash or equity), (ix) visa status (if applicable), (x) anticipated employing entity as of the Closing, which schedule will be updated thirty (30) days prior to Closing.

(m) Except as would not reasonably be expected to be material to the Business, to the knowledge of Seller, none of the Seller Parties or Transferred Group Companies (with respect to the Business) is party to a settlement agreement that involves material allegations of sexual harassment by any employee of the Seller Parties or the Transferred Group Companies at the level of Vice President or above. To the knowledge of Seller, no material allegations of sexual harassment are pending against any current or former employee of the Seller Parties or the Transferred Group Companies (with respect to the Business) at the level of Vice President or above.

Section 3.14 Customers and Suppliers. Section 3.14 of the Seller Disclosure Schedules lists (i) the twenty (20) largest revenue-generating relationships of the Business, taken as a whole, in terms of net sales during the twelve (12)-month period ending on September 30, 2023 (the “Business Top Customers”) and (ii) the twenty (20) largest suppliers of the Business in terms of invoices during the twelve (12)-month period ending on September 30, 2023 (the “Business Top Suppliers”). Between June 30, 2023 and the date of this Agreement, no Business Top Customer or Business Top Supplier has given Seller or any of the Seller Parties written or, to the Knowledge of Seller, oral notice of material and adverse modification or termination or intent to materially or adversely modify or terminate its relationship with Seller or any of the Seller Parties.

Section 3.15 Brokers. Except for Goldman Sachs & Co. LLC, no broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of the Seller Parties.

Section 3.16 Tax Matters.

(a) All (i) income and other material Tax Returns required to be filed under applicable Law by the Transferred Group Companies and (ii) to the extent that failure to do so would have a material and adverse impact upon the Business, Tax Returns with respect to the Transferred Assets required to be filed under applicable Law by the applicable Seller Party have been timely filed (taking into account all automatic extensions obtained in the ordinary course of business). Such Tax Returns are true, correct, and complete, and have been prepared in compliance with applicable Law, in all material respects. All (x) income and other material Taxes required to be paid under applicable Law by the Transferred Group Companies and, (y) to the extent that failure to do so would have a material and adverse impact upon the Business, Taxes of the applicable Seller Party with respect to the Transferred Assets have been timely paid in full (insofar as they are due to have been paid and unless they are being contested in good faith by the appropriate Legal Proceedings and with respect to which adequate reserves have been established in the Business Financial Data in accordance with GAAP).

(b) There has been no material audit or investigation by, or dispute with, any Tax Authority related to the Business or the Transferred Assets, the resolution of which could reasonably result in an Encumbrance (other than a Permitted Encumbrance) on any Transferred Asset. None of the Transferred Group Companies has received from any Governmental Body any written notice indicating an intent to open an audit or other review or any written notice of deficiency or proposed adjustment for any amount of Tax that has not since been fully resolved.

(c) Except as would not, individually or in the aggregate, be material, the Transferred Group Companies have deducted, withheld and timely paid to the appropriate Governmental Body all Taxes required by applicable Law to be deducted, withheld or paid by it in connection with amounts paid or owing to, or allocated to, any employee, independent contractor, creditor, owner, stockholder, member or other third party, and the Transferred Group Companies have timely and accurately complied in all material respects with all reporting and record keeping requirements related thereto.

(d) The Transferred Group Companies have not waived any statute of limitations with respect to the assessment or collection of any Taxes that have not been fully paid, or consented to extend the period in which any Tax may be assessed or collected by any Tax Authority (other than as a result of an automatic extension of the due date for a Tax Return obtained in the ordinary course of business).

(e) Each of the Transferred Group Companies is, and at all times during the three years preceding the date of this Agreement has been, properly treated as a disregarded entity for U.S. federal income tax purposes.

(f) None of the Transferred Group Companies has (i) been a member of an Affiliated Group filing a consolidated Tax Return or a member of a VAT Group (other than the United Kingdom VAT Group of which Micro Focus Limited is a member) or (ii) any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract (other than a commercial contract executed in the ordinary course of business the primary purpose of which is not the allocation or sharing of Taxes), or otherwise.

(g) None of the Transferred Group Companies is or has been a resident for income Tax purposes, and does not have and has not had, any branch, agency, permanent establishment or other taxable presence, in any country other than the country of its formation.

(h) The Transferred Group Companies have in all material respects properly collected and remitted all VAT, sales and similar taxes with respect to sales made to its customers or has properly received and retained appropriate tax exemption certificates that qualify such sales as exempt from VAT, sales and similar Taxes and has otherwise complied in all material respects with applicable legislation related to VAT, sale, and similar Taxes.

(i) Each of the Transferred Group Companies is in compliance in all material respects with all applicable transfer pricing Tax Laws in all applicable jurisdictions.

(j) The sale of the Transferred Group Companies, individually or collectively, will not (including but not limited to the entry into, becoming unconditional or Closing of this Agreement or the exercise of the UK Put Options or UK Call Options) result in any income, profit or gain being deemed to accrue to any Transferred Group Company for Taxation purposes (including, but not limited to, any clawback or disallowance of any group relief or allowance previously given or any Degrouping Charge, but excluding a Buyer’s Degrouping Charge).

(k) All documents which are required to evidence title of any Transferred Group Company to any material asset held by them and which are liable to stamp duty or transfer or registration Tax (or any similar Tax) or are required to be stamped (including, if required by applicable law, with a particular stamp denoting that no such Tax is chargeable or that the document has been produced to the appropriate authority, have been properly and duly stamped and the appropriate Tax has been paid (together with any related interest and penalties). The share registers of each Transferred Group Company (other than the UK Holdcos and any other companies incorporated in the United Kingdom) have not been kept in the United Kingdom at any time.

(l) Each Asset Seller selling Transferred Assets used in a business carried on in Canada is not a non-resident for purposes of the Tax Act.

Section 3.17 Anti-Corruption; Sanctions. Except as would not reasonably be expected to be material to the Business, taken as a whole:

(a) During the three (3) years prior to the date of this Agreement, no Seller Party, nor any director, officer, employees, or agents of any Seller Party, when acting for or on behalf of the Business, has (i) violated the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), as amended, or any other applicable anti-bribery or anticorruption Laws (collectively, the “Anticorruption Laws”), or (ii) agreed to give anything of value to any official, employee or agent of any Governmental Body, or to any other Person, in each case, in violation of Anticorruption Laws in any material respect.

(b) None of the Seller Parties nor, any directors, officers, or employees, nor to the Knowledge of Seller, any of their respective agents or other Representatives, that acted for or on behalf of the Business during the (3) years prior to the date of this Agreement (i) is a Person with whom dealings are prohibited under the economic sanctions administered by the U.S. Department of the Treasury, Global Affairs Canada (including the Trade Controls Bureau of Global Affairs Canada), His Majesty’s Treasury of the United Kingdom, the European Union or any of its member states or the United Nations (“Sanctions”), to the extent applicable, whether as a result of the specific designation of that Person, its ownership or control, the jurisdiction in which it is located, organized or resident, or otherwise (each, a “Sanctioned Person”), or has engaged in any dealings with or for the benefit of any Person that has been at the time of such dealings, the subject or target of Sanctions or located in, organized in, or a resident of any country or territory subject to, or the government of which is subject to, Sanctions, including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk

People’s Republic,” and the so-called “Luhansk People’s Republic;” (ii) has violated Trade Control Laws, or (iii) has, in the last three (3) years, been the subject of any Legal Proceedings by any Governmental Body regarding any offense or alleged offense under Anticorruption Laws or Trade Control Laws, and no such Legal Proceedings are currently pending.

Section 3.18 Affiliate Transactions. Except as set forth in Section 3.18 of the Seller Disclosure Schedules, no officer, director, manager or employee of Seller or its Subsidiaries is has any material ownership interest in any Transferred Asset or any other asset used in or related to the Business.

Section 3.19 Independent Investigation; No Other Representations and Warranties.

(a) Each Seller Party acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article 4 of this Agreement or in any Ancillary Agreement, none of the Buyer Parties, any of the Buyer Parties’ Affiliates or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, including any representation or warranty as to (A) the financial condition of Buyer or (B) the accuracy or completeness of any information made available to the Seller Parties or any of their respective Representatives in connection with this Agreement or their investigation of the Buyer (including any estimates, forecasts, budgets, projections or other financial information), and (iii) except in respect of (x) the representations and warranties expressly set forth in Article 4 of this Agreement or in any Ancillary Agreement, or (y) Fraud, the Seller Parties will have no right or remedy (and Buyer will have no Liability whatsoever) arising out of, and each Seller Party expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to the Buyer Parties or any of Buyer’s Affiliates, including in any materials, documentation or other information regarding the Buyer made available to the Seller Parties and/or of their respective its Representatives in connection with this Agreement (including any estimates, forecasts, budgets, projections or other financial information), or any errors therein or omissions therefrom. For the avoidance of doubt, nothing in this Section 3.19 shall limit the right of the Seller Indemnitees to rely on the representations and warranties set forth in this Agreement or any Ancillary Agreement or their respective rights to indemnification under Article 6 or Article 10 or shall operate in any manner to limit a claim for Fraud.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Each Buyer Party hereby represents and warrants, jointly and severally, to Seller as of the date hereof as follows:

Section 4.1 Organization and Authority of Buyer.

(a) Each of the Buyer Parties is duly organized, validly existing and in good standing (to the extent good standing exists as a legal concept in such jurisdiction) under the Laws of its jurisdiction of organization or incorporation. Each Buyer Party has all requisite power and authority to (i) enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, (ii) carry out its obligations hereunder and thereunder and (iii) consummate the transactions contemplated hereby and thereby.

(b) The execution and delivery by each Buyer Party of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by the Buyer Parties of their respective obligations hereunder and thereunder and the consummation by the Buyer Parties of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of each Buyer Party. This Agreement has been duly and validly executed and delivered by each Buyer Party, and (assuming due authorization, execution and delivery by each Seller Party) this Agreement constitutes a legal, valid and binding obligation of each Buyer Party enforceable against such Buyer Party in accordance with its terms.

(c) Each of the Ancillary Agreements to which a Buyer Party is or will be a party has been or will be duly and validly executed and delivered by such Buyer Party, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of such Buyer Party enforceable against such Buyer Party in accordance with its terms, subject to the Enforceability Limitation.

Section 4.2 No Conflicts; Consents.

(a) Subject to receipt of the Consents and Permits and the making of the declarations, filings and notices, referred to in Section 4.2(b), neither the execution, delivery or performance by the Buyer Parties of this Agreement, nor the consummation of the transactions contemplated hereby, will:

(i) result in a material violation or material breach of, or material default under, any provision of the Organizational Documents of the Buyer Parties; or

(ii) result in a violation of any Law or Order applicable to the Buyer Parties; or

(iii) (A) result in a violation or breach of, (B) constitute a default under, (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel or (D) require the Consent of any other Person under, any material Contract to which Buyer is a party or is bound or to which any of the properties or assets of the Buyer Parties are subject;

except in the case of clauses (ii) and (iii) where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) No material Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with and filings under the Securities Act, Exchange Act, state securities laws or “blue sky” laws, the HSR Act and all applicable Antitrust Laws and Foreign Investment Laws set forth in Section 3.2(a)(iii) of the Seller Disclosure Schedules and (ii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.3 Legal Proceedings; Governmental Orders. As of the date hereof, (a) there is no Legal Proceeding pending or threatened in writing against or by any Buyer Party, or to which any Buyer Party is a party, and (b) there is no Order applicable to any Buyer Party, which in either case, would have a Buyer Material Adverse Effect or that could make illegal consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.4 Financing. Buyer has delivered to Seller true and complete copies of the fully executed debt commitment letter (the “Debt Commitment Letter”) and redacted copies of the fully executed fee letter (each a “Redacted Fee Letter”), each dated as of the date hereof (collectively, the “Debt Financing Commitments”), between Buyer and the financial institutions party thereto (together with (i) any Persons that become a party thereto after the date of this Agreement in accordance with the terms thereof and hereof and (ii) any Persons that have otherwise agreed to purchase securities or place securities or arrange or provide loans in lieu of the Debt Financing, the “Debt Financing Sources”), pursuant to which each of the financial institutions party thereto has agreed, subject to the terms and conditions thereof, to provide or arrange the amounts set forth therein (collectively the “Debt Financing”) for the purpose of, among other things, funding the transactions contemplated by this Agreement and related fees and expenses. Buyer has also delivered to Seller a true and complete copy of the fully executed equity commitment letter dated as of the date hereof (the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”), from the Persons identified therein (together with any Persons that become a party thereto after the date of this Agreement in accordance with the terms thereof and hereof, the “Equity Financing Sources” and, together with the Debt Financing Sources, the “Financing Sources”), reflecting each such Person’s commitment to provide to Buyer at Closing the cash amount set forth therein subject to the terms and conditions thereof (the “Equity Financing” and, together with the Debt Financing, the “Financing”). Each of the Financing Commitments, in the form so delivered, (x) is in full force and effect, (y) is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto and (z) is enforceable in accordance with its terms against Buyer and, to the knowledge of Buyer, the other parties thereto, subject to the Enforceability Limitations. As of the date hereof, the Financing Commitments have not been amended, supplemented or otherwise modified in any respect, and no provision thereof has been waived (provided that the existence or exercise of the “market flex” provisions contained in any Redacted Fee Letter in connection with the Debt Financing Commitments shall not constitute an amendment, supplement or modification of the Debt Financing Commitments), no amendment, supplement, modification or waiver is contemplated, other than as permitted by Section 2 of the Debt Commitment Letter, and the financing commitments thereunder have not been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated, in each case as of the date of this Agreement. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any other parties thereto under the Financing

Commitments, and Buyer has no reason to believe that any term or condition precedent to the funding of any of the Financing set forth in the applicable Financing Commitments will not be satisfied on a timely basis, or that the Financing will otherwise not be available to Buyer on a timely basis to consummate the transactions contemplated by this Agreement at the time required pursuant to this Agreement. Buyer has fully paid or caused to be paid any and all commitment fees or other fees required by the Financing Commitments to be paid thereunder on or prior to the date of this Agreement. On the Closing Date, the aggregate proceeds of the Financing contemplated by the Financing Commitments, together with cash on hand of the Buyer, will be sufficient for Buyer (x) to complete the transactions contemplated by this Agreement, (y) pay all amounts required to be paid by or on behalf of Buyer pursuant to Article 2 and (z) pay any other amounts, fees and expenses required to be paid by Buyer in connection with the consummation of the transactions contemplated by this Agreement. The obligations to make the Financing available to Buyer pursuant to the terms of the Financing Commitments are not subject to any conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth herein and in the Financing Commitments. As of the date of this Agreement, there are no Contracts or other legally binding agreements, arrangements or understandings or commitments to enter into agreements, arrangements or understandings to which Buyer or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Commitments and delivered to Seller on or prior to the date of this Agreement that would reasonably be expected to adversely affect to the availability of the Financing on the Closing Date.

Section 4.5 Solvency. None of the Buyer Parties is entering into this Agreement or any Ancillary Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming (a) the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement and in each Ancillary Agreement (as applicable), (b) the compliance by each Seller Party in all material respects with their respective obligations under this Agreement and (c) the satisfaction or waiver of the conditions to the Closing in Article 8, then at the Closing and immediately after giving effect to the transactions contemplated by this Agreement, including the Debt Financing, any alternative financing and the payment of the Purchase Price, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, the Buyer Parties, on a consolidated basis, will be Solvent. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of a Person will, as of such date, exceed the sum of (A) the value of all of such Person’s “liabilities, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable Liabilities of such Person, as of such date, on its existing debts as they become absolute and mature, (ii) each Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) each Person will be able to pay its Liabilities as of such date as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its Liabilities as of such date as they mature” means that the applicable Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its Liabilities as they become due.

Section 4.6 Brokers. No broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Buyer Party.

Section 4.7 Independent Investigation; No Other Representations and Warranties.

(a) The Buyer Parties have conducted their own independent investigation, review and analysis of, and reached their own independent conclusions regarding, the Business, the Transferred Group Companies and their respective operations, assets, condition (financial or otherwise) and prospects. Each Buyer Party acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records, financial data and other documents and information of and relating to the Business and the Transferred Group Companies for such purpose. The Buyer Parties have been represented by, and had the assistance of, counsel in the conduct of its due diligence, the preparation and negotiation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby. In entering into this Agreement, each Buyer Party acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and hereby expressly waives any reliance on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to any Seller Party, any of the Seller Parties’ Affiliates, the Transferred Group Companies or the Business except for the representations and warranties expressly set forth in Article 3 of this Agreement (and, with respect to such representations and warranties, subject to any limitations included in this Agreement) or in any Ancillary Agreement.

(b) Each Buyer Party acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article 3 of this Agreement or in any Ancillary Agreement, none of the Seller Parties, any of the Seller Parties’ Affiliates or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Business, the Transferred Group Companies, the Transferred Assets or the Assumed Liabilities, including any representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose, (B) the operation or probable success or profitability of the Business or the Transferred Group Companies following the Closing, (C) the accuracy or completeness of any information regarding the Business and the Transferred Group Companies made available to the Buyer Parties and its Representatives in connection with this Agreement or their investigation of the Business (including any estimates, forecasts, budgets, projections or other financial information with respect to the Business), or (D) the consequences to the Business or the Transferred Group Companies of not benefitting, after the Closing, from Overhead and Shared Services after the termination of Seller’s obligation to provide any services under the Ancillary Agreements, from such services, (ii) except as expressly provided in this Agreement or in any Ancillary Agreement, the Transferred Assets and the Transferred Equity Securities are conveyed “as is”, “where is” with all faults as of the Closing Date and (iii) except for in respect of (x) the representations and warranties expressly set forth in Article 3 of this Agreement or in any Ancillary Agreement, (y) rights to indemnification under Article 10 or (z) Fraud, the Buyer Parties will have no right or remedy (and Seller will have no Liability whatsoever) arising out of, and each Buyer Party expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to the Seller Parties, any of the Seller Parties’ Affiliates, the Transferred Group Companies or the Business, including in any materials, documentation or other information regarding the Transferred Group Companies and the Business made available to the Buyer Parties and its Representatives in connection with this Agreement or their investigation of the Transferred Group Companies and the Business (including any estimates, forecasts, budgets, projections or other financial information with respect to the Business), or any errors therein or omissions therefrom.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business.

(a) During the period commencing on the date hereof and ending on the earlier of the Closing Date and the termination of this Agreement (the “Pre-Closing Period”), except as (i) otherwise expressly provided or permitted by this Agreement, (ii) set forth in Section 5.1(a) or Section 5.1(b) of the Seller Disclosure Schedules, (iii) expressly contemplated by the Internal Reorganization Plan or as otherwise necessary to accomplish the Internal Reorganization, (iv) required by any Law or Order applicable to Seller or any of its Affiliates or the assets or operation of the Business, the Transferred Assets or the Assumed Liabilities, including any Exigency Measure, or any Exigency Action, or (v) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (and shall cause each Seller Party and Transferred Group Company to) use reasonable best efforts to (A) operate the Business in the ordinary course of business in all material respects; (B) maintain and preserve the present business organizations, assets and technology of the Business, including the Transferred Assets, in the ordinary course of business in all material respects; and (C) maintain and preserve the relationships and goodwill with customers, suppliers and others having material business dealings with the Business in all material respects; provided, however, that (1) no action or inaction by Seller with respect to any matters specifically addressed by any clause of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action or inaction would constitute a breach of such clause of Section 5.1(b) and (2) Buyer’s consent with respect to any action or matter pursuant to Section 5.1(b) shall be deemed to constitute consent for purposes of this Section 5.1(a).

(b) Without limiting the generality of the foregoing Section 5.1(a), during the Pre-Closing Period, except as (v) otherwise expressly provided in or permitted by this Agreement, (w) set forth in Section 5.1(b) of the Seller Disclosure Schedules, (x) expressly contemplated by the Internal Reorganization Plan or as otherwise necessary to accomplish the Internal Reorganization, (y) required by any Law or Order applicable to Seller or any of its Affiliates or the Business, the Transferred Assets or the Assumed Liabilities, including any Exigency Measures, or any Exigency Action, or (z) required by any Contract to which Seller or any of its Affiliates is party and by which the Business or any of the Transferred Assets are bound, Seller shall not, and shall cause the Seller Parties and the Transferred Group Companies not to, take any of the following actions with respect to the Business, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) redeem, repurchase, issue, sell, grant, pledge or otherwise dispose of, or grant or suffer to exist any Encumbrance with respect to, any Equity Securities of the Transferred Group Companies or (B) declare, make or pay any non-cash dividends or distributions to the holders of Equity Securities of a Transferred Group Company;

(ii) (A) enter into any vendor or supplier Contract that would be both a Material Contract and a Transferred Contract if entered into prior to the date hereof, (B) except in the ordinary course of business, enter into, accelerate, terminate, cancel, fail to renew, renew, amend, transfer, grant a waiver under or otherwise modify in any material respect any Material Contract that is a Transferred Contract, or any Contract which, if entered into prior to the date hereof, would be a Material Contract and a Transferred Contract (other than any expiration or non-renewal in accordance with its terms) or (C) make any material change to the existing account or pricing structure, customer payment requirements or any other payment or collection practices with respect to payables or receivables of the Business other than (1) in the ordinary course of business or (2) such changes as are required for, and consistent with, the transactions contemplated herein and the Internal Reorganization;

(iii) (A) grant or suffer to exist any material Encumbrance, other than any Permitted Encumbrances, on any of the Transferred Assets or otherwise in respect of the Business (other than in the ordinary course of business or Encumbrances in connection with the Internal Reorganization), (B) incur any indebtedness for borrowed money of any Transferred Group Company or in respect of the Business (other than indebtedness that will be repaid in full as of or prior to the Closing and other than intercompany indebtedness expressly contemplated by the terms of the Internal Reorganization), or (C) commit the Business or any Transferred Group Company to make any unbudgeted post-Closing capital expenditures in excess of, individually or in the aggregate, $2,000,000;

(iv) sell, lease, pledge, assign, transfer, swap or otherwise dispose of any material Transferred Assets (other than Transferred Intellectual Property) except pursuant to existing Contracts;

(v) (A) sell, license, pledge, abandon, assign, let lapse, fail to maintain or protect or otherwise dispose of any material Transferred Intellectual Property, except granting non-exclusive licenses in the ordinary course of business to customers or service providers of the Business or non-exclusive licenses of Intellectual Property Rights ancillary to the primary purpose of a commercial agreement; or (B) sell, license, pledge, assign, fail to protect or otherwise dispose of the InnerSource Code or the Software components set forth on Section 5.11(b)(i)(B) of the Seller Disclosure Schedules in a manner that would preclude Seller from granting to Buyer the licenses set forth in the Software Cross-License Agreement and the InnerSource Code License Agreement;

(vi) (A) adopt any plan of merger, amalgamation, arrangement, consolidation, reorganization, liquidation or dissolution of any Transferred Group Company, or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of any Transferred Group Company or consent to the filing of any bankruptcy petition against any Transferred Group Company under any similar Law, (B) acquire by merging or consolidating with, or purchase or acquire Equity Securities of or a material portion of the assets of (other than purchases of assets in the ordinary course of business), any Person or business if such Equity Securities or assets would be Transferred Assets or (C) make any material amendment to the Organizational Documents of any Transferred Group Company;

(vii) other than (A) as may be required by any existing Business Benefit Plan, as in effect on the date hereof, (B) in connection with any action that applies uniformly to Employees and other similarly situated employees of Seller and its Affiliates for which the cost and all Liability will be borne by Seller or its Affiliates, (C) as required by applicable Law or (D) with respect to clauses (1) through (4) below, in the ordinary course of business, (1) announce or grant to any Employee any incentive (whether cash- or equity-based), retention, change in control, transaction, equity- or equity-based, severance or similar compensation or benefits or any increase or decrease in compensation or benefits, unless, in each case, such amount shall be paid in full by Seller or any of its Subsidiaries prior to the Closing or Seller otherwise agrees to bear the cost and all Liability of such benefit (and, for the sake of clarity, any equity- or equity-based awards that may be granted after the date hereof, whether in accordance with the terms of this Section 5.1(b) or with Buyer’s consent, shall not be Covered Awards for any purpose, unless Buyer so agrees in writing), (2) establish, adopt, enter into, terminate, modify or amend any Assumed Benefit Plan or any Transferred Group Company Plan or, with respect to any Employee, any other Business Benefit Plan (or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Business Benefit Plan if in effect on the date hereof), (3) transfer or accept the sponsorship of (or any assets and Liabilities under) any Assumed Benefit Plan or any Transferred Group Company Plan, (4) accelerate the funding, payment or vesting of any compensation or benefits payable or provided to any Employee, (5) hire, promote or engage any Employee with the title of vice president and above, (6) terminate any Employee, other than for cause or material disciplinary reasons (including violation of any policies of Seller or its Subsidiaries applicable to such Employee), with a title of vice president and above; or (7) implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions with respect to the Business that trigger the notice obligations of the WARN Act;

(viii) (A) with respect to any Employee or any other employee of Seller or its Affiliates with annual compensation in excess of $236,000 (a “Senior Employee”): (1) reassign the duties of any such Senior Employee who is an Employee such that he or she is no longer an Employee or primarily providing services to the Business or the Transferred Assets, (2) reassign the duties of any such Senior Employee who is not an Employee such that he or she primarily provides services to the Business or the Transferred Assets or would reasonably likely become an Employee, (3) transfer the employment of any such Senior Employee who is not an Employee to a Transferred Group Company, or (4) transfer the employment of any such Senior Employee who is a Company Employee to Seller or any of its Affiliates (other than a Transferred Group Company); and (B) with respect to all other Employees or other employees of Seller and its Affiliates: (1) reassign the duties of any such employee who is an Employee such that he or she is no longer an Employee or primarily providing services to the Business or the Transferred Assets, (2) reassign the duties of any such employee who is not an Employee such that he or she primarily provides services to the Business or the Transferred Assets or would reasonably likely become an Employee, (3) transfer the employment of any such employee who is not an Employee to a Transferred Group Company, or (4) transfer the employment of any such employee who is a Company Employee to Seller or any of its Affiliates (other than a Transferred Group Company), in the case of this clause (B), if, as a result of such transfer or reassignment, together with all other transfers and reassignments subject to this clause (viii), (x) there would be a reduction or increase of five (5%) or more of the total number of Employees from the Assumed Employee Headcount or (y) Employees would work or live in jurisdictions not set forth on the census provided as of the date of this Agreement pursuant to Section 3.13(l);

(ix) other than (A) as may be required by any existing Collective Bargaining Agreement, as in effect as of the date hereof or (B) as required by applicable Law, enter into, amend, extend or terminate any Collective Bargaining Agreement, or recognize or certify any labor union, labor organization, or group of employees as the bargaining representative for any Employees;

(x) pay or discharge, enter into any settlement with respect to, or waive or compromise, any Legal Proceeding, other than any settlement (A) involving settlement amounts not exceeding $4,000,000 individually or in the aggregate and that will be fully paid prior to the Closing and (B) that does not impose any material restrictions or nonmonetary obligations on the Business, the Transferred Group Companies or the Transferred Assets;

(xi) with respect to a Transferred Group Company: (A) make (outside of the ordinary course of business), change or revoke any election in respect of material Taxes or its classification for tax purposes, (B) adopt or change any method or practice of Tax accounting or Tax annual reporting, (C) settle or compromise any material U.S. federal, state, local or non-U.S. Tax Liability, claim or assessment, (D) amend any income or other material Tax Return, (E) enter into any closing agreement relating to any Tax, (F) waive or consent to an extension of a statute of limitations period applicable to any material Tax claim or assessment or (G) enter into any Tax sharing, Tax allocation, Tax indemnity or similar agreement (other than commercial contracts executed in the ordinary course of business the primary purpose of which is not the allocation or sharing of Taxes), or become a member of a VAT Group;

(xii) disclose any material Trade Secrets or other material confidential information included in the Transferred Intellectual Property to any third Person (other than pursuant to binding confidentiality agreements with reasonable protections with respect to such material Trade Secrets and other material confidential information);

(xiii) enter into any transaction or Contract with Seller or any of its Affiliates (other than the Transferred Group Companies) other than (i) as contemplated by the Internal Reorganization Plan, (ii) the Ancillary Agreements, (iii) any transactions contemplated by the Internal Reorganization Plan or (iv) Contracts that will be terminated at or prior to the Closing in accordance with Section 5.23;

(xiv) enter into, amend or modify any customer Contract involving (or amend or modify any customer Contract to provide) (1) a duration in excess of four (4) years and (2) total contract value thereunder in excess of $2,500,000; and

(xv) agree in writing to take any of the actions in the foregoing clauses (i) through (xiv).

(c) Notwithstanding the foregoing, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Business prior to the Closing and nothing herein shall prevent Seller or the Seller Parties from taking any action that is not related to and does not materially impact the Business. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business. Nothing in this Agreement shall prohibit Seller or any of its Affiliates from transferring any employees or Transferred Assets among Seller and its Affiliates in accordance with the terms of the Internal Reorganization Plan.

Section 5.2 Access to Information.

(a) During the Pre-Closing Period, Seller shall, and shall cause its Subsidiaries and shall use reasonable best efforts to cause its Representatives to, at Buyer’s reasonable request for purposes of consummating the transactions contemplated by this Agreement or otherwise preparing for Buyer’s operation of the Business following the Closing, provide Buyer and its Representatives with reasonable access to (i) Seller’s and its Affiliates’ properties, assets, books and records and data (including copies thereof needed to address transition planning for the Business) to the extent (A) related to the Business and (B) capable of being separated from the properties, assets, books and records, documents and data relating to any other business of Seller or any of its Affiliates; (ii) senior management responsible for the Business; and (iii) such other information relating to the Business as Buyer or any of its Representatives may reasonably request, except as determined in good faith by Seller to be appropriate to ensure compliance with any applicable Law (including any Exigency Measure). All access and investigation pursuant to this Section 5.2(a) shall be (A) conducted during normal business hours upon reasonable advance notice to Seller, (B) conducted in such a manner as not to unreasonably interfere with the normal operations of the Business, including that such access may be limited (or conducted remotely or virtually, if feasible) to the extent Seller reasonably determines in light of any Exigency Event, that such access would jeopardize the health and safety of any employee of Seller or its applicable Affiliate(s), (C) coordinated through Seller’s Corporate Development division (or such other division as may be later designated in writing by Seller) or a designee thereof and (D) conducted at Buyer’s sole cost and expense, and Seller shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.2(a). Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, Seller shall not be required to provide access or disclose information (I) to Buyer that contains or comprises (1) information relating to any other businesses of Seller or any of its Affiliates (other than the Business), except to the extent required to obtain the Consents in accordance with and subject to Section 5.7, or (2) individual performance or evaluation records, medical histories, workers compensation records, drug testing results, or other sensitive personal information, (II) where such access or disclosure would, in Seller’s legal counsel’s reasonable judgment, (1) jeopardize the attorney-client privilege or other immunity or protection from disclosure of Seller or any of its Subsidiaries, (2) conflict with any (x) Law, Data Security Requirement or Order applicable to Seller or any of its Affiliates, Consent previously given by any Person, or the assets, or operation of the Business including any Exigency Measure, (y) Contract to which Seller or any of its Affiliates is party or by which any of the assets or properties of Seller or any of its Affiliates are bound or (z) other contractual or fiduciary obligation of confidentiality or (3) result in the disclosure of competitively sensitive information to the Buyer (but which will be provided to Buyer’s Representatives on an outside counsel basis if required to obtain the Consents in accordance with and subject to Section 5.7); provided, that, in the event any access or information is withheld in accordance with this sentence, Seller will inform Buyer of the general nature of the information being withheld and, upon Buyer’s request, reasonably cooperate with Buyer to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (1), (2) or (3), including by providing such access or information to Buyer’s Representatives. Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, except as contemplated by Section 2.12(c) with respect to the Seller Shared Contracts, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (x) Buyer shall not, and shall cause its Subsidiaries and their respective Representatives not to, contact or communicate with any vendor, supplier or customer of the Business, or any other Person having a business relationship with the Business, regarding the business, operations or prospects of the Business or this Agreement or the transactions contemplated hereby, and (y) Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Business without the prior written consent of Seller. Notwithstanding the foregoing, if the Parties are in an adversarial relationship in any Legal Proceeding, the furnishing of information, documents or records in accordance with this Section 5.2(a) shall be subject to any applicable rules relating to discovery. This Section 5.2(a) shall not apply to any records relevant to Taxes, which shall be governed by Section 6.3.

(b) Buyer will hold any information obtained pursuant to Section 5.2(a) in confidence in accordance with the Confidentiality Agreement.

Section 5.3 Exclusivity. During the Pre-Closing Period, other than with respect to the transactions contemplated hereby, the Seller Parties will not, directly or indirectly, through any of Seller’s Representatives or otherwise, and will cause their Subsidiaries not to, (a) solicit, initiate, knowingly encourage or knowingly facilitate the submission of any bids, proposals, indications of interest or offers relating to, in connection with or anticipation of, or that constitutes, or would reasonably be expected to lead to, an Alternative Transaction, (b) enter into any discussions or negotiations regarding, or deliver, furnish or otherwise make available or cause to be made available to any Person any information with respect to the Business, the Transferred Group Companies or the Transferred Assets or any offer relating to, in connection with or anticipation of, or that constitutes, or would reasonably be expected to lead to, an Alternative Transaction or (c) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate, any effort or attempt by any other Person or entity to do or seek any of the foregoing. Immediately following the execution of this Agreement, the Seller Parties shall, and shall cause their respective Representatives and controlled Affiliates to, immediately cease and terminate any discussions or negotiations with any third party that are ongoing with respect to any transaction of the type or similar to those described in the immediately preceding sentence.

Section 5.4 Notification of Certain Matters. During the Pre-Closing Period, each Party shall promptly notify the other Party of any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article 8 becoming incapable of being satisfied; provided, however, that a Party’s failure to give notice of any such occurrence as required pursuant to this Section 5.4 shall not be (a) deemed to be a breach of the covenant contained in this Section 5.4, but instead shall (if applicable) constitute only a breach of the applicable underlying representation, warranty, covenant or agreement, or (b) taken into account in determining whether the conditions to Closing set forth in Article 8 have been satisfied.

Section 5.5 Efforts to Consummate. Subject to Section 5.6 and Section 5.7, during the Pre-Closing Period, each Party shall use reasonable best efforts (unless, with respect to any action, another standard of performance is otherwise expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner reasonably practicable (taking into account the requirements set forth in Section 2.9 and the terms of Section 5.7), including satisfaction (but not waiver) of the conditions to Closing set forth in Article 8.

Section 5.6 Consents. During the Pre-Closing Period, each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, use reasonable best efforts to give all notices to, and identify and obtain all Consents from, all Persons required to (x) assign and/or transfer the Transferred Assets to Buyer, (y) complete the Internal Reorganization or (z) consummate the transactions contemplated hereby, which, in each case, are identified on Section 5.6 of the Seller Disclosure Schedules; provided, however, that Seller and its Affiliates shall not have any obligation to (a) amend or modify any Contract that is not a Transferred Asset, (b) pay any consideration to any Person for the purpose of obtaining any such Consent, or (c) pay any costs and expenses of any Person resulting from the process of obtaining such Consent (in each case, other than its obligations to Buyer as set forth in Section 2.12 above). Buyer acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement (including the Internal Reorganization) may be required from parties to the Transferred Contracts and that such Consents and waivers may not be obtained prior to Closing and are not conditions to the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary, the Parties’ obligations in respect of any Antitrust Matter or Foreign Investment Law shall be governed exclusively by Section 5.7 and not this Section 5.6.

Section 5.7 Governmental Approvals.

(a) Subject to the other terms and conditions of this Section 5.7, during the Pre-Closing Period, each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, use reasonable best efforts to (i) obtain, or cause to be obtained, all Consents and Permits from Governmental Bodies that are or become necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, including to use reasonable best efforts to cause the waiting periods under the HSR Act and any other applicable Antitrust Laws or Foreign Investment Laws to terminate or expire as soon as reasonably practicable after filing, (ii) respond promptly to any requests for information made by any Governmental Body, including the FTC or the DOJ and any foreign Governmental Bodies, (iii) cooperate fully with the other Party in promptly seeking to obtain all such Consents and Permits and (iv) not take any action that would reasonably be expected to prevent the receipt of any such Consents or Permits. Buyer and Seller shall, as promptly as reasonably practicable and, (A) in no event, later than ten (10) Business Days after the date hereof, prepare and file the required Notification and Report Forms under the HSR Act with the FTC and the DOJ and (B) prepare and file any required notifications, filings (or draft filings, where applicable), briefing papers, registrations, submissions and other materials required and advisable under the applicable Antitrust Laws and Foreign Investment Laws set forth in Section 8.1(a) of the Seller Disclosure Schedules. All filings, briefing papers, registrations, and submissions made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws and Foreign Investment Laws. All filing fees payable in connection with the notifications, filings, or registrations under the HSR Act and the applicable Antitrust Laws and Foreign Investment Laws set forth in Section 8.1(a) of the Seller Disclosure Schedules with respect to the transactions contemplated by this Agreement shall be paid entirely by Buyer.

(b) To the extent not prohibited by applicable Law, each of Buyer and Seller shall use reasonable best efforts to (i) promptly notify and furnish the other Party copies of any substantive correspondence or communication (including, in the case of any oral correspondence or communication, a summary thereof) between it or any of its Subsidiaries or any of their respective Representatives, on the one hand, and any Governmental Body, on the other hand, or any filing such Party submits to any Governmental Body (other than filings pursuant to the HSR Act), (ii) consult with and permit the other Party to review in advance any proposed filing (except the Parties’ respective filing under the HSR Act) and any substantive written or oral communication or correspondence by such Party to any Governmental Body and (iii) consider in good faith the views of such other Party in connection with any proposed filing and any substantive written or oral communication or correspondence to any Governmental Body, in each case, to the extent relating to the subject matter of this Section 5.7 or the transactions contemplated by this Agreement. Each Party may, as it deems advisable and necessary, reasonably designate material provided to the other Parties under this Section 5.7 or otherwise as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and advisors of the Parties to whom such materials or information is necessary to be provided and will not be disclosed by such outside counsel or advisors to the Parties unless express written permission is obtained. Notwithstanding the foregoing, each Party shall be permitted to redact as necessary to (1) remove any commercially sensitive information, (2) comply with any contractual requirements, (3) address reasonable privilege concerns or (4) remove references concerning valuation before sharing with the other Party. Each Party shall use reasonable best efforts to coordinate with respect to all aspects of strategy and communication regarding matters related to the HSR Act or any other Antitrust Law or any Foreign Investment Law, in each case, with respect to the transactions contemplated by this Agreement, provided that Buyer shall be entitled to make the final determination as to the appropriate course of action. Neither Buyer nor Seller shall agree to, or permit any of its Subsidiaries or Representatives to, participate in any meeting or substantive discussion with any Governmental Body in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.7 or any transaction contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(c) Buyer and Seller shall, and shall cause their respective Subsidiaries to, use reasonable best efforts (1) to take any and all actions necessary, proper or advisable to obtain any Consents or Permits required under or in connection with the HSR Act, the Antitrust Laws and Foreign Investment Laws referred to in clause (i) of Section 5.7(a), (2) to enable all waiting periods under any such Antitrust Law and Foreign Investment Law to expire, and (3) to avoid or eliminate each and every impediment under any such Antitrust Laws and Foreign Investment Laws asserted by any Governmental Body, in each case, to cause the Closing and the other transactions contemplated hereby to occur as promptly as reasonably practicable following the date of this Agreement (subject to the terms and conditions of this Agreement and taking into account the requirements set forth in Section 2.9 and the remainder of this Section 5.7) and, in any event, prior to the Termination Date, including using reasonable best efforts to promptly comply with any requests or inquiries for additional information or documentation (including any second request) by any Governmental Body; provided that in no event shall Buyer, Seller or any of their respective Subsidiaries or Affiliates be required to take any actions in furtherance of (i) offering, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any or all of the capital stock, assets, rights, products or businesses of Buyer, Seller or any of their respective, Affiliates or the Business or (B) any other restrictions on the activities of Buyer, Seller or any of their respective Affiliates or the Business, including terminating, amending or assigning existing relationships and contractual rights and obligations, continuing certain lines of business and agreeing to restrictions on pricing, other than, in the case of clause (B), such assurances as may be customarily necessary to address national security, public order or employment concerns of any applicable Governmental Body (including entering into a mitigation agreement, letter of assurance or other similar arrangement); provided that, in no event shall Buyer or Seller be required to accept any such obligations that would prevent Buyer, Seller or their respective Affiliates from exercising effective management and control over the Business or the retained businesses of Seller or any of its Affiliates as of the Closing Date, as applicable, or that would, individually, reasonably be expected to have more than a de minimis impact on Buyer and its Subsidiaries (taken as a whole) or Seller and its Subsidiaries (taken as a whole), as applicable, or the Business or retained businesses of Seller or any of its Affiliates as of the Closing Date, as applicable (in each case, taken as a whole) (the actions contemplated by clauses (A) and (B), each a “Remedial Action”) or (ii) bringing or initiating a Legal Proceeding or seeking a preliminary or permanent injunction or other Order or Law in connection with obtaining any Consent or Permit contemplated by this Section 5.7; provided, further, that if, despite the foregoing, a Governmental Body brings or initiates any litigation challenging the transactions contemplated by this Agreement under any Antitrust Law or Foreign Investment Law, (x) Buyer shall use reasonable best efforts to contest, defend and appeal such litigation to avoid a preliminary or permanent injunction or other Order or Law that would materially adversely affect the ability of the Parties to consummate, or otherwise materially delay the consummation of, the transactions contemplated hereby, (y) Seller shall use reasonable best efforts to contest, defend and appeal any such litigation at the reasonable direction of the Buyer and (z) Buyer and Seller shall cooperate in all respects in connection with the defense or appeal of such litigation. Notwithstanding anything to the contrary in no case shall Buyer or Seller be required to commence any litigation against any Governmental Body seeking any Order with respect to the transactions contemplated by this Agreement. For the avoidance of doubt, no Party shall, except with the prior written consent of Buyer, publicly or before any Governmental Body or other third party, offer, suggest, propose or negotiate, or commit to or effect, by consent decree, hold separate order or otherwise, any Remedial Action. Neither Seller nor any Seller Party shall, without the prior written consent of Buyer, directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with any Governmental Body to delay or not to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Buyer, Seller or any of their respective Subsidiaries be obligated to commit to take any Remedial Action, the consummation of which is not conditioned on the consummation of the Closing.

(d) Neither Buyer nor Seller shall, and each shall cause its respective Subsidiaries not to, acquire or agree to acquire any assets, business, securities, person or subdivision thereof, if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially delay any Consent or materially increase the risk of not obtaining any Consent contemplated in Section 8.1(a).

Section 5.8 Public Announcements. Except as otherwise expressly contemplated by the provisions of this Agreement, Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement regarding this Agreement or the transactions contemplated by this Agreement, and no Party or their respective Subsidiaries or Representatives may issue any such press release or public statement without the prior written consent of (i) Buyer, in the case of any such disclosure by any Seller Party or any of their respective Subsidiaries or Representatives or (ii) Seller, in the case of any such disclosure by any Buyer Party or any of their respective Subsidiaries or Representatives. Notwithstanding the foregoing: (a) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party) and (b) each party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Law or the rules and regulations of any stock exchange, in which case such party shall use its reasonable best efforts, consistent with applicable Law, to consult in good faith with the other party hereto prior to issuing any such press release or making any such public announcement or statement.

Section 5.9 Books and Records. For a period of five (5) years after the Closing, each of Buyer and Seller shall use reasonable best efforts to (a) give Seller or Buyer, as the case may be, and its Representatives reasonable access during normal business hours to (x) its respective Representatives, including employees, and (y) books and records and other information with respect to the Business, the Transferred Group Companies or the Transferred Assets relating to periods prior to the Closing (only to the extent reasonably separable from the books and records of any other businesses of Seller, Buyer or any of their respective Affiliates, as the case may be,) for any reasonable purpose, including as may be necessary for (i) the preparation of financial statements and (ii) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any Legal Proceeding (including any Third-Party Claim pursuant to Article 10), subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any Antitrust Laws and Foreign Investment Laws), and (b) maintain all such books and records in accordance with such Party’s record retention policies. The access provided pursuant to this Section 5.9 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer or Seller or any of their Affiliates, as the case may be, including that such access may be limited (or conducted remotely or virtually, if feasible) to the extent Buyer or Seller, as applicable, reasonably determines that such access would jeopardize the health and safety of any employee of Buyer or Seller, as applicable, or its applicable Affiliate(s). In no event will Buyer or Seller be required to furnish any documents or information pursuant to this Section 5.9 that are required by any applicable Law or Order to be kept confidential, or if furnishing such documents or information would reasonably be expected to jeopardize the status of such documents or information as privileged; provided, that, in the event any access or information is withheld in accordance with this Section 5.9, the withholding Party will inform the requesting Party of the general nature of the information being withheld and, upon requesting Party’s request and at the requesting Party’s sole cost and expense, reasonably cooperate with requesting Party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in this sentence. Notwithstanding the foregoing, if the Parties are in an adversarial relationship in any Legal Proceeding, the furnishing of information, documents or records in accordance with this Section 5.9 shall be subject to any applicable rules relating to discovery. This Section 5.9 shall not apply to access to any records relevant to Taxes, which shall be governed by Section 6.3.

Section 5.10 Confidentiality.

(a) Without limiting the confidentiality obligations in Section 5.11(h)(iii), from and after the Closing until the date that is three (3) years after the Closing Date, Seller shall, and shall cause its controlled Affiliates to, keep confidential any and all non-public information to the extent relating to the Business, except in the case of information constituting a trade secret under applicable Law, which Seller shall, and shall cause its controlled Affiliates to, keep confidential indefinitely for so long as such information continues to derive economic value from its confidential nature, in each case, including any information that was furnished to the Seller Parties or their Affiliates or Representatives by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Seller (with the advice of counsel) to be required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Seller or any of its Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, Seller shall, (i) to the extent permissible by such applicable Law or Order, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that Seller determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Buyer’s sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public other than as a result of a disclosure by Seller or any of its Affiliates or Representatives in breach of this Section 5.10(a), (B) becomes available to Seller or its Affiliates from a source other than Buyer or its Affiliates or Representatives if the source of such information is not known by Seller or its Affiliates to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or its Affiliates with respect to such information, (C) is independently developed by Seller or its Affiliates after Closing without breach of this Section 5.10(a), or (D) is approved for release by written authorization of Buyer.

(b) Without limiting the confidentiality obligations in Section 5.11(g)(i), from and after the Closing until the date that is three (3) years after the Closing Date, Buyer shall, and shall cause its controlled Affiliates to, keep confidential any and all non-public information relating to Seller and its Affiliates (other than with respect to the Business), except in the case of information (other than with respect to the Business) constituting a trade secret under applicable Law, which Buyer shall, and shall cause its controlled Affiliates to, keep confidential indefinitely for so long as such information continues to derive economic value from its confidential nature, in each case, including any information that was furnished to Buyer and its controlled Affiliates or Representatives by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that Buyer shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Buyer (with the advice of counsel) to be required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Buyer or any of its controlled Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, Buyer shall, (i) to the extent permissible by such applicable Law or Order, provide Seller with prompt written notice of such requirement, (ii) disclose only that information that Buyer determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Seller’s request, reasonably cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Seller’s sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public other than as a result of a disclosure by Buyer or its controlled Affiliates or Representatives in breach of this Section 5.10(b), (B) was in the possession of Buyer or its controlled Affiliates or Representatives prior to its being furnished thereto in connection with this Agreement, (C) is lawfully acquired from other sources by Buyer or its controlled Affiliates or its Representatives to which it was furnished, or (D) is independently developed by Buyer or its Subsidiaries after the Closing without breach of this Section 5.10(b); provided that in the case of clause (C), to Buyer’s or its controlled Affiliates’ knowledge, such sources were not subject to any confidentiality obligations to Seller or its Affiliates.

(c) The Confidentiality Agreement shall terminate in its entirety and shall be without further force and effect upon the earlier of the Closing Date and the date of its expiration in accordance with its terms.

Section 5.11 Intellectual Property Matters.

(a) Within ninety (90) days following the Closing Date, Buyer shall change the name of each of the Transferred Companies to another name that does not contain or incorporate, and is not confusingly similar to, any Seller Licensed Mark or any other Trademark owned by Seller or any of its Affiliates. Buyer shall promptly deliver to Seller any relevant documentation evidencing such name change, including any name change amendment and name change notice filed with or submitted to any Governmental Body in each jurisdiction in which the applicable Transferred Company is qualified to do business.

(b) During the Pre-Closing Period, the Parties shall negotiate in good faith and, at the Closing, shall enter into (i) a software cross-license agreement, pursuant to which each Party (on behalf of itself and its Affiliates) grants to the other Party, a royalty-free, fully paid-up, worldwide, non-exclusive license for a period of twenty-four (24) months after the Closing under (A) in the case of Buyer as licensor, the Software components included in the Transferred Intellectual Property set forth on Section 5.11(b)(i)(A) of the Seller Disclosure Schedules (to be provided solely in Object Code form) (including all error corrections, bug fixes, and updates thereto made by Buyer or its Affiliates in the ordinary course of business, which Buyer will deliver to Seller from time to time during the term of the license), for Seller to use such Software components solely in Object Code form consistent with the manner in which such Software components were used in connection with the Seller Products immediately prior to the Closing, and (B) in the case of Seller as licensor, the Software components owned by Seller or a Seller Party and set forth on Section 5.11(b)(i)(B) of the Seller Disclosure Schedules (to be provided solely in Object Code form) (including all error corrections, bug fixes, and updates thereto made by Seller or its Affiliates in the ordinary course of business, which Seller will deliver to Buyer from time to time during term of the license), for Buyer to use such Software components solely in Object Code form consistent with the manner in which such Software components were used in connection with the Transferred Products during the twelve (12)-month period prior to the Closing (the “Software Cross-License Agreement”) (ii) a Seller-to-Buyer software license agreement, pursuant to which Seller (on behalf of itself and its Affiliates) grants to Buyer an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license under the InnerSource Code (to be provided solely in Source Code form) for Buyer to use the InnerSource Code in Source Code or Object Code form in connection with the Transferred Products and their natural extensions and evolutions (the “InnerSource Code License Agreement”) and (iii) a Seller-to-Buyer software license agreement, pursuant to which Seller (on behalf of itself and its Affiliates) grants to Buyer a royalty-free, fully paid-up, worldwide non-exclusive license for a period commencing on the Closing Date and ending on the earlier to occur of (x) of twenty-four (24) months after the Closing and (y) the termination of the Transition Services Agreement under the Licensed Internal Tools (including all reasonable maintenance and support consistent with that provided by Seller to end-user customers, and all error corrections, bug fixes, and updates thereto made by Seller or its Affiliates in the ordinary course of business, which Seller will deliver to Buyer from time to time during the term of the license) for Buyer to use such Licensed Internal Tools solely in Object Code form consistent with the manner in which such Licensed Internal Tools were used in connection with the Transferred Products immediately prior to the Closing (the “Internal Tools License Agreement”).

(c) In the event that Buyer, Seller or any of their respective Affiliates discovers following the Closing any Software components embedded in the Transferred Products (excluding Software components consisting of Transferred Code, Open Source Software and Third-Party Commercial Code) that are not licensed to Buyer pursuant to the Software Cross-License Agreement or the InnerSource Code License Agreement, then: (i) if such Software components were developed under Seller’s “innersource” model, such Software components will be deemed licensed by Seller and its applicable Affiliates to Buyer as of the Closing under the InnerSource Code License Agreement; (ii) if such Software components consist of Object Code libraries embedded in a Transferred Product, such Software components will be deemed licensed by Seller and its applicable Affiliates to Buyer as of the Closing under the Software Cross-License Agreement; and (iii) if such Software components are not deemed licensed to Buyer pursuant to the foregoing clause (i) or clause (ii), Buyer and Seller shall negotiate in good faith mutually acceptable terms under which such Software components will be licensed by Seller and its applicable Affiliates to Buyer for use consistent with the manner in which such components were used within the Transferred Products immediately prior to the Closing.

(d) In the event that Buyer, Seller or any of their respective Affiliates discovers following the Closing any Software components included in the Transferred Code that are embedded in the Seller Products and that are not licensed to Seller pursuant to the Software Cross-License Agreement, Buyer and Seller shall negotiate in good faith mutually acceptable terms under which such Software components will be licensed by Buyer and its applicable Affiliates to Seller for use consistent with the manner in which such components were used within the Seller Products immediately prior to the Closing.

(e) Buyer hereby acknowledges that all right, title and interest in, to and under, any Intellectual Property Rights owned by Seller or its Affiliates, other than the Transferred Intellectual Property, are owned, and after the Closing, will be owned exclusively by Seller or its Affiliates and that, except for the usage rights expressly granted pursuant to Section 5.11(f) and Section 5.11(g) of this Agreement, the Software Cross-License Agreement, the InnerSource Code License Agreement and the Internal Tools License Agreement, Buyer and its Affiliates shall have no right to use any such Intellectual Property Rights.

(f) Buyer hereby acknowledges that all right, title and interest in, to and under the Trademarks set forth on Section 5.11(f) of the Seller Disclosure Schedules (excluding, for the avoidance of doubt, the Trademarks primarily used in the Business or set forth on Section 1.1(m) of the Seller Disclosure Schedules) (collectively, the “Seller Licensed Marks”) are owned exclusively by the Seller, the Seller Parties and their respective Affiliates, and that, except as expressly provided in this Section 5.11(f), Buyer and its Affiliates have no right to use the Seller Licensed Marks. Seller, on behalf of itself and its Affiliates, hereby grants to Buyer, effective as of the Closing Date, for a period of twenty-four (24) months after the Closing Date, a non-exclusive, royalty-free, non-transferable, sublicensable (solely to Subsidiaries of Buyer, including the Transferred Group Companies) license under the Seller Licensed Marks to use and display the Seller Licensed Marks (i) on existing corporate letterhead, business cards, signage, labels, packaging, tangible embodiments of any Transferred Products, and other marketing or administrative materials included in the Transferred Assets as of the Closing Date; in each case of the foregoing, solely (A) if any Seller Licensed Mark is used on such items as of the Closing Date (and solely with respect to such Seller Licensed Mark) and (B) in the same manner as used by the Business immediately prior to the Closing, (ii) on existing premises, signage or vehicles included in the Transferred Assets as of the Closing Date; in each case of the foregoing, solely (A) if any Seller Licensed Mark is used on such items as of the Closing Date (and solely with respect to such Seller Licensed Mark) and (B) in the same manner as used by the Business immediately prior to the Closing, and (iii) in the Transferred Products (including in any user interfaces) and documentation; in each case of the foregoing, solely (A) if any Seller Licensed Mark is used on such items as of the Closing Date (and solely with respect to such Seller Licensed Mark) and (B) in the same manner as used by the Business immediately prior to the Closing (provided that Buyer shall use reasonable best efforts to remove the Seller Licensed Marks from the Transferred Products and related documentation as soon as reasonably practicable, and in any event, with respect to each Transferred Product (and documentation related thereto), prior to the earlier of (1) the next major release of such Transferred Product, and (2) twenty-four (24) months after the Closing Date), in the case of each of the foregoing clauses (i) through (iii), during which period, Buyer shall, and shall cause Subsidiaries of Buyer to, use reasonable best efforts to use and display the Seller Licensed Marks with notices (subject to Seller’s approval) disclaiming any ongoing affiliation or association between the Business, on the one hand, and Seller or its Affiliates, on the other hand, and after which period (provided, that with respect to the foregoing clause (iii) such notice may be provided on the Contract between Buyer or its sublicensees, on the one hand, and the relevant customer, on the other hand, governing the license of the applicable Transferred Product), Buyer shall, and shall cause its Subsidiaries to, immediately cease use of the Seller Licensed Marks. Any and all goodwill generated by use of the Seller Licensed Marks under this Section 5.11(f) shall inure solely to the benefit of Seller, the Seller Parties and their respective Affiliates. Buyer shall ensure that the quality of all goods and services offered or sold under any of the Seller Licensed Marks shall be at least as high as the quality maintained by Seller and its Affiliates for such goods and services as of the Closing. In any event, Buyer shall not, and shall cause its Subsidiaries not to, use the Seller Licensed Marks in any manner that would reasonably be expected to damage or tarnish the reputation of Seller or the Seller Parties or the goodwill associated with the Seller Licensed Marks. None of Buyer or its Affiliates shall register or seek to register, in connection with any products or services anywhere in the world in any medium, any Trademarks or Domain Names or other indicia of origin that include, incorporate, are identical to or are confusingly similar to, any Seller Licensed Marks, nor shall Buyer or its Affiliates challenge or oppose or assist any third Person in challenging or opposing the rights of Seller, the Seller Parties or their respective Affiliates in any Seller Licensed Marks. None of Seller or its Affiliates shall register or seek to register, in connection with any products or services anywhere in the world in any medium, any Trademarks or Domain Names or other indicia of origin that include, incorporate, are identical to or are confusingly similar to, any Transferred Marks, nor shall Seller or its Affiliates challenge or oppose or assist any third Person in challenging or opposing the rights of Buyer or its Affiliates in any Transferred Marks. Notwithstanding anything to the contrary contained herein, Buyer and its Affiliates (y) shall have no obligation to modify or update any products, any on-premise versions of the Transferred Products distributed or sold prior to or at the Closing Date and that are installed by customers as of the Closing Date to remove or prevent the continued inclusion or display of the Seller Licensed Marks, or (z) shall not be restricted hereunder from use of the Seller Licensed Marks in a descriptive, factually accurate, non-trademark manner (including for purposes of regulatory filings, describing the past ownership or affiliation of the Business, or for “fair use” or “nominal fair use”).

(g) Effective as of the Closing Date, Seller (on behalf of itself and its Affiliates) hereby grants to Buyer a perpetual, non-sublicensable (except as contemplated by Section 5.11(g)(i)), non-transferrable (except as contemplated by Section 5.11(g)(ii)), worldwide, fully paid-up, royalty-free, non-exclusive, irrevocable license under all Intellectual Property Rights (including Patents which, but for the rights granted in this Section 5.11(g), would be infringed by the operation of the Business as of the Closing or the making, using, importing, offering for sale or selling a Transferred Product, but other than (i) Trademarks and (ii) Intellectual Property Rights in Software) owned by Seller or the Seller Parties as of the Closing and used in connection with the operation of the Business as of the Closing for (A) the research, development, use, demonstration, sale, or other exploitation of the Transferred Products (and any natural extensions or evolutions thereof) and (B) the technical support, education and training and IT professional services provided by the Business in connection with such Transferred Products, in each case of (A) and (B), solely in connection with the Business.

(i) The rights granted in Section 5.11(g) include the right to grant sublicenses within the scope of the license granted in Section 5.11(g) solely to (i) Subsidiaries of Buyer (but solely for so long as they remain Subsidiaries of Buyer), with the right to grant further sublicenses in accordance with clause (ii), and (ii) the service providers, customers, distributors, resellers, systems integrators of Buyer or its Subsidiaries (including, in each case, through multiple tiers), but only to the extent necessary for the conduct of the Business by Buyer and its Subsidiaries. Buyer shall ensure that its sublicensees comply with all of the applicable provisions of Section 5.11(g) and shall be responsible and liable to Seller, Seller Parties and either of their Subsidiaries in the event that any of its sublicensees fails to comply with Section 5.11(g).

(ii) Buyer may not assign the rights contained within Section 5.11(g) without the prior written consent of Seller, provided, that Buyer may assign its rights, in whole or in part, without the prior written consent of Seller (1) to one or more of its Subsidiaries, or (2) in connection with any sale, divestiture or spin-off of any portion of the Business, provided, further, that, in the event of any assignment of the license granted to Buyer in Section 5.11(g) pursuant to clause (2), neither the assignee nor its Affiliates receive any rights under the Intellectual Property Rights of Seller or its Affiliates for any purpose other than the right of the assignee to continue to operate the Business in accordance with Section 5.11(g), and such license shall not include any other aspect of the assignee’s or its Affiliates’ business, operations, services, or products.

(iii) Buyer shall, and shall cause its Affiliates and sublicensees to, use, at a minimum, the same degree of care as such Person uses to protect its own confidential information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, misappropriation, disclosure or publication of any confidential information, including any Trade Secrets, licensed pursuant to Section 5.11(g) and not, at any time, misappropriate such confidential information or disclose or make available such confidential information to any third party who is not subject to reasonable obligations of confidentiality with respect to such confidential information. The foregoing shall not apply to any such information which (i) is or becomes available to the public other than as a result of a disclosure by Buyer or any of its Affiliates in breach of this Section 5.11(g)(ii), (ii) is lawfully acquired from other sources by Buyer or its Affiliates to which it was furnished, (iii) is independently developed after the Closing by Buyer or its Affiliates without breach of this Section 5.11(g)(ii) or (iv) is approved for release by written authorization of Seller; provided that in the case of clause (ii), to Buyer’s or its Affiliates’ knowledge, such sources were not subject to any confidentiality obligations to any Seller Party. Notwithstanding anything to the contrary herein, Buyer may disclose such information when such disclosure is determined by Buyer (with the advice of counsel) by Law or Order, including applicable rules of any securities exchange; provided, that that, in such event, Buyer shall (x) to the extent permissible by applicable Law or Order, provide Seller with prompt written notice of such compulsion or requirement, (y) disclose only that information that Buyer determines (with the advice of counsel) is required by such compulsion or requirement to be disclosed and (z) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Seller’s request, reasonably cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Seller’s sole cost and expense).

(h) Effective as of the Closing Date, Buyer (on behalf of itself and its Affiliates) hereby grants to Seller a perpetual, non-sublicensable (except as contemplated by Section 5.11(h)(i)), non-transferrable (except as contemplated by Section 5.11(h)(ii)), worldwide, royalty-free, fully paid-up, irrevocable, non-exclusive license under all Transferred Intellectual Property (including Patents which, but for the rights granted in this Section 5.11(h), would be infringed by the operation of the retained businesses of Seller or any of its Affiliates as of the Closing Date or the making, using, importing, offering for sale or selling Seller Products, but other than (i) Trademarks and (ii) Intellectual Property Rights in Software) used in connection with the operation of the retained businesses of Seller or any of its Affiliates (excluding, for the avoidance of doubt, the Business) as of the Closing Date for the research, development, use, demonstration, sale, or other exploitation of, and the technical support, education and training and IT professional services provided in connection with, any products and services of Seller and its Affiliates existing as of the Closing Date (other than the Transferred Products) and any natural extensions or evolutions thereof (the “Seller Products”).

(i) The rights granted in Section 5.11(h) include the right to grant sublicenses within the scope of the license granted in Section 5.11(h) solely to (i) Affiliates of Seller (but solely for so long as they remain Affiliates of Seller) with the right to grant further sublicenses in accordance with clause (ii) and (ii) the service providers, customers, distributors, resellers, systems integrators of Seller or its Affiliates (including, in each case, through multiple tiers), but only to the extent necessary for the conduct of the businesses of Seller or its Affiliates. Seller and its Affiliates shall ensure that its sublicensees comply with all of the applicable provisions of Section 5.11(h) and shall be responsible and liable to Buyer in the event that any of their sublicensees fails to comply with Section 5.11(h).

(ii) Seller may not assign the rights contained within the Software Cross-License Agreement or Section 5.11(h) without the prior written consent of Buyer; provided, that Seller may assign such rights in whole or in part without the prior written consent of Buyer (1) to one or more of its Affiliates, (2) in connection with any sale, divestiture or spin-off of any portion of any business of Seller that, at the time of such assignment, uses the license granted in Section 5.11(h), provided, further, that, in the event of any assignment of the license granted to Seller in Section 5.11(h) pursuant to clause (2), neither the assignee nor its Affiliates receive any rights under the Transferred Intellectual Property for any purpose other than the right of the assignee to continue to operate the businesses in accordance with Section 5.11(h), and such license shall not include any other aspect of the assignee’s or its Affiliates’ business, operations, services, or products.

(iii) Seller shall, and shall cause its Affiliates and sublicensees to, use, at a minimum, the same degree of care as such Person uses to protect its own confidential information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, misappropriation, disclosure or publication of any confidential information, including any Trade Secrets, licensed pursuant to Section 5.11(h), and not, at any time, misappropriate such confidential information or disclose or make available such confidential information to any third party who is not subject to reasonable obligations of confidentiality with respect to such confidential information. The foregoing shall not apply to any such information which (i) is or becomes available to the public other than as a result of a disclosure by Seller or any of its Affiliates in breach of this Section 5.11(h)(iii), (ii) is lawfully acquired from other sources by Seller or its Affiliates to which it was furnished or (iii) is independently developed by Seller or its Affiliates after the Closing without breach of this Section 5.11(h)(iii), or (iv) is approved for release by written authorization of Buyer; provided that in the case of clause (ii), to Seller’s or its Affiliates’ knowledge, such sources were not subject to any confidentiality obligations to Buyer or its Affiliates. Notwithstanding anything to the contrary herein, Seller may disclose such information when such disclosure is determined by Seller (with the advice of counsel) by Law or Order, including applicable rules of any securities exchange; provided, that, in such event, Seller shall (x) to the extent permissible by applicable Law or Order, provide Buyer with prompt, written notice of such compulsion or requirement, (y) disclose only that information that Seller determines (with the advice of counsel) is required by such compulsion or requirement to be disclosed and (z) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Buyer’s sole cost and expense).

(i) Neither Section 5.11(g) nor Section 5.11(h) shall obligate any Party to deliver any further information or tangible materials to the other Party beyond that set forth elsewhere in this Agreement.

(j) Each of Buyer and Seller covenants and agrees that Buyer or Seller will not, and they will cause their respective Affiliates not to, (i) initiate, directly or indirectly, any legal action or proceeding or voluntarily join in any legal action or proceeding attempting to invalidate any of the Intellectual Property Rights licensed pursuant to Section 5.11(g) or Section 5.11(h), respectively, or (ii) use such Intellectual Property Rights outside the field of the licenses set forth in Section 5.11(g) or Section 5.11(h), as applicable.

(k) Buyer shall have the right (but not the obligation) to prepare, file, prosecute, issue, maintain, assign, dispose of, enforce, abandon and terminate the Intellectual Property Rights licensed to Seller under Section 5.11(g) at its sole discretion and expense.

(l) Seller shall have the right (but not the obligation) to prepare, file, prosecute, issue, maintain, assign, dispose of, enforce, abandon and terminate the Intellectual Property Rights licensed to Buyer under Section 5.11(f) and Section 5.11(g) at its sole discretion and expense.

Section 5.12 Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and subject only to the conditions described in the Financing Commitments and shall not permit, without the prior written consent of Seller (not to be unreasonably delayed, conditioned or withheld), any amendment or modification to be made to, or any waiver of any provision or remedy under the Financing Commitments (except that Buyer may (x) replace or amend the Debt Financing Commitment to add lenders, lead arrangers, underwriters, initial purchasers, bookrunners, syndication agents or similar entities and (y) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Financing Commitment that would not, and would not reasonably be expected to, (A) reduce (or could have the effect of reducing) the aggregate amount of the Debt Financing contemplated by the Debt Financing Commitment, (B) adversely affect the ability of Buyer to enforce its rights against any party to the Debt Financing Commitment or the definitive agreements with respect thereto, in each case, as so amended, replaced, supplemented or otherwise modified, relative to the ability of Buyer to enforce its rights against the other parties to the Debt Financing Commitment as in effect on the date of this Agreement, (C) prevent, materially delay, impair or impede the consummation of the Debt Financing or the other transactions contemplated by this Agreement or (D) impose new or additional conditions to the availability of the Financing or otherwise expand, amend, supplement or modify any of the conditions to the Financing). Without limiting the generality of the foregoing, Buyer shall use reasonable best efforts to (i) maintain in effect the Financing Commitments until the transactions contemplated hereby are consummated or this Agreement is terminated in accordance with its terms, (ii) satisfy on a timely basis (or obtain a waiver of) all conditions and covenants applicable to Buyer in the Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitment) and otherwise comply (and cause its controlled Affiliates to comply) with its obligations thereunder, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and subject only to the conditions (including, if necessary, the flex provisions) contemplated by the Debt Financing Commitment (the “Definitive Debt Financing Agreements”), (iv) consummate the Financing at or prior to the Closing under the terms and conditions of the Financing Commitments, (v) enforce its rights under the Debt Financing Commitment and the definitive agreements relating to the Debt Financing and (vi) cause the lenders and other Persons providing Financing to fund on the Closing Date the Financing required to consummate the transactions contemplated by this Agreement (assuming in the case of each of clauses (iv), (v) and (vi), that all conditions contained in the Financing Commitments have been satisfied (other than, with respect to the Debt Financing Commitment, the availability of the Equity Financing Commitment). Without limiting the generality of the foregoing, Buyer shall give Seller reasonably prompt written notice of: (A) becoming aware of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing; (B) receipt by it (or any Affiliate) of any written notice or other written communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing

Commitment or any definitive document related to the Financing or (2) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing, solely with respect to the obligation to fund the Financing or the availability of the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive document related to the Financing); (C) such Person’s written indication that it will not fund all or any portion of the Financing at Closing; and (D) if for any reason Buyer believes in good faith that there is any Effect that is reasonably likely to have, individually or in the aggregate together with all other Effects, an adverse impact on the Financing contemplated in the Financing Commitments, including a material possibility that Buyer will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing or the Definitive Debt Financing Agreements. As soon as reasonably practicable, but in any event within two (2) Business Days after the date Seller delivers to Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (A), (B), (C), or (D) of the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitment, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereby as promptly as practicable following the occurrence of such event with terms and conditions (including market flex provisions) not less favorable, taken as a whole, to Buyer than the terms and conditions set forth in the Debt Financing Commitment; provided, that, Buyer shall not be required to (i) pay any fees or expenses in excess of those contemplated by the Debt Commitment as of the date hereof in any material respect and taken as a whole or (ii) agree to terms that are less favorable (including any “flex” provisions) than those contemplated by the Debt Commitment as of the date hereof (taken as a whole). In the event any alternative financing is obtained in accordance with the preceding sentence (“Alternative Financing”), references in this Agreement to the “Debt Financing” shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the “Debt Financing Commitment” and the “Definitive Debt Financing Agreements” shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Buyer pursuant to this Section 5.12(a) shall be applicable thereto to the same extent as Buyer’s obligations with respect to the Debt Financing it replaces. Upon request, Buyer shall keep Seller informed in reasonable detail of the status of its efforts to arrange the Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the reasonable best efforts of Buyer require or be deemed or construed to require Buyer to (i) seek equity financing from any source or seek equity financing in excess of the amount set forth in the Equity Financing Commitment Letter or (ii) pay any fees in excess of those contemplated by the Debt Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise) in any material respect taken as a whole.

(b) During the Pre-Closing Period, Seller shall use reasonable best efforts to, and shall cause its Subsidiaries, Affiliates and their respective Representatives to use reasonable best efforts to, provide, at Buyer’s sole cost and expense, such reasonable cooperation and assistance reasonably requested by Buyer in connection with the Debt Financing, including, without limitation, using reasonable best efforts to (i) furnish to Buyer as promptly as reasonably practicable the Required Information (including any updates as may be necessary for such Required Information to remain Compliant); (ii) participate (including by causing members of management of the Business to participate) upon reasonable advance notice in a reasonable number of meetings, presentations, roadshows and due diligence, drafting sessions, rating agency meetings and other sessions with prospective lenders and investors (including reasonable best efforts to cause its independent auditor to participate in due diligence sessions as reasonably requested) contemplated by the Debt Commitment Letter, in each case in connection with the Debt Financing and only to the extent customarily needed for financings of the type contemplated by the Debt Commitment Letter; (iii) reasonably assist Buyer and the Financing Sources with the preparation of materials for bank information memoranda, lender presentations, investor presentations (including “roadshow” or investor meeting slides), an offering memorandum customarily used in a Rule 144A high yield offering of non-convertible debt securities, rating agency presentations and similar documents reasonably required or requested by the Buyer in connection with the Debt Financing; (iv) facilitate the execution and delivery of, definitive documents related to the Debt Financing, including the pledging of collateral by any Transferred Employee; provided, that Seller and its Affiliates and their Representatives shall not be required to execute or enter into or perform any agreement with respect to the financing contemplated by the Debt Financing (other than customary rating agency letters, customary “know your customer” certifications pursuant to 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) and the customary authorization letter referenced in clause (x) below) that is not conditioned upon the occurrence of the Closing; (v) assist with the preparation (and authorization and execution by any Transferred Employee, if applicable) of any pledge and security documents, guarantees, customary officer’s certificates, payoff documentation (including the delivery of customary payoff letters, if applicable, lien releases and termination documentation) or definitive financing documents as may be reasonably requested by Buyer and in each case conditioned upon the occurrence of the Closing; (vi) assist with Buyer’s preparation of pro forma financial statements customarily included in an offering memorandum used in a Rule 144A high yield offering of non-convertible debt securities, (vii) facilitate its certified independent auditors to (A) agree to use of their audit reports in any materials relating to the Financing, (B) attend accounting diligence sessions, (C) provide consistent with customary practice, customary comfort letters (including customary “negative assurance” and changed period comfort) with respect to financial information relating to the Business (including the applicable Required Information), and (D) provide reasonable and customary assistance and cooperation in connection with the Debt Financing (and using reasonable best efforts to provide customary representations to such independent auditor as required in connection with such independent auditor’s comfort letter in connection with the foregoing), in each case as reasonably requested by Buyer as necessary or customary for financing similar to the Debt Financing; (viii) reasonably cooperate with the customary due diligence of the Debt Financing Sources; and

(ix) furnish to Buyer (aa) one or more customary authorization letters, including customary representations with respect to the absence of material non-public information regarding the Business for inclusion in any information materials that authorize the distribution of information provided hereunder to prospective lenders or investors, (bb) customary rating agency letters, and (cc) customary “know your customer” certifications pursuant to the Beneficial Ownership Regulation), including the delivery, at least four (4) Business Days prior to Closing, to the extent reasonably requested in writing by Buyer at least ten (10) Business Days prior to Closing, of all documentation and other information about the Business and the Transferred Group Companies as is reasonably requested by Buyer, its advisors and its Debt Financing Sources with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation. The Seller and its Affiliates shall have the right to consent (not to be unreasonably withheld, conditioned or delayed) to the use of the Business’ and the Transferred Group Companies’ trademarks, service marks and logos solely in connection with the Financing . Notwithstanding the foregoing, nothing herein shall require such cooperation to the extent it would interfere unreasonably with the Business or the other operations of Seller or any of its Affiliates or cause significant competitive harm to the Seller or the Business or violate any Exigency Measure. None of Seller or any of its Affiliates shall be required (I) to take any action that would subject it to Liability, (II) to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable and documented out-of-pocket costs reimbursed by Buyer), (III) to incur any other Liability or provide or agree to provide any indemnity, (IV) to deliver or obtain opinions of internal or external counsel, (V) provide access to or disclose information where the Seller determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Law or Contract (provided that the Seller will use reasonable best efforts to provide such access or disclosure in a manner that would not jeopardize such privilege or contravene such Law or Contract) (VI) require the Seller, its Affiliates or any of their respective Representatives to prepare or deliver any Excluded Information or (VII) waive or amend any terms of this Agreement or any other Contract to which any of Seller or its Affiliates is a party, in each case, in connection with the Financing or any of the foregoing. Buyer shall, promptly upon request by Seller, reimburse Seller or its Affiliates, as applicable, for all documented and reasonable out-of-pocket costs incurred by Seller or any of its Affiliates in connection with this Section 5.12(b) including legal and accountants’ fees, in each case other than to the extent resulting from the willful misconduct, fraud, gross negligence or bad faith of Seller or any of its Affiliates or, in each case, their Representatives. Buyer shall indemnify and hold harmless Seller, its Affiliates and their respective Representatives from and against, and shall pay and reimburse Seller, its Affiliates and their respective Representatives for, any and all Losses incurred or sustained by, or imposed upon, any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 5.12(b)) and any information utilized in connection therewith (other than historical information relating to Seller or its Affiliates); provided that Buyer shall not be obligated to indemnify or hold harmless Seller, its Affiliates and their respective Representatives for any Loss incurred or sustained resulting from any willful misconduct, fraud, gross negligence or bad faith of the Seller, its Affiliates or their respective Representative.

(c) Buyer acknowledges and agrees that the obtaining of the Financing, or any alternative financing, is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated hereby irrespective and independently of the availability of the Financing or any alternative financing, subject only to the satisfaction or waiver of the conditions to the Closing set forth in Section 8.1 and Section 8.2 and subject to the terms of Section 2.9(a) and Section 11.10.

Section 5.13 Internal Reorganization. Prior to the Closing, Seller shall effect, and shall cause its Subsidiaries and Affiliates to effect, the Internal Reorganization substantially in accordance with the Internal Reorganization Plan and Section 5.13 of the Seller Disclosure Schedule. Seller shall provide Buyer drafts of the documentation to implement the Internal Reorganization not less than seven (7) Business Days prior to execution thereof and consider in good faith and incorporate any reasonable comments of Buyer thereto. Prior to the Closing, Seller may not modify or amend the plan to implement the Internal Reorganization set forth on Section 5.13 of the Seller Disclosure Schedule or in the Internal Reorganization Plan in a manner that would reasonably be expected to adversely affect Buyer or Buyer’s Affiliates (including the Transferred Group Companies) or the ability of the Parties to consummate the transactions contemplated by this Agreement, in each case, without Buyer’s prior written consent (which will not be unreasonably withheld, conditioned or delayed). Any references in the Internal Reorganization Plan and/or Section 5.13 of the Seller Disclosure Schedule to transfers of “assets,” “net assets,” “liabilities” or terms of similar effect to, by or from the Transferred Group Companies or to the Buyer or any of its Subsidiaries shall be deemed to refer to Excluded Assets, Excluded Liabilities, Transferred Assets and/or Assumed Liabilities, as applicable, in accordance with the allocations of such matters between Buyer and Seller (and their respective Subsidiaries) pursuant to the terms of this Agreement, and shall also be deemed to include allocations of Employees, Assumed Benefit Plans and retained Seller Benefit Plans, and other matters, in each case as contemplated by the terms of this Agreement. For the avoidance of doubt, in the event of any conflict between the terms of this Agreement and the Internal Reorganization Plan and/or Section 5.13 of the Seller Disclosure Schedule, the terms of this Agreement shall control. The Parties acknowledge and agree that except as otherwise expressly set forth in the Internal Reorganization Plan or as otherwise determined by Seller in accordance with this Section 5.13, the Internal Reorganization shall be effected as of immediately prior to the Closing.

Section 5.14 Bulk Sales. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Buyer; it being understood that any Liabilities arising out of the failure of any Seller Party to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

Section 5.15 Credit Support for the Business. On or as promptly as practicable after the Closing Date, Buyer shall use reasonable best efforts to procure the return or unconditional release by the applicable counterparty of each obligation of Seller or any of its Affiliates (other than the Transferred Group Companies) with respect to the Business or any asset thereof (including any guarantee or credit support provided by, or any letter of credit, performance bond or surety posted by, Seller or any of its Affiliates or any third party on behalf thereof), to the extent such obligation is set forth in Section 5.15 of the Seller Disclosure Schedule or identified by Buyer, Seller or their respective Affiliates following the date hereof (the “Financial Assurances”), including by providing substitute guarantees, furnishing letters of credit, instituting escrow arrangements or posting surety or performance bonds with terms that are not materially less favorable to the counterparty as the terms of the applicable Financial Assurance or by making any other arrangements the counterparty may request. From and after the Closing, Buyer shall indemnify, defend and hold harmless each of the Seller Indemnitees from and against, any shall pay and reimburse each of the Seller Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees to the extent arising out of any failure of Buyer to obtain any return or unconditional release with respect to any Financial Assurance or to otherwise to comply with its obligations under this Section 5.15. Notwithstanding the foregoing, (a) promptly following a request by Seller with respect to any unreturned or unreleased Financial Assurance, Buyer shall provide to Seller a bond or letter of credit from a third party with at least the same credit rating as the provider of such Financial Assurance in favor of Seller and in the same amount and on the same terms as such Financial Assurance, and (b) the Parties acknowledge and agree that at any time on or after the Closing Date, Seller may take any action to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Financial Assurances. From and after the Closing, Buyer shall not, and shall not permit any of its Affiliates to, extend or renew any Contract containing or underlying any Financial Assurances unless, prior to or concurrently with such extension or renewal, Buyer is substituted in all respects for Seller and any of its Affiliates, and Seller and its Affiliates are released from any Liability under such Financial Assurances.

Section 5.16 Termination of Overhead and Shared Services; Termination of Intercompany Arrangements.

(a) Subject to the terms and provisions of the Transition Services Agreement, Buyer acknowledges and agrees that effective as of the Closing Date, all Overhead and Shared Services provided to the Business shall cease and Seller and its Affiliates shall have no further obligations to provide any such Overhead and Shared Services to the Business.

(b) All Contracts and arrangements (including any payables and receivables arising thereunder) between Seller or any of its Affiliates (other than the Transferred Group Companies), on the one hand, and any of the Transferred Group Companies, on the other hand, other than (i) any Ancillary Agreement and (ii) any Contract listed in Section 5.16(b) of the Seller Disclosure Schedule (the Contracts described in this Section 5.16(b), excepting clauses (i) and (ii), the “Intercompany Contracts”), shall be terminated as of the Closing Date, and, as of immediately prior to the Closing, all Liabilities thereunder shall be deemed to have been satisfied, in Seller’s sole and absolute discretion, by repayment, capital contribution, distribution, forgiveness, offset, or any combination of the foregoing.

Section 5.17 Wrong Pockets; Further Assurances.

(a) From and after the Closing, if any Party or any of its Affiliates receives any (i) funds or payments intended for or otherwise the property of the other Party or any of such Party’s Affiliates pursuant to the terms of this Agreement or any of the Ancillary Agreements, the receiving Party shall promptly (A) notify and (B) transfer, or cause to be transferred, such funds to, the other Party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such funds, whether in connection with a dispute under this Agreement or any of the Ancillary Agreements or otherwise) or (ii) mail, courier package, facsimile transmission, purchase order, invoice, service request or other document intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any of the Ancillary Agreements, the receiving Party shall promptly (A) notify and (B) forward such document to, the other Party.

(b) From and after the Closing, and subject to the terms and conditions of this Agreement, at the request of any Party, each of Buyer and Seller shall, and shall cause its Subsidiaries to, execute and deliver such additional documents, instruments, conveyances and assurances and use reasonable best efforts to take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and subject to the other terms and conditions of this Agreement, in the event that Buyer, Seller or any of their respective Affiliates discovers following the Closing that (i) any Transferred Asset was inadvertently not transferred and delivered to Buyer at the Closing, Seller shall cooperate in good faith to transfer and deliver such Transferred Asset to Buyer (or its designee) in accordance with the terms of this Agreement or (ii) any Excluded Asset was inadvertently transferred to Buyer at the Closing, Buyer shall cooperate in good faith to transfer such Excluded Asset back to Seller (or its designee), in each case at the transferring party’s expense.

(c) From and after the Closing, if Buyer reasonably believes that any Patent, Trademark, Domain Name or registered or applied-for Copyright owned by a Seller Party immediately prior to the Closing was then primarily used in the Business and such Patent, Trademark, Domain Name or registered or applied-for Copyright is not then set forth in Section 1.1(m)—(p) of the Seller Disclosure Schedules, as applicable, Buyer shall provide Seller with notice thereof and promptly thereafter Seller shall provide to Buyer information regarding the use of such Patent, Trademark, Domain Name or registered or applied-for Copyright as of immediately prior to the Closing and, if such item is agreed to have been primarily used in the Business, Seller shall transfer to Buyer such Patent, Trademark, Domain Name or registered or applied-for Copyright, upon which such Patent, Trademark, Domain Name or registered or applied-for Copyright will be deemed to be included in the Transferred Intellectual Property and subject to the terms and conditions of this Agreement as such.

(d) From and after the Closing, if Seller reasonably believes that any Patent, Trademark, Domain Name or registered or applied-for Copyright owned by a Seller Party immediately prior to the Closing was then not primarily used in the Business and such Patent, Trademark, Domain Name or registered or applied-for Copyright is not set forth in Section 1.1(m)—(p) of the Seller Disclosure Schedules, as applicable, Seller shall provide Buyer with notice thereof together with all information regarding the use of such Patent, Trademark, Domain Name or registered or applied-for Copyright as of the Closing reasonably necessary to determine whether such Patent, Trademark, Domain Name or registered or applied-for Copyright was not primarily used in the Business immediately prior to the Closing and, if such item is agreed not to have been primarily used in the Business, Buyer shall transfer to Seller such Patent, Trademark, Domain Name or registered or applied-for Copyright, upon which such Patent, Trademark, Domain Name or registered or applied-for Copyright will be deemed to be excluded from the Transferred Intellectual Property and subject to the terms and conditions of this Agreement as such.

Section 5.18 No Business Activity Restriction. Buyer acknowledges and agrees that (a) Seller and its Affiliates are in the business of purchasing, managing and operating entities with similar or competing businesses or services as those conducted by Buyer and, (b) other than as explicitly set forth in this Agreement or any Restrictive Covenant Agreement, nothing in this Agreement shall restrict or prohibit Seller or any of its Affiliates from (i) operating or conducting any of their respective businesses, including researching, developing, testing, using, storing, manufacturing, marketing, commercializing, distributing, selling or servicing any product, whether or not competitive with the Transferred Products, (ii) performing under any Ancillary Agreement or (iii) owning or operating any Excluded Asset.

Section 5.19 Director and Officer Indemnification and Insurance.

(a) Buyer agrees that all rights to exculpation, indemnification and advancement of expenses pursuant to the Organizational Documents of the Transferred Group Companies or any indemnification agreement set forth on Section 5.19(a) for acts or omissions occurring on or prior to the Closing Date, whether (i) asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), (ii) now existing or (iii) arising prior to Closing, in favor of each Person who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Closing, a director, manager or officer of a Transferred Group Company (each, a “D&O Indemnified Person”) shall, for a period of at least six (6) years after the Closing Date, survive the Closing Date and the consummation of the transactions contemplated hereby and remain in full force and effect. For a period of at least six (6) years after the Closing Date, (A) Buyer shall not, and shall not permit any Transferred Group Company to, amend, repeal or modify, in each case, in any manner adverse to a D&O Indemnified Person, any provision in any Transferred Group Company’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses with respect to any D&O Indemnified Person in connection with acts or omissions occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement, any Ancillary Agreement and the transactions contemplated hereby and thereby) in a manner adverse to such D&O Indemnified Persons, unless, and only to the extent, required by applicable Law, it being the intent of the Parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by the Organizational Documents of the Transferred Group Companies, and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such D&O Indemnified Person’s rights thereto without the prior written consent of such D&O Indemnified Person, and (B) Buyer shall, and shall cause the Transferred Group Companies to, maintain in full force and effect any indemnification agreements of any Transferred Group Company with any D&O Indemnified Person set forth on Section 5.19(a) of the Seller Disclosure Schedules.

(b) In addition to the other rights provided for in this Section 5.19 and not in limitation thereof, from and after the Closing Date until the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Transferred Group Companies (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by the Organizational Documents of the Transferred Group Companies, indemnify, defend and hold harmless the D&O Indemnified Persons against all D&O Expenses and all Losses actually incurred or paid (“D&O Losses”) in respect of any threatened, pending or completed claim, action, inquiry, suit, proceeding or judgment, whether criminal, civil, administrative or investigative, based on, arising out of, relating to or in connection with the fact that such D&O Indemnified Person is or was a director, manager or officer of a Transferred Group Company or in such D&O Indemnified Person’s capacity as a director, manager or officer of a Transferred Group Company on or prior to the Closing Date (including in respect of any matters arising in connection with this Agreement, any Ancillary Agreement and the transactions contemplated hereby and thereby) (a “D&O Indemnifiable Claim”). Notwithstanding anything herein to the contrary, (A) no D&O Indemnified Person shall be entitled to indemnification by any D&O Indemnifying Party pursuant to this Section 5.19(b) to the extent related to Losses for which such D&O Indemnified Person may be responsible pursuant to this Agreement, the other Ancillary Agreements or the certificates contemplated hereby and thereby or as a result of such D&O Indemnified Person’s willful misconduct, fraud, gross negligence or bad faith, and (B) no D&O Indemnifying Party shall have any obligation hereunder to any D&O Indemnified Person if a court of competent jurisdiction ultimately determines that such D&O Indemnifying Party shall not be required to indemnify such D&O Indemnified Person in the manner contemplated hereby. For the purposes of this Section 5.19(b), “D&O Expenses” shall include any reasonable, documented and out-of-pocket attorneys’ fees, expert fees, arbitrator and mediator fees and all other reasonable, documented out-of-pocket costs, charges and expenses, paid or incurred in connection with investigating, defending or being a witness in (including on appeal), or preparing to defend or to be a witness in, any D&O Indemnifiable Claim. In the event of any such D&O Indemnifiable Claim, Buyer and the Transferred Group Companies shall be entitled to, at Buyer’s election, participate in, or assume, the defense of any such D&O Indemnifiable Claim. The Transferred Group Companies shall be a full indemnitor of first resort, shall be required to advance the full amount of all D&O Expenses incurred by a D&O Indemnified Person and shall be liable for the full amount of all D&O Losses, in each case, as required by this Section 5.19(b), without regard to any rights a D&O Indemnified Person may have against Seller or any of Seller’s Affiliates.

(c) Buyer shall cause the Transferred Group Companies to obtain and fully pay (or cause to be paid) for, at Buyer’s expense, one or more “tail” insurance policies effective as of the Closing Date or shall cause the D&O Indemnified Persons to benefit from Buyer’s existing director and officer insurance policy effective as of the Closing Date, in either case with claims periods of at least six (6) years from and after the Closing Date (collectively, “D&O Insurance”), for the Persons who are covered by the Transferred Group Companies’ existing director and officer insurance policies, with commercially reasonable terms that are no less favorable, on the whole, than terms of such existing policies, with respect to matters arising out of or relating to acts or omissions occurring or existing prior to the Closing Date (including in connection with this Agreement, any Ancillary Agreement and the transactions contemplated hereby and thereby), and Buyer shall cause the Transferred

Group Companies to maintain such D&O Insurance in full force and effect for its full term; provided, however that in no event shall Buyer or any of its Affiliates be required to expend for such D&O Insurance an aggregate amount in excess of three-hundred (300%) of the annual premium currently paid for such existing policies.

(d) The provisions of this Section 5.19 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 5.19, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise. The provisions of this Section 5.19 shall survive consummation of the Closing for the period specified herein.

Section 5.20 Buyer Insurance Policy. Promptly following the execution of this Agreement, Buyer may, at its expense, pay the required deposit fee and all other payments or fees and take all necessary actions to bind Buyer’s coverage under an insurance policy related to the representations and warranties or other provisions of this Agreement (the “R&W Insurance Policy”). If bound, the R&W Insurance Policy shall provide that (a) the insurance carrier shall (i) have no right of subrogation, contribution or otherwise against Seller or any of its Affiliates or Representatives, except in the case of fraud, and (ii) have waived any such right of subrogation, contribution or otherwise, except in the case of fraud; and (b) the foregoing provision shall not be amended or waived without the prior written consent of Seller, and that Seller is an intended third party beneficiary of the foregoing provision.

Section 5.21 Insurance.

(a) Buyer hereby acknowledges that none of the insurance policies or self-insurance programs maintained by the Seller or its Affiliates (other than the Transferred Group Companies) (the “Seller Policies”) for the benefit of the Business will transfer to Buyer or its Subsidiaries (including the Transferred Group Companies at the Closing). Buyer shall not, and shall cause its Affiliates (including the Transferred Group Companies) not to, assert, by way of any Legal Proceeding or otherwise, any right to any Seller Policies or any of Seller or its Affiliates’ assets, rights, titles or interests or any benefit under or with respect to any such Seller Policies, except as expressly permitted by and in accordance with Section 5.21(b). Seller and its Affiliates shall retain after the Closing all assets, right, title and interest in and to Seller Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof with respect to the Transferred Group Companies and all amounts paid in respect of an insurance policy, including in respect of any casualty or Loss relating to the Business prior to the Closing, except as otherwise expressly contemplated by Section 5.21(b).

(b) Seller agrees that, from and after the Closing until the second (2nd) anniversary of the Closing Date, the Transferred Group Companies and the Business will have the right to bring claims under the Seller Occurrence-Based Policies (to the extent permitted by such Seller Occurrence-Based Policies) for all occurrences to the extent relating to actions, events, conditions or operations of the Transferred Group Companies and/or the Business prior to the Closing and constituting Assumed Liabilities and to the extent such coverage and limits are available under the Seller Occurrence-Based Policies in respect of such occurrences and to the extent such claims are not covered by the Buyer’s or its Affiliates’ insurance policies and to remit the net proceeds of any such claim to Buyer promptly following receipt thereof. Buyer will reimburse Seller and its Affiliates for the any premium adjustments, retrospectively-rated premiums and other reasonable and documented out-of-pocket collection costs incurred by Seller or its Affiliates as a result of any such claims. Buyer further agrees that it will be responsible for satisfying any deductibles, retentions and other retained amounts on insurance coverage with respect to Liabilities arising under claims made by Buyer or any of its Subsidiaries under the Seller Occurrence-Based Policies. “Seller Occurrence-Based Policies” means Seller’s or its Affiliates’ (excluding the Transferred Group Companies’) occurrence-based third-party insurance policies applicable to or for the benefit of the Transferred Group Companies or the Business, excluding any self-insurance or “captive” insurance policy.

Section 5.22 Resignations. Seller shall use reasonable best efforts to deliver any resignations or removals, effective as of the Closing, of the directors, managers and officers of the Transferred Group Companies that are requested by Buyer in a written notice received by Seller no less than fifteen (15) Business Days prior to the Closing Date.

Section 5.23 Termination of Specified Agreements. Effective upon or prior to the Closing, Seller shall cause the Terminated Agreements to be terminated with no further Liabilities of Buyer or any of its Affiliates (including, after the Closing, the Transferred Group Companies).

Section 5.24 Transition Services Agreement Schedules.

(a) Promptly following the date hereof (and in any event within two (2) months), Seller and Buyer shall negotiate in good faith to modify and finalize Exhibit A (Services) and Exhibit B-1 (Service Levels Agreements) to the Transition Services Agreement (collectively, the “Services Schedules”) in accordance with this Section 5.24. Unless otherwise agreed upon by the Parties, the Parties acknowledge and agree that the Services Schedules at Closing shall include (i) subject to the mutual agreement of each of Buyer and Seller (such agreement not to be unreasonably withheld, conditioned or delayed), all services provided by Seller or any of its Affiliates (either directly or indirectly) to the Business in the twelve (12) months prior to the date hereof, other than the Excluded Services (as defined in the Transition Services Agreement), and (ii) such other services as Buyer and Seller may mutually agree in good faith in accordance with this Section 5.24 to permit Buyer to conduct the Business in the ordinary course following the Closing Date.

(b) Buyer and Seller acknowledge and agree that the Services Schedules will reflect the following key principles: (i) each Service Fee (as defined in the Transition Services Agreement) shall be determined in accordance with the Cost Principles (as defined in the Transition Services Agreement); (ii) the Services Schedules shall list the Services (as defined in the Transition Services Agreement) and Service Fees in further detail at a line item level to allow Buyer flexibility to terminate components of Services in accordance with the terms and conditions of the Transition Services Agreement; (iii) the Parties shall document in the applicable Services Level Agreement, the service levels applicable to each Service (if any); and (iv) the Service Term (as defined in the Transition Services Agreement) shall be of sufficient duration to reasonably enable Buyer and the Business to transition or migrate away from the applicable Service, but in no event shall the Service Term extend beyond the date that is twenty-four (24) months after the Closing Date.

(c) Subject to the terms, limitations and restrictions set forth in Section 5.2, reasonably promptly following the date hereof, Seller shall provide Buyer with reasonable access to employees of Seller, solely for the purpose of reviewing the Services Schedules, along with any information reasonably necessary and requested by Buyer for Buyer and Seller to verify the information contained in the Service Schedules. Seller shall update the Services Schedules for any reasonable comments made by Buyer and reasonably agreed by Seller, each acting in good faith in accordance with this Section 5.24 (and giving effect to Exhibit E to the Transition Services Agreement); provided that any disputes regarding such comments shall be resolved by the mutual agreement of Buyer and Seller, each acting in good faith. Notwithstanding the foregoing or anything to the contrary in this Section 5.24, the Parties acknowledge and agree that no condition to the Closing shall be deemed not satisfied as a result of the failure of the Parties to agree upon the final Services Schedules.

Section 5.25 Schedule III. Subject to the terms and conditions specified therein, the Parties agree to comply with and be bound by the terms and conditions set forth in Schedule III, which are hereby incorporated into this Agreement in their entirety.

Section 5.26 Newbury Lease Agreement. Following the date hereof, each of Buyer and Seller shall, and shall cause their applicable Subsidiaries to, negotiate in good faith the definitive terms and conditions of the Newbury Lease Agreement, which shall be consistent with the Newbury Term Sheet and shall enter into the Newbury Lease Agreement, prior to the Closing in accordance with the Internal Reorganization Plan.

ARTICLE 6

TAX MATTERS

Section 6.1 Tax Returns Filed After the Closing Date(a) . Buyer shall prepare and file, or shall cause to be prepared and filed, all income (including United Kingdom corporation tax) and other material Tax Returns required by applicable Law to be filed after Closing by the Transferred Group Companies for any Pre-Closing Tax Period and any Straddle Period on a timely basis (taking into account any extensions received from the relevant Tax Authorities). Such Tax Returns shall, to the best of Buyer’s knowledge and subject to any changes requested by Seller in accordance with this Section 6.1, be true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Tax laws, regulations or rules. Such Tax Returns shall (to the extent applicable) be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by applicable Law or is requested by Seller in accordance with this Section 6.1. Buyer shall deliver all such Tax Returns to Seller for its review and comment at least thirty (30) days prior to the applicable filing deadline (including extensions), and shall reflect all reasonable comments made by Seller with respect thereto; provided that such comments are submitted to Buyer in writing at least fifteen (15) days prior to the applicable filing deadline (including extensions), to the extent such comments relate to any Seller’s Pre-Closing Taxes, Seller’s Reorganization Tax or Pre-Closing Tax Period , and Buyer shall, or shall cause the applicable Transferred Group Company to, then file such Tax Returns without any further revisions being made prior to the filing.

Section 6.2 Transfer Taxes. All Transfer Taxes, if any, due as a result of the transactions contemplated by this Agreement or the Ancillary Agreements (including, for the avoidance of doubt, with respect to entering into the Newbury Lease Agreement, but excluding any Transfer Taxes, if any, due as a result of the Internal Reorganization), whether imposed by Law on the Seller or Buyer, shall be borne fifty (50) percent by Buyer and fifty (50) percent by Seller, and all Transfer Taxes if any, due as a result of the Internal Reorganization, including the UK Internal Reorganization, shall be borne by Seller. The Seller and Buyer shall cooperate in the preparation, execution and filing of any Tax Returns that are required to be filed in connection with Transfer Taxes. The Seller or Buyer, as relevant, shall provide one another with a copy of such Tax Return for review and comment at least ten (10) Business Days prior to such filing. To the extent that any Transfer Taxes are paid by a Party, Buyer or Seller, as appropriate, shall promptly pay to the relevant Party an amount in cash equal to the amount of such Transfer Taxes borne by Buyer or Seller, as appropriate, pursuant to this Section 6.2.

Section 6.3 Cooperation. From and after the Closing:

(a) Buyer and its Subsidiaries, and Seller and the other Seller Parties will cooperate on a reasonable basis with each other regarding Tax matters governed by this Agreement, preparation and filing of Tax Returns and any audits, examinations or other proceedings related to Taxes, in each case, with respect to the Business, the Transferred Assets or the Transferred Group Companies (a “Tax Proceeding”); will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement and the filing of Tax Returns until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes and shall reasonably cooperate in good faith to minimize the amount of any Transfer Taxes or other Taxes payable in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding anything contained herein or any other agreement between Seller and Buyer executed on or prior to the date hereof, Seller shall not have any obligation to make available to Buyer or its employees, agents or Representatives, or provide Buyer or its employees, agents or Representatives with (i) any consolidated, combined or unitary Tax Return filed by Seller or any of its Affiliates or predecessors, or any related material, or (ii) any other information, Tax Return or work papers related to Taxes, in either case, to the extent not related to the Transferred Assets or the Transferred Group Companies or the Business (or any of the assets forming part of the Business) transferred to the Transferred Group Companies pursuant to the Internal Reorganization or the UK Internal Reorganization (the “Seller Tax Records”).

(b) Seller shall not (and shall cause its Affiliates not to) in relation to any Pre-Closing Tax Period, take any action or omit to take any action reasonably requested in writing by the Buyer which action or omission would amend, withdraw, disclaim any elections (including any entity classification election), claims or surrenders (including claims for reliefs or claims or surrenders of Group Relief), consents, allowances, benefits or allocations (including allocations of disallowances as well as allocations of reliefs) in relation to Tax of a Transferred Group Company, if such action would impact the Taxes or Tax Returns of any Transferred Group Companies or Buyer Parties without the express written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, or unless required by Law or by any Tax Authority. Seller shall procure that any Group Relief assumed to be available to a Transferred Group Company for the purposes of determining the amount of Pre-Closing Taxes, shall be duly and properly made available and not withdrawn.

(c) Buyer shall not (and shall cause the Transferred Group Companies not to) (i) amend any Tax Return of a Transferred Group Company in respect of a Pre-Closing Tax Period (or a period that includes any Pre-Closing Tax Period), (ii) make any Tax election (including any entity classification election) with respect to any Transferred Group Company, which election would be effective or have effect on or prior to the Closing Date or (iii) in relation to any Pre-Closing Tax Period, take any action or omit to take any action reasonably requested in writing by the Seller which action or omission would amend, withdraw, disclaim any elections (including any entity classification election), claims or surrenders (including claims for reliefs or claims or surrenders of Group Relief), consents, allowances, benefits or allocations (including allocations of disallowances as well as allocations of reliefs) in relation to Tax of a Transferred Group Company, in each case of clause (i) through (iii), if Buyer knows, or reasonably should know that such action could reasonably be expected to impact the Taxes or Tax Returns of the Seller Parties or increase the amount of Pre-Closing Taxes which are included in the Indebtedness Amount or the amount of any Seller’s Reorganization Taxes, without the express written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, or unless required by Law or by any Tax Authority.

Section 6.4 Allocation of Certain Taxes. Any income, capital gains, gross receipts, franchise, sales, VAT and other similar Taxes and any payroll Taxes for a Straddle Period with respect to Transferred Group Companies shall be apportioned for purposes of this Agreement to the portion of the Straddle Period ending on (and including) the Closing Date based on, as applicable, a deemed interim closing of the books as of the close of business on the Closing Date and/or the deemed ending of an accounting period on the Closing Date. The amount of Taxes, other than those described in the preceding sentence, of the Transferred Group Companies and Asset Sellers shall be apportioned for purposes of this Agreement to the portion of the Straddle Period ending on (and including) the Closing Date based on a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the total number of days in the Straddle Period.

Section 6.5 Tax Sharing Agreements. Subject to Sections 6.6 and 6.7, all Tax sharing, Tax allocation and similar agreements with respect to or involving the Transferred Group Companies shall be terminated as of the Closing and, after the Closing, the Transferred Group Companies shall not be bound thereby or have any Liability thereunder.

Section 6.6 VAT Groups.

(a) Promptly following the date of this Agreement, Seller shall procure (so far as Seller is reasonably able to procure) that UK MF HoldCo ceases to be the representative member of VAT Group registered under number GB765361024 and shall, promptly following completion of the UK Internal Reorganization, submit to HMRC all such notices as are necessary in order that the Transferred Group Companies cease to be members of the VAT Group with effect not later than the Closing Date.

(b) Seller shall pay or procure that its Affiliates pay, either to UK MF Holdco or to HMRC an amount equal to any VAT (and any interest and penalties, other than any interest and penalties that would not have arisen but for any unreasonable delay or default on the part of Buyer or its Affiliates), net of recoverable input tax, that (i) UK MF HoldCo is liable to pay or account for to HMRC after Closing as a result of being the representative member of the VAT Group referred to in Section 6.6(a); and (ii) has not been, and will not be, included in the Indebtedness Amount or Net Working Capital; and (iii) is referrable to supplies, imports or acquisitions made or received by (in each case disregarding the provisions of section 43 VAT Act 1994) Seller of any of its Affiliates (excluding, for the avoidance of doubt any of the Transferred Group Companies in relation to supplies, imports or acquisitions made or received from and after the Closing), such payment to be made not later than five (5) business days prior to the date on which such VAT (and/or interest or penalties) is required to be paid or accounted for to HMRC.

(c) Buyer shall pay, or shall procure that UK MF HoldCo pays, either to Seller or to HMRC an amount equal to any VAT (net of recoverable input tax) that (i) any Affiliate of Seller is liable to pay or account for to HMRC after Closing; (ii) has been, or will be, included in the Indebtedness Amount or Net Working Capital; and (iii) is referable to supplies, imports or acquisitions made or received by (in each case disregarding the provisions of section 43 VAT Act 1994) UK MF Holdco, such payment to be made not later than five (5) business days prior to the date on which such VAT is required to be paid or accounted for to HMRC.

(d) If, after Closing, (i) an Affiliate of Seller receives a repayment of VAT that is referable to supplies, imports or acquisitions made or received by (disregarding the provisions of section 43 VAT Act 1994) UK MF HoldCo before Closing, which has been taken into account in calculating the Indebtedness Amount or Net Working Capital, or (ii) UK MF HoldCo receives a repayment of VAT that is referable to supplies, imports or acquisitions made or received by (disregarding the provisions of section 43 VAT Act 1994) an Affiliate of Seller, which has not been taken into account in calculating the Indebtedness Amount or Net Working Capital, Seller (in the case of repayments received by its Affiliate) or Buyer (in the case of repayments received by UK MF HoldCo) shall, or shall procure that the relevant recipient of the repayment shall, pay to the other Party an amount equal to the repayment so received.

(e) Seller shall use reasonable best efforts to procure that (to the extent relevant and to the extent possible under applicable Laws) the supplies, imports or acquisitions made or received pursuant to the Internal Reorganization, to the extent that they are not disregarded under the provisions of section 43 VAT Act 1994, will be treated as a transfer of a business as a going concern pursuant to section 49(1) of the VATA 1994 and article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) (a “TOGC”) and shall notify the Buyer in writing if it considers that such treatment will not apply. With effect from Closing, Buyer shall use reasonable best efforts to procure that the Transferred Group Companies do not take any actions that are inconsistent with the foregoing treatment (to the extent applicable).

(f) To the extent that the supplies, imports or acquisitions made or received pursuant to the Internal Reorganization cannot be treated as a TOGC, Buyer shall, after Closing (i) procure that UK MF HoldCo and / or UK OT HoldCo (as applicable) shall (subject to having received a valid VAT invoice and to the extent not recovered on or prior to Closing or taken into account in calculating the Indebtedness Amount) use reasonable best efforts to recover any VAT as is chargeable in respect of such supplies, imports or acquisitions, to the extent permissible under applicable Laws; and (ii) pay, or procure payment of, an amount equivalent to any VAT so recovered to Seller and such payment shall be treated as an adjustment to the Purchase Price.

Section 6.7 Group Payment Arrangement.

(a) Promptly following the date of this Agreement, Seller shall procure (so far as Seller is reasonably able to do so) that UK MF HoldCo ceases to be nominated company of any group payment arrangement under section 59F-59H of the UK Taxes Management Act 1970 (the “GPA”) and shall, promptly following completion of the UK Internal Reorganization, notify HMRC (or procure that HMRC is notified) that the Transferred Group Companies have ceased to be or will cease to be part of such GPA, with effect from no later than the Closing Date.

(b) Seller shall pay or procure that its Affiliates pay, either to UK MF Holdco or to HMRC an amount equal to any UK corporation tax (and any interest and penalties, other than any interest and penalties that would not have arisen but for any unreasonable delay or default on the part of Buyer or its Affiliates) that (i) UK MF HoldCo is liable to pay or account for to HMRC on behalf of the Seller’s Affiliates after Closing as a result of being the nominated company of the GPA; and (ii) has not been, and will not be, included in the Indebtedness Amount, not later than five (5) business days prior to the date on which such UK corporation tax (and/or interest or penalties) is required to be paid or accounted for to HMRC.

(c) If, after the Closing Date, UK MF HoldCo receives a repayment of UK corporation tax that is referable to any amounts paid pursuant to Section 6.7(a), which has not been taken into account in calculating the Indebtedness Amount, Buyer shall, or shall procure that UK MF Holdco shall, pay to Seller an amount equal to the repayment so received.

Section 6.8 UK Corporate Interest Restriction. Seller shall procure that no disallowances under Part 10 of the UK Taxation (International and Other Provisions) Act 2010 (“TIOPA”) are allocated to the Transferred Group Companies with respect to any Pre-Closing Tax Period or the Straddle Period, in relation to any “worldwide group” (as defined in Part 10 TIOPA) which includes Seller or its Affiliates.

Section 6.9 UK Internal Reorganization.

(a) Subject to the provision of any services required by UK OT HoldCo that are provided in accordance with the terms of the Transition Services Agreement, Buyer shall, and shall procure that its Subsidiaries shall, for a period ending no earlier than thirty (30) days after the Closing Date, use reasonable best efforts to ensure that UK OT HoldCo operates the Business transferred to it pursuant to the UK Reorganization in the ordinary course and substantially consistent with the way in which the Business was operated immediately prior to Closing, and, subject to Section 6.1, file any relevant Tax Return in respect of this period (or in respect of any longer period that includes this period) in a manner consistent with the foregoing.

(b) Subject to the provision of any services required by UK OT HoldCo or UK MF Holdco that are provided in accordance with the terms of the Transition Services Agreement, Buyer shall, and shall procure that its Subsidiaries shall, for a period ending no earlier than thirty (30) days after the Closing Date, use reasonable best efforts to ensure that UK MF HoldCo operates the whole of its Business (comprising the portion of its Business which existed immediately prior to the UK Reorganization and the portion of the Business transferred to it pursuant to the UK Reorganization) in the ordinary course and substantially consistent with the way in which the Business was operated immediately prior to Closing, and, subject to Section 6.1, file any relevant Tax Return in respect of this period (or in respect of any longer period that includes this period) in a manner consistent with the foregoing.

(c) Buyer represents and warrants that the acquisition of the Transferred Equity Securities of UK MF Holdco and UK OT Holdco hereunder is not part of, and covenants that such acquisition will not be part of, any arrangement involving Buyer, the UK Buyer or any of Buyer’s other Affiliates under which either UK Buyer is to dispose of any Transferred Equity Securities of UK MF Holdco or UK OT Holdco to another person, within the meaning of Section 782A(2)(b) of CTA 2009.

(d) Seller and Buyer shall, promptly on request of the other Party, procure that their respective Affiliates will enter into joint elections pursuant to section 792 of CTA 2009 and/or section 179A TCGA (or under any equivalent legislation under any other jurisdiction), in a form reasonably acceptable to Buyer, in a manner sufficient to cause the Seller and/or its Affiliates to assume Liability for such part of any Degrouping Charge as is equal to the amount of Losses in respect of such Degrouping Charge as would be indemnified under Article 10 in the absence of the relevant election, after taking into account any reductions in the amount of the Losses under Section 10.4(b).

(e) Should it be determined that Canada Holdco has made an “excessive eligible dividend designation”, as defined in subsection 89(1) of the Tax Act, the Canada Share Seller hereby concurs to (or shall cause the recipient of the relevant dividends to concur to) the making of an election under subsection 185.1(2) of the Tax Act in respect of the full amount of the “excessive eligible dividend designation”, and such election shall be made by Canada Holdco in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the Tax Act.

(f) Should it be determined that Canada Holdco has made an election under subsection 83(2) of the Tax Act in respect of the full amount of any dividend payable by it on shares of any class of its capital stock and the full amount of such dividend exceeded the amount of its “capital dividend account”, as defined in the Tax Act, immediately before the dividend became payable, the Canada Share Seller hereby concurs to (or shall cause the recipient of the relevant dividend to concur to) the making of an election under subsection 184(3) of the Tax Act in respect of such dividend.

(g) Subject to the applicability of the relevant Canadian Tax Elections, the Buyer acknowledges that its relevant Subsidiary that acquires the Transferred Assets used in a business carried on in Canada is responsible for any Canadian goods and services or harmonized sales tax payable in connection therewith.

(h) Each of the Buyer and the Seller shall cause its relevant Affiliates to cooperate to complete, execute and file, within the prescribed time limits, the Canadian Tax Elections with respect to Transferred Assets used in a business carried on in Canada.

Section 6.10 Tax Proceedings. Seller shall have the right to elect to control, at its own expense, any Tax Proceeding of a Transferred Group Company (or any portion of a Tax Proceeding) that relates to a Pre-Closing Tax Period (including the portion of a Straddle Period that is a Pre-Closing Tax Period) to the extent Seller would be liable under this Agreement for any Taxes (including any Seller’s Pre-Closing Taxes or Seller’s Reorganization Taxes) resulting from the resolution of such Tax Proceeding; provided that, (i) Buyer shall have the right to participate in the defense of such Tax Proceeding and to employ counsel and accountants, at its own expense, separate from the counsel and accountants employed by Seller, (ii) Seller shall not consent to the entry of any judgment, or settle, compromise or discharge any such Tax Proceeding without the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed, and (iii) Seller shall keep Buyer reasonably informed with respect to any such Tax Proceeding. With respect to any Tax Proceeding related to a Pre-Closing Tax Period (including any Straddle Period) that Seller does not elect to or is not entitled to control pursuant to the preceding sentence, Buyer shall have the right to control such Tax Proceeding; provided that, to the extent Seller would have an indemnification obligation with respect to Taxes (including any Seller’s Pre-Closing Taxes or Seller’s Reorganization Taxes) arising from the resolution of such Tax Proceeding (i) Seller shall have the right to participate in the defense of such Tax Proceeding and to employ counsel and accountants, at its own expense, separate from the counsel and accountants employed by Buyer, (ii) Buyer shall not consent to the entry of any judgment, or settle, compromise or discharge any such Tax Proceeding that would reasonably be expected to result in Taxes (including any Seller’s Pre-Closing Taxes or Seller’s Reorganization Taxes) for which Seller would be liable under this Agreement without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed, and (iii) Buyer shall keep Seller reasonably informed with respect to any such Tax Proceeding. To the extent the provisions of this Section 6.10 conflict with the provisions of Section 10.5 with respect to any indemnification claim related to Taxes, the provisions of this Section 6.10 shall govern.

Section 6.11 Survival. All rights and obligations under this Article 6 shall survive the Closing hereunder and continue until thirty (30) days following the expiration of the applicable statute of limitations.

ARTICLE 7

EMPLOYEE MATTERS

Section 7.1 Offers to Certain Business Employees; Automatic Transfer of Certain Business Employees; Terms of Employment; Transferred Employees.

(a) Buyer shall, and shall cause its respective Subsidiaries to, accept the automatic transfer of each Employee who transfers or is deemed to transfer automatically by operation of applicable Law to Buyer or one of its Subsidiaries at Closing and Buyer and Seller shall take such actions as may be required under applicable Law to accomplish such automatic transfer. As soon as reasonably practicable following the date hereof and no later than forty-five (45) days prior to, and effective as of, the Closing Date, Buyer shall, or shall cause one of its Subsidiaries to, with respect to each Business Employee who is not expected to transfer automatically by operation of applicable Law to Buyer or one of its Subsidiaries at Closing, extend an offer of employment with Buyer or any of its Subsidiaries; provided that, in the case of a Leave Employee, such offer shall be made if such Leave Employee presents for active employment within the twelve (12)-month period (or such longer period as required by Law) following the Closing Date and shall provide for employment with Buyer or a Subsidiary of Buyer to commence at the expiration of such Leave Employee’s leave or period of disability. Following completion of the actions contemplated by the Internal Reorganization through the Closing, Seller shall cause the Transferred Group Companies to (i) employ only Company Employees who predominantly provide services to the Business or the Transferred Assets and (ii) engage only individual independent contractors who provide services to the Business. Where permitted by applicable Law, Seller shall (or shall cause its applicable Affiliate to) terminate the employment or accept the resignation of each Business Employee who receives and accepts an offer of employment from Buyer or its Subsidiaries pursuant to this Section 7.1(a) effective as of the Closing Date, or with respect to Leave Employees who receive and accept an offer of employment pursuant to this Section 7.1(a), as of the date on which such Leave Employee returns to active employment. For the avoidance of doubt, Seller or one of its Affiliates (other than a Transferred Group Company) shall use commercially reasonable efforts retain the employment of each Leave Employee who does not automatically transfer by operation of Law to Buyer or one of its Subsidiaries and be solely responsible for the provision of benefits and compensation to and all costs and other Liabilities incurred in respect of any such Leave Employee, unless and until such Leave Employee is able to return to active employment with Buyer or one of its Affiliates (including, following the Closing, a Transferred Group Company). Subject to applicable Law or any applicable approval from any Governmental Body, (i) each Business Employee to whom Buyer extends an offer of employment who accepts such offer of employment and commences employment with Buyer or one of its Subsidiaries, (ii) each Business Employee whose employment Buyer transfers automatically by operation of applicable Law to Buyer or a Subsidiary of Buyer at Closing and (iii) each Company Employee shall be referred to herein as a “Transferred Employee”. Any Business Employee who is not a Transferred Employee shall be referred to herein as a “Non-Transferred Employee”. A Business Employee who is offered employment pursuant to this Article 7 and who performs work at his or her principal place of work in the Business on the first (1st) Business Day immediately following the Closing Date (or, where applicable, the next regularly scheduled day following the Closing Date) shall be deemed for all purposes of this Agreement to have accepted Buyer’s or one of its Subsidiaries’ offer of employment to the extent permitted by Law. Notwithstanding anything to the contrary herein, at Buyer’s discretion, Buyer may satisfy its obligations under Article 7 through a professional employer organization, employer of record, or an Affiliate of Buyer, provided that the foregoing shall not relieve Buyer of its obligations under this Article 7.

(b) Without prejudice to higher standards that may be required by applicable Law or Collective Bargaining Agreement, whether in the case of Employees and Leave Employees who transfer automatically by operation of applicable Law or otherwise, Buyer shall cause each offer of employment made to a Business Employee pursuant to Section 7.1(a), and the terms on which each Business Employee who transfers automatically by operation of applicable Law, to initially provide for (i) an annual base salary or hourly wage rate (as applicable) no less favorable than that applicable to such Business Employee as of immediately prior to the Closing Date (or, in the case of a Leave Employee, immediately prior to the commencement of such Leave Employee’s absence from work), (ii) target annual cash incentive compensation opportunities (excluding, other than as required by applicable Law, long-term incentive compensation) that are no less favorable in the aggregate to such target annual cash incentive opportunities made available to the Business Employee as of immediately prior to the Closing Date, (iii) employee benefits (other than, except as required by applicable Law, defined benefit pension, equity or equity-based, nonqualified deferred compensation, change in control, retention or retiree health or welfare (collectively, the “Excluded Benefits”)) that are substantially comparable, in the aggregate, to those employee benefits provided by Seller or its Subsidiaries to such Business Employee immediately prior to the Closing Date (other than the Excluded Benefits), (iv) a current work location that is within fifty (50) miles of the Business Employee’s primary work location immediately prior to the Closing Date (which, for the avoidance of doubt, may be satisfied by providing an initial current working location that is “remote” (i.e., a work-from-home arrangement)), and (v) terms and conditions sufficient to avoid any severance, termination or similar entitlements under any Seller Benefit Plan or as may be necessary to comply with applicable Law; provided, however, that with respect to jurisdictions in which the employment of Transferred Employees under this Agreement would otherwise be deemed to automatically transfer to Buyer or one of its Affiliates by operation of applicable Law, the forgoing employee benefits attributable to such affected Transferred Employees under this Section 7.1(b) in such jurisdictions shall be disregarded and such Transferred Employees shall be deemed to have transferred employment to Buyer by operation of applicable Law for all purposes related to the provision of employee benefits hereunder.

(c) Unless otherwise required by applicable Law, for the one (1)-year period immediately following the Closing Date (or, if earlier, the termination date of the Transferred Employee), Buyer shall or shall cause one of its Subsidiaries (including the Transferred Group Companies) to continue to provide each Transferred Employee (including, for the avoidance of doubt, the Company Employees) with the terms and conditions of employment contemplated by clauses (i) through (iii) of Section 7.1(b). Nothing herein shall restrict the right of Buyer or any Subsidiary of Buyer to terminate the employment of any Transferred Employee or other individual service provider; provided, that any such termination is effected in accordance with applicable Law.

(d) If any Company Employee requires a visa, work permit or employment pass or other approval for his or her employment to commence with, transfer to or continue with a Transferred Group Company following the Closing Date, Buyer shall promptly file any and all necessary applications or documents and shall take all reasonable actions needed to be granted the necessary visa, permit, pass or other approval, and Seller shall provide such assistance as reasonably requested by Buyer in connection therewith; provided that if the Governmental Body has a discretionary right to grant or refuse to grant such visa, work permit or employment pass or other approval, neither Buyer nor Sellers shall be held liable for not obtaining such arrangements. If any Transferred Employee other than a Company Employee requires a visa, work permit or employment pass or other approval for his or her employment to commence with or transfer to Buyer or a Subsidiary of Buyer following the Closing Date, Buyer shall, and shall procure its relevant Subsidiary shall, promptly file any and all necessary applications or documents and shall take all reasonable actions needed to secure the necessary visa, permit, pass or other approval, and Seller shall provide such assistance as reasonably requested by Buyer in connection therewith.

(e) Buyer and its Subsidiaries shall be solely responsible for any severance, termination indemnity, redundancy or similar termination payments or benefits that may become payable to any Business Employee (i) whose offer is rescinded or altered by Buyer prior to Closing, provided that such alteration must cause such offer to not meet the requirements of Section 7.1(b), (ii) who does not receive an offer from Buyer, or (iii) who otherwise does not become a Transferred Employee because such Business Employee rejects or does not accept an offer of employment that, in any case, does not meet the requirements of Section 7.1(b). Seller and its Affiliates (other than the Transferred Group Companies) and Buyer and its Affiliates shall be equally (i.e., 50%/50%) responsible for any severance, termination indemnity, redundancy or similar termination payments or benefits incurred in respect of any Employee and that do not arise under the preceding sentence of this Section 7.1(e), with respect to any Employee who does not become a Transferred Employee because such Employee (A) rejects or does not accept an offer of employment that, in either case, does meet the requirements of Section 7.1(b), or (B) refuses to transfer employment or otherwise challenges such transfer of employment pursuant to Section 7.1 (in either case, when such offer does meet the requirements of Section 7.1(b)). In addition, with respect to any Transferred Employee who incurs a qualifying involuntary termination of employment by the Buyer or any of its Subsidiaries (including the Transferred Group Companies) after the Closing and on or before the twelve (12)-month anniversary of the Closing Date, Buyer shall provide severance benefits that are no less favorable in the aggregate than the greater value of (x) those that such Transferred Employee would have received upon such termination of employment immediately prior to the Closing Date and (y) those received by similarly situated employees of Buyer and its Subsidiaries as of the Closing, whichever is more favorable in the aggregate as determined in Buyer’s reasonable discretion (unless, in any case, a higher amount is required under applicable Law).

(f) With respect to any short-term cash incentive plan with a performance period applicable to Transferred Employees for the fiscal year ending June 30, 2024, Buyer shall, or shall cause its Subsidiaries to, make a payment to Transferred Employees with respect to the portion of said fiscal year that has elapsed prior to the Closing Date (but with such payment to be made at the time set forth in this Section 7.1(f)) that is no less than the greater of (i) the target annual bonus for such Transferred Employee for the performance period through the Closing Date, prorated by multiplying such target by a fraction, the numerator of which is the number of days elapsed in the applicable performance period through the Closing Date and the denominator of which is the total number of days in the applicable performance period, and (ii) the amount earned under such plans, based on extrapolated performance through the Closing Date and prorated in the same manner as set forth in clause (i), as determined by Seller in good faith and in consultation with Buyer (such payments, collectively, the “Cash Incentive Payments”). Buyer shall pay or cause to be paid an amount that is no less than the Cash Incentive Payments to the Transferred Employees, unless otherwise forfeited as contemplated by this Section 7.1(f), and Buyer shall remit any Taxes applicable thereon to the applicable authority. Buyer shall, or shall cause its Subsidiaries to, offer Transferred Employees short-term cash incentive opportunities pursuant to Buyer Benefit Plans that are materially consistent with the Seller Benefit Plans governing the Cash Incentive Payments (as in effect immediately prior to the Closing and made available to Buyer) from the Closing through the remainder of the performance period attributable to the Seller Benefit Plans governing such Cash Incentive Payments (i.e., and for the avoidance of doubt, no later than June 30, 2024), and to pay, without duplication of the obligation set forth above, any amounts earned by Transferred Employees thereunder following the end of such performance period, and payment thereunder shall be based on the actual performance at the end of the performance period as determined by Buyer in its reasonable discretion (the “Buyer Bonus Portion”). Payment of any Cash Incentive Payments shall be governed by the applicable Seller Benefit Plan (as in effect immediately prior to the Closing and made available to Buyer), and therefore any Cash Incentive Payments that are forfeited pursuant to those terms and conditions and not otherwise paid to the applicable participant shall be remitted back to Seller, and payment of the Buyer Bonus Portion shall be governed by the applicable Buyer Benefit Plan that corresponds to the such Seller Benefit Plan to which the underlying the Cash Incentive Payments relates (including, in each case, with respect to timing of payment) as in effect immediately prior to the Closing and made available to Buyer.

(g) Without limiting Section 5.13, Seller covenants to implement the Internal Reorganization in accordance with all Laws applicable to the transfer of the Company Employees (including the TUPE Regulations). Prior to the Closing, the Seller Parties and their respective Affiliates shall carry out the UK Internal Reorganization in accordance with the TUPE Regulations and Buyer and its Affiliates shall reasonably cooperate with the Seller Parties in good faith to promptly provide the Seller Parties upon request with (i) information about any measures that they envisage causing UK MF Holdco and UK OT Holdco to take on and from Closing in connection with the transactions contemplated by this Agreement in relation to any Company Employee affected by the TUPE Regulations, and (ii) responses to questions raised by such Company Employees in relation to the post-Closing period.

Section 7.2 Assumption of Benefit Plan Liabilities.

(a) Except as specifically provided in this Article 7 or as required by applicable Law, effective from and after the Closing, Buyer shall, and shall cause its Subsidiaries to, assume any and all Liabilities of Seller or any of its Affiliates relating to the period prior to or following the Closing under any Transferred Group Company Plan or any other Benefit Plan listed in Section 7.2(a) of the Seller Disclosure Schedule (the “Assumed Benefit Plans”) in respect of any Transferred Employee or any dependent or beneficiary of such Transferred Employee. For the sake of clarity, all such Liabilities shall be Assumed Employee Benefit Liabilities. Buyer shall pay or cause to be paid any amounts included in the definition of Indebtedness that are payable to Transferred Employees in accordance with the terms and conditions of the applicable Seller Benefit Plan, Contract or arrangement relating to such payments, and Buyer shall remit or cause to be remitted any Taxes payable thereon to the applicable authority, in each case, unless such amounts are otherwise forfeited or do not otherwise become payable.

(b) Except with respect to (i) Liabilities under the Assumed Benefit Plans or Transferred Group Company Plans or (ii) any other Liabilities relating to any employee matters, compensation, contract of employment or benefit plans that automatically transfer to Buyer or its Affiliates pursuant to applicable Law, or as otherwise specifically provided in this Article 7, effective from and after the Closing, Seller and its applicable Affiliates (other than a Transferred Group Company) shall remain and be solely responsible for any and all Liabilities at any time arising under or with respect to any Seller Benefit Plan and any other Benefit Plan that is sponsored, maintained or contributed to by Seller or any of its Affiliates or under or with respect to which Seller or any of its Affiliates has any Liabilities (other than an Assumed Benefit Plan).

Section 7.3 Participation in Buyer Benefit Plans.

(a) Effective as of the Closing Date or, if later, the end of applicable transition services under the Transition Services Agreement (the “Transition Date”), except as otherwise provided in this Article 7, each Transferred Employee shall cease to participate in any Seller Benefit Plan that is not either (i) an Assumed Benefit Plan or (ii) a Benefit Plan sponsored or maintained solely by a Transferred Group Company (a “Transferred Group Company Plan”) (in the case of each of clauses (i) and (ii), other than as a former employee of Seller, its Subsidiaries, or the Business, in each case to the extent, if any, permitted by the terms of such Benefit Plan). Subject to Section 7.3(b), effective no later than the Closing Date or, if later, the Transition Date, Buyer or one of its Subsidiaries shall establish or maintain health and welfare plans (which term shall include, but not be limited to, medical, dental, vision, disability and life insurance coverage, but, for the avoidance of doubt, shall exclude any Excluded Benefit) for the benefit of each Transferred Employee.

(b) From and after the Closing Date or, if later, the Transition Date, Buyer shall, and shall cause its Subsidiaries to, recognize the service of the Transferred Employees prior to the Closing Date with Seller, the Seller Parties any of their respective Affiliates and any of their respective predecessors as continuous service with Buyer (or such Subsidiary of Buyer, as applicable) for all purposes under the Buyer Benefit Plans (other than Excluded

Benefits), including eligibility to participate, vesting and level of paid time off and severance benefits under the Buyer Benefit Plans, to the extent credited for the same purpose under the corresponding Seller Benefit Plan. Without limiting the generality of the foregoing sentence, for the plan year in which the Closing Date occurs, (x) Buyer shall use reasonable best efforts to cause each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent coverage under such Buyer Benefit Plan replaces coverage under a comparable Seller Benefit Plan in which such Transferred Employee participated immediately prior to the Closing Date and (y) with respect to any Buyer Benefit Plan that is a medical, dental, vision, or other health plan, Buyer shall, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) waive or cause to be waived any preexisting condition exclusions and requirements that would result in a lack of coverage of any pre-existing condition of a Transferred Employee (or any dependent thereof) that would have been covered under the corresponding Seller Benefit Plan in which such Transferred Employee (or covered spouse or dependent thereof) was a participant immediately prior to the Closing Date, (ii) ensure that any medical, dental, vision or other health expenses incurred and paid by a Transferred Employee (or covered spouse or dependent thereof) in the portion of the plan year prior to the Closing Date is recognized for purposes of calculating any deductible, co-payment, benefit limitations or similar provisions for the plan year that includes the Closing Date under the corresponding Buyer Benefit Plans and (iii) waive any health eligibility or medical examination requirements under the Buyer Benefit Plans to the extent waived or satisfied under the corresponding Seller Benefit Plans.

(c) As of or as soon as administratively practicable following the Closing Date, Buyer or one of its Subsidiaries shall establish or maintain one or more defined contribution savings plans and related trusts that satisfy the requirements of Sections 401(a) and 401(k) of the Code (such defined contribution savings plan or plans, the “Buyer Savings Plans”) in which each Transferred Employee who participated in a Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code and includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Seller 401(k) Plan”) immediately prior to the Closing Date will be eligible to participate. For the ninety (90) days following the Closing Date, Buyer shall take all reasonably necessary actions to cause the applicable Buyer Savings Plan in which a Transferred Employee is eligible to participate immediately following the Closing to permit (but not require) each such Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in an amount up to the full account balance distributed to such Transferred Employee from the Seller 401(k) Plan (in cash and including any outstanding plan loans), to the applicable Buyer Savings Plan. Prior to the Closing, Seller shall (i) cause each Transferred Employee to become fully vested in his or her account balances under each Seller 401(k) Plan as of the Closing Date, and (ii) make or cause to be made to the Seller 401(k) Plan all employer contributions that would have been made on behalf of the Transferred Employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end-of-year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date.

(d) Without prejudice to any payout of accrued and unused paid time off that Seller or its Affiliates may elect to make (to the extent permitted by applicable Law), Seller or its Affiliates shall timely pay all accrued and unused paid time off if required by applicable Law or company policy to be paid out upon termination of employment, if applicable, to any Transferred Employees. In the event that accrued and unused paid time off is not paid out to the Employee by Seller or one of its Affiliates, subject to applicable Law and any required employee consents, following the Closing Date, (i) Buyer shall credit each Transferred Employee as with the amount of accrued but unused vacation time and paid time off as such Transferred Employee had or was entitled to take with the Seller Parties immediately before the Closing Date, (ii) Buyer shall cause each Transferred Employee to be eligible to use any accrued but unused vacation time and paid time off as such Transferred Employee had with the Seller Parties as of immediately before the Closing Date in the same manner as such Transferred Employee was entitled to use such rights with the Seller Parties as of immediately before the Closing Date, and (iii) each Transferred Employee shall be subject to the applicable Buyer vacation policy (prorated as of the Closing Date) and other Buyer time-off policies, subject to applicable law (but, for the avoidance of any doubt without duplication of benefits); provided, however, that (A) such policies are at least as favorable in all material respects to such Transferred Employee as the Seller Parties’ policies applicable to such Transferred Employee immediately prior to the Closing Date, and, to the extent such a Buyer policy is less favorable in any respect, the more favorable terms of such Seller Parties’ policy will apply with respect to such Transferred Employee for the twelve (12) months following the Closing Date or the longer period required under applicable Law, and (B) Buyer shall provide Transferred Employees with credit for employment service with the Seller Parties, any of their respective Affiliates and any of their respective predecessors for purposes of determining each Transferred Employee’s eligibility for and future accruals of vacation days under the Buyer vacation policy.

Section 7.4 Unvested Equity Replacement Awards. As of and within five (5) Business Days following the Closing Date, in respect of each equity and equity-based award that (a) was granted under a Seller Benefit Plan that is an equity or equity-based plan set forth on Section 7.4 of the Disclosure Schedules, (b) remains outstanding as of immediately prior to the Closing, (c) is unvested as of immediately prior to the Closing (including the portion that would be eligible to vest in connection with the consummation of the transactions contemplated by this Agreement but that remains unvested pursuant to the Unvested Equity Replacement Award (as defined below)), and (d) is held by an Employee who becomes a Transferred Employee (each such award, a “Covered Award”), Buyer will provide an incentive award (which may be cash- or equity-settled, as determined by Buyer in its sole discretion) that (A) is substantially equivalent in value on the date of grant to the intrinsic value of each forfeited Covered Award (with “intrinsic value” of the Covered Award determined based on the volume-weighted average sales price per share of Open Text Corporation common shares on NASDAQ, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source mutually selected by the Seller and Buyer), over the 30 consecutive trading days ending on the second trading day immediately prior to the Closing Date) and (B) shall vest based on continued employment over the same time period that would have applied under such Covered Award as if the Transferred Employee had continued employment with Seller or its Affiliates following the commencement of employment with Buyer (collectively, the “Unvested Equity Replacement Awards”). No later than 15 Business Days prior to the Closing Date, Seller shall provide Buyer with the following, which list shall be updated as of the Closing: (1) a list of Transferred Employees holding Covered

Awards, (2) the form(s) of award agreement governing such Covered Awards and any agreement that deviates from such form(s), and (3) with respect to each Covered Award, the type of award, number of securities granted thereunder, settlement terms, grant date, expiration date (if applicable), exercise price (if applicable), vesting schedule, vesting status and acceleration provisions. Buyer shall provide Seller with a reasonable opportunity prior to making such grants to review and comment on the form of award agreement for the Unvested Equity Replacement Awards, and shall consider in good faith all reasonable comments (but, for the avoidance of doubt, will include language providing that the issuance of the Unvested Equity Replacement Award is in full satisfaction of the cancellation of the corresponding Covered Award, and the Transferred Employee will therefore have no further entitlements in respect of such Covered Award, and Seller shall have customary third-party beneficiary rights to enforce such provision). For the sake of clarity, all Covered Awards, including any Covered Awards that vest prior to the Closing, together with the employer portion of any Taxes due thereon, but excluding, for the sake of clarity, the Unvested Equity Replacement Awards, shall be Excluded Employee Benefit Plan Liabilities for all purposes. In connection with the replacement of Unvested Equity Replacement Awards hereunder and with advance notice to Buyer, Seller may take actions prior to the Closing Date under applicable Laws to ensure any Covered Awards (whether or not becoming Unvested Equity Replacement Awards) will continue to receive any tax advantaged treatment under such applicable Laws as a result of the treatment hereunder, provided that such actions may not otherwise violate any other terms of this Agreement, including Section 5.1 hereof.

Section 7.5 Employee Notices.

(a) Prior to the Closing, Seller shall provide a list, by termination date and work location, of the name of each employee or former employee of any Seller Party or their respective Affiliates (including the Transferred Group Companies) who will suffer an “employment loss” under the WARN Act at any site of employment where an Employee is located within the ninety (90) days immediately preceding the Closing Date. Seller agrees to provide any required notice under the WARN Act and otherwise comply with the WARN Act in all material respects with respect to any “plant closing” or “mass layoff” or group termination or similar event triggering WARN (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring prior to or on the Closing.

(b) Buyer agrees to provide any required notice under the WARN Act and otherwise comply with the WARN Act in all material respects with respect to any “plant closing” or “mass layoff” or group termination or similar event triggering WARN and affecting Transferred Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring within the ninety (90) day period following the Closing.

Section 7.6 Labor Matters. Prior to the Closing, and in accordance with, applicable Law, the Seller Parties and, where required by Law or any applicable Collective Bargaining Agreement, the Buyer Parties shall, and shall cause their respective Affiliates (including the Transferred Group Companies) to take and satisfy all necessary steps, on a timely basis, as are required under applicable Law or any Collective Bargaining Agreement to notify and inform, consult with, or negotiate the effect, impact, terms or timing of the transactions contemplated by this Agreement with each works council, union, labor board, employee group, elected employee representatives (or the employees themselves as applicable) or Governmental Body (with respect to labor and similar matters) where so required under applicable Law, including any “Transfer of Undertakings” Law (the “Employee Consultation Procedure”). The Seller Parties shall regularly review with Buyer the progress of the notifications, consultations and negotiations and the sharing of information with each works council, union, labor board, employee group, elected employee representatives (or the employees themselves as applicable) and such Governmental Body regarding the effect, impact or timing of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, and unless applicable Law requires otherwise, the terms and conditions of employment for any Transferred Employees covered by a Collective Bargaining Agreement shall be governed by such Collective Bargaining Agreement until the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law. In the event an employee information letter is required with respect to Transferred Employees who transfer automatically by operation of Law, such letter shall be jointly prepared by Seller and Buyer (and their respective Subsidiaries) and delivered in a manner that any applicable objection period will have expired at least fifteen (15) days prior to the Closing Date.

Section 7.7 Restrictive Covenants. With respect to a Transferred Employee’s employment with Buyer or any of its Affiliates (including the Transferred Group Companies) on and following the Closing, the Seller Parties shall not enforce against Buyer or any of its Affiliates (including the Transferred Group Companies) or any Transferred Employee (and hereby waive such rights as applied to a Transferred Employee’s employment with Buyer or any of its Affiliates (including the Transferred Group Companies) on and following the Closing) (i) any noncompetition provision that would purport to prohibit such individual from working for Buyer or any of its Affiliates (including the Transferred Group Companies), (ii) any customer or client nonsolicitation or noninterference obligations solely to the extent related to the Business and (iii) any confidentiality restrictions relating to a Transferred Employee’s, Buyer’s or its Affiliates’ (including the Transferred Group Companies’) ability to use non-public, confidential, proprietary or trade secret information included in the Transferred Intellectual Property which use (A) is consistent with past practice, (B) is in furtherance of the Business, and (C) relates to information provided from Seller to Buyer in connection with the transactions contemplated by this Agreement.

Section 7.8 Other Personnel. During the period prior to the Closing Date, Seller Parties shall use reasonable best efforts to make individual natural person independent contractors related to the Business and directly engaged by Seller or its Affiliates (other than the Transferred Group Companies) available to Buyer for the purpose of allowing Buyer to interview each such contractor and determine the nature and extent of each such person’s continuation with Buyer, if any. Seller shall provide to Buyer contact information for third-party service providers providing contingent personnel to the Business and reasonably cooperate in identifying and transferring such contingent work force to the extent requested by Buyer.

Section 7.9 Employee Records Transfer. Other than as required by applicable Law, Seller shall use all reasonable efforts to take steps to enable the transfer of any employment and personnel records of the Transferred Employees in a manner compliant with Laws, including (where applicable) by entering into a separate data transfer agreement with Buyer or its Affiliates, or by notifying the applicable Transferred Employee of such transfer.

Section 7.10 Benefit Plan Documentation. Following the date of this Agreement and in no event later than sixty (60) days after the date hereof, Seller shall provide to Buyer (a) an updated and correct and complete list of each material Business Benefit Plan, separately identifying each Transferred Group Company Plan and Assumed Benefit Plan, (b) copies of the materials described in Section 3.13 with respect to each Assumed Benefit Plan and Transferred Group Company Plan to the extent not provided as of the date of this Agreement, (c) copies of the current plan document and the most recent summary plan description or member booklet with respect to each other material Business Benefit Plan, to the extent not provided as of the date of this Agreement, and (d) financial statements and actuarial reports relating to each Assumed Benefit Plan with respect to which any unfunded or underfunded Liabilities will transfer to Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement. Seller shall use commercially reasonable efforts to provide, after the date hereof, other documentation and information relating to the Business Benefit Plans that are reasonably requested by Buyer in writing in order to satisfy its obligations under Section 7.1.

Section 7.11 No Third Party Beneficiaries. This Article 7 shall be binding upon and inure solely to the benefit of each Party and its respective successors and permitted assigns, and nothing in this Article 7, express or implied, is intended to or shall be construed to confer upon any other Person (including any present or former employee of or service provider to the Business, or any such Person’s alternative payees, dependents or beneficiaries) any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, whether in respect of continued employment or resumed employment, compensation, benefits, terms of employment, or otherwise. No provision in this Agreement shall establish or modify or amend any Benefit Plan or shall prohibit or limit the ability of Buyer or any of its Affiliates (including following the Closing the Transferred Group Companies) to amend, modify or terminate any Benefit Plan, except to the extent of obligations under Benefit Plans that are expressly contemplated to be created or assumed and continued herein. This Section 7.11 shall not prevent the Persons entitled to enforce this Agreement from enforcing any provision of this Agreement, but no other Person shall be so entitled.

Section 7.12 Dutch Signing Protocol. As promptly as reasonably practicable following the date hereof, Buyer and Seller or their applicable Subsidiaries shall enter into a signing protocol (the “Dutch Signing Protocol”) with respect to a local purchase agreement governing the purchase and sale of the Dutch Business (including the Transferred Assets and Assumed Liabilities held by Dutch Subsidiaries) by the Dutch Subsidiaries to Buyer or its applicable Subsidiaries (the “Dutch Purchase Agreement”). The Dutch Signing Protocol shall contain (a) the protocol and conditions precedent for executing the Dutch Purchase Agreement (which shall be limited to completion of the notification to and consultation with the applicable works councils and trade unions and the Sociaal-Economisch Raad) and (b) the procedures pursuant to which the Parties or their respective Subsidiaries shall complete the notifications and consultations contemplated by the preceding clause (a). Unless and until the Dutch Purchase Agreement is executed and delivered by the Dutch Asset Sellers and Buyer or its applicable Subsidiaries, (i) notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute a binding agreement to sell or purchase the Transferred Assets or to transfer the Employees, in each case, of the Dutch Asset Sellers; and (ii) the Business shall be deemed to exclude the Dutch Business, the Transferred Assets, the Transferred Employees and the Assumed Liabilities, in each case, as they relate to the Dutch Business, for all purposes of this Agreement other than for purposes of Article 3 and Article 5.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Conditions to Each Party’s Obligations. The respective (i) rights of UK Share Sellers to exercise the UK Put Options and UK Buyer to exercise the UK Call Options; and (ii) obligations of each Party to consummate the transactions contemplated by this Agreement to occur at the Closing shall, in each case, be subject to the satisfaction (or waiver in writing by both Buyer and Seller), as of the Closing, of each of the following conditions:

(a) Any applicable waiting periods (and any extensions thereof) or Consents required under any of the Antitrust Laws and Foreign Investment Laws set forth in Section 8.1(a) of the Seller Disclosure Schedules shall have expired or been terminated or obtained, as applicable, and there shall not be in effect any agreement with any Governmental Body of competent jurisdiction entered into in accordance with Section 5.7 which would have the effect of prohibiting the consummation of the transactions contemplated by this Agreement.

(b) No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect, and no litigation shall have been commenced by a Governmental Body of competent jurisdiction, in each case, that would (i) make the Closing illegal or (ii) otherwise prohibit, suspend, enjoin or materially delay the Closing (a “Restraint”).

Section 8.2 Other Conditions to the Obligations of Buyer. In addition to the conditions set forth in Section 8.1, (i) the rights of the UK Share Sellers to exercise the UK Put Options and (ii) the obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement to occur at the Closing shall, in each case, be subject to the satisfaction, or waiver in writing by Buyer, of each of the following conditions as of the Closing:

(a) Each of the representations and warranties of Seller set forth in (i) Section 3.2(b) (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such date, (ii) Section 3.1 (Organization and Authority of Seller) and Section 3.15 (Brokers) shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such date, (iii) Section 3.6(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and (iv) Article 3 of this Agreement (other than those set forth in clause (i) through (iii) of this Section 8.2(a)) shall be true and correct (without regard to any qualification as to materiality or Material Adverse Effect included therein) as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date, except where the failure to be true and correct as of such date, individually or in the aggregate, has not had a Material Adverse Effect.

(b) The Seller Parties shall have performed and complied in all material respects with all of the covenants and obligations required to be performed or complied with by the Seller Parties under this Agreement at or prior to the Closing.

(c) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, stating on behalf of Seller that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(e) The Internal Reorganization shall have been completed.

(f) The conditions set forth on Section 8.2(f) of the Seller Disclosure Schedule shall have been satisfied.

Section 8.3 Other Conditions to the Obligations of Seller. In addition to the conditions set forth in Section 8.1, (i) the right of UK Buyer to exercise the UK Call Options and (ii) the obligations of the Seller Parties to consummate the transactions contemplated by this Agreement to occur at the Closing shall, in each case, be subject to the satisfaction, or waiver in writing by Seller, of each of the following conditions as of the Closing:

(a) Each of the representations and warranties of the Buyer Parties set forth in (i) Section 4.1 (Organization and Authority of Buyer), Section 4.5 (Solvency) and Section 4.6 (Brokers) shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such date and (ii) Article 4 of this Agreement (other than those set forth in clause (i) of this Section 8.3(a)) shall be true and correct (without regard to any qualification as to materiality or Buyer Material Adverse Effect included therein) as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date, except where the failure to be true and correct as of such date, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Buyer shall have performed and complied in all material respects with all of the covenants and obligations required to be performed or complied with by Buyer under this Agreement at or prior to the Closing.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, stating on behalf of Buyer that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) has been satisfied.

(d) The Internal Reorganization shall have been completed.

ARTICLE 9

TERMINATION

Section 9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give written notice of such termination to the other Party setting forth a brief description of the basis on which it is terminating this Agreement):

(a) by the mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller, if the Closing shall not have occurred on or before May 28, 2024 (as may be extended, if applicable, pursuant to clause (i) below, the “Termination Date”); provided, however, that:

(i) (x) if as of 5:00 p.m. (Eastern Time) on the last Business Day prior to the initial Termination Date, (A) the condition set forth in Section 8.1(a) and/or Section 8.1(b) (if the Restraint arises under an Antitrust Law or Foreign Investment Law) is not satisfied and has not been waived and (B) each of the conditions set forth in Section 8.2 and Section 8.3 has been satisfied or waived (other than (1) such conditions that by their nature are to be satisfied at or immediately prior to the Closing, provided that such conditions are capable of being satisfied if the Closing were to occur at such time and (2) the portions of the conditions set forth in Section 8.2(e) and Section 8.3(d) that are contemplated by their terms to be satisfied immediately prior to the Closing), then the Termination Date will automatically be extended, without further action of any Party hereto, by an additional three (3) months to August 28, 2024 (the “First Extended Termination Date”) and (y) if as of the First Extended Termination Date the circumstances set forth in the immediately preceding clause (x) continue to apply, then Buyer shall have the right, in its sole discretion, by providing written notice to Seller prior to 5:00 p.m. (Eastern Time) on the First Extended Termination Date to extend the Termination Date further by an additional six (6) months to February 28, 2025 (the “Second Extended Outside Date”);

(ii) if the Marketing Period has commenced prior to the then-applicable Termination Date and will expire after the then-applicable Termination Date, then the Termination Date shall be automatically extended until the date that is five (5) Business Days after the final date of the Marketing Period; and

(iii) the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to Buyer or Seller, as the case may be, if a breach of this Agreement by such Party (or, in the case of Seller, the Seller Parties or, in the case of Buyer, the Buyer Parties) has resulted in the failure of the Closing to occur before the Termination Date;

(c) by either Buyer or Seller, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Body of competent jurisdiction that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Body of competent jurisdiction shall have issued an Order permanently enjoining the Closing, and such Law or Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(c) (and, in the case of Seller, the Seller Parties or, in the case of Buyer, the Buyer Parties) shall not have breached in any material respect its obligations under this Agreement, which breach has resulted in such Law or Order;

(d) by Buyer, if (i) there shall have been a breach by Seller or any Seller Party of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 to be satisfied, (ii) none of the Buyer Parties is then in breach of any provision of this Agreement in a manner that would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 to be satisfied, and (iii) such breach by Seller or such Seller Party, as applicable, (A) is incapable of cure or shall not have been cured on or prior to the earlier of (1) the date two (2) Business Days prior to the Termination Date (assuming Buyer has provided prior written notice at least five (5) Business Days prior to such date) and (2) thirty (30) days after receipt by Seller of written notice of such breach from Buyer;

(e) by Seller, if (i) there shall have been a breach by Buyer or any Buyer Party of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 to be satisfied (other than in respect of an Antitrust Efforts Covenant), (ii) neither Seller nor the other Seller Parties is then in breach of any provision of this Agreement in a manner that would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 to be satisfied, and (iii) such breach by Buyer or such other Buyer Party, as applicable, (A) is incapable of cure or shall not have been cured on or prior to the earlier of (1) the date two (2) Business Days prior to the Termination Date (assuming Seller has provided prior written notice at least five (5) Business Days prior to such date) and (2) thirty (30) days after receipt by Buyer of written notice of such breach from Seller; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) will not apply with respect to any Antitrust Efforts Covenant; or

(f) by Seller if (i) the closing conditions set forth in Section 8.1 and Section 8.2 (other than (x) any such conditions that by their nature are to be satisfied at or immediately prior to the Closing and (y) the portions of the condition set forth in Section 8.2(e) that are contemplated by their terms to be satisfied immediately prior to the Closing, in each case, which conditions were, as of the time of such termination, capable of being satisfied if the Closing were to occur at such time) have been and remain satisfied or waived, (ii) the Buyer Parties shall have failed to consummate the Closing on the date on which the Closing should have occurred pursuant to Section 2.9, (iii) Seller has irrevocably confirmed in writing to Buyer that the closing conditions set forth in Section 8.1 and Section 8.3 have been and remain satisfied or waived, and if the Equity Financing and Debt Financing are funded, then each Seller Party stands ready, willing and able to consummate the Closing and (iv) the Buyer Parties have failed to consummate the Closing on or prior to the second (2nd) Business Day following the later of (A) the date on which the Closing should have occurred pursuant to Section 2.9 and (B) the receipt of the notice in the preceding clause (iii).

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 9:

(a) this Agreement shall forthwith become null and void (except for this Section 9.2, Section 9.3, Section 5.8, Section 5.10, Section 5.12(b), Article 11, each of which shall survive such termination and remain valid and binding obligations of the Parties); and

(b) there shall be no Liability of any kind on the part of the Buyer Parties or the Seller Parties or any of the Buyer Parties’ or the Seller Parties’ former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers or members; provided, however, that termination pursuant to this Article 9 shall not relieve any Party from such Liability (i) pursuant to the Sections specified in Section 9.2(a) that survive termination, (ii) for Fraud or (iii) in the case of the Seller Parties, for any willful and material breach of this Agreement prior to such termination.

Section 9.3 Termination Fee.

(a) In the event that this Agreement is validly terminated pursuant to:

(i) (A) Section 9.1(b) and at the time of such termination any condition set forth in Section 8.1(a) or Section 8.1(b) (if the Restraint arises under an Antitrust Law or Foreign Investment Law) was not satisfied) or (B) Section 9.1(c) (if the Law or Order arises under an Antitrust Law or Foreign Investment Law); provided that, as of such time all other conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at or immediately prior to the Closing and (y) the portions of the condition set forth in Section 8.2(e) that are contemplated by their terms to be satisfied immediately prior to the Closing, in each case, which conditions were, as of the time of such termination, capable of being satisfied if the Closing were to occur at such time); or

(ii) Section 9.1(e) or Section 9.1(f);

then, Buyer shall promptly, within five (5) Business Days after the date of such termination, pay or cause to be paid to Seller an amount equal to $136,500,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion).

(b) If Buyer fails to pay when due any amount payable by Buyer under this Section 9.3, then: (i) Buyer shall reimburse Seller for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Seller of its rights under this Section 9.3 and (ii) Buyer shall pay to Seller interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to Seller in full) at a rate per annum equal to the “prime rate” (as published by the Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid. Notwithstanding anything in this Agreement to the contrary, other than Seller’s right to seek specific performance as and only to the extent expressly permitted by Section 11.10, Seller’s right to terminate this Agreement in circumstances where the Buyer Termination Fee is payable, and Seller’s receipt of the Buyer Termination Fee pursuant to this Section 9.3, shall be the sole and exclusive remedy of Seller and the Seller Parties against Buyer any of its Affiliates and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents (the “Buyer Related Parties”) and any Lender Related Party for any Losses suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the transactions contemplated hereby to be consummated, and upon payment of such amounts, none of the Buyer Related Parties or the Lender Related Parties shall have any further Liability relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except, that Buyer shall remain obligated for, and Seller and the Seller Parties shall be entitled to, any and all remedies with respect to any payment or reimbursement obligations of Buyer pursuant to Section 11.1, the first sentence of this Section 9.3(b) and the indemnification, reimbursement and expense obligations of Buyer contained in Section 5.12(b)), in each case, subject to the Buyer Liability Limitation (as defined below); provided that Seller shall not be entitled to receive both an award of specific performance to cause the Closing to occur and payment of the Buyer Termination Fee. Notwithstanding anything in this Agreement to the contrary, (i) if Buyer makes (or causes to be made) any payment under this Agreement and Seller is thereafter entitled to receive the Buyer Termination Fee in accordance with Section 9.3(a), then the amount of such Buyer Termination Fee shall be reduced by the aggregate amount of any such payments, (ii) the maximum aggregate Liability of the Buyer Related Parties in connection with this Agreement (including payment of the Buyer Termination Fee, if applicable) shall be limited to $137,500,000 (the “Buyer Liability Limitation”), and none of the Seller Parties nor any of their Affiliates or Representatives shall seek or obtain, nor shall they permit any of their Representatives or any other Person on their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award or any monetary damages of any kind, in the aggregate, in excess of the Buyer Liability Limitation against the Buyer Related Parties, collectively, and (iii) Buyer may elect to consummate the Closing within five (5) Business Days after receipt of written notice of termination pursuant to Section 9.1(f) in lieu of paying any monetary damages (including all or any portion of the Buyer Termination Fee), provided that if Buyer does not consummate in accordance with the terms of this Agreement the Closing within such five (5) Business Day period, Buyer’s election shall be of no further force or effect and this Agreement shall be automatically terminated in accordance with its terms.

ARTICLE 10

SURVIVAL; INDEMNIFICATION; LIMITATIONS ON LIABILITY

Section 10.1 Survival.

(a) The Parties, intending to modify any applicable statute of limitations, agree that the representations, warranties, covenants and agreements in this Agreement or in any certificate delivered pursuant hereto shall terminate at the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no Liability on the part of, nor shall any claim be made by, any Party in respect thereof, except that notwithstanding the foregoing, the (i) covenants and agreements set forth in this Agreement that explicitly contemplate performance in whole or in part at or after the Closing, and (ii) covenants and agreements set forth in Section 5.13 and Article 6 (each of clauses (i) and (ii) of this Section 10.1(a), a “Specified Covenant”) shall survive, together with the right to assert a claim in respect of any breach thereof and any related Liability, the Closing for the respective terms specified therein or, if no term is specified, until fully discharged in accordance with this Agreement. Notwithstanding anything herein to the contrary, (x) any representations, warranties, covenants and agreements set forth in any Ancillary Agreements shall survive in accordance with their terms and (y) nothing in this Agreement shall limit or waive any claims in respect of Fraud.

(b) Each Party further acknowledges that (i) the survival periods set forth in Section 10.1(a) are the result of arms’ length negotiations between the Buyer Parties, on the one hand, and Seller Parties, on the other hand, (ii) the Parties intend for such survival periods to be enforced as agreed by the Parties and (iii) such survival periods shall not be deemed to be tolled following the Closing Date or to otherwise extend beyond the end of such survival periods for any reason.

Section 10.2 Indemnification by Seller Parties. Subject to the other terms and conditions of this Article 10, from and after the Closing, each Seller Party shall indemnify and hold harmless the Buyer Parties and their Affiliates and their respective Representatives, Buyer Related Parties, successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against, and shall pay and reimburse each of the Buyer Indemnitees for, any and all Losses that relate to or arise or result from any of the following items (without duplication):

(a) any breach of any Specified Covenant, in each case to be performed by Seller or any of the Seller Parties or any of their respective Affiliates; and

(b) any Excluded Liability or Excluded Asset.

Section 10.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article 10, from and after the Closing, Buyer shall indemnify and hold harmless the Seller Parties and their Affiliates and their respective Representatives, Seller Related Parties, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against, and shall pay and reimburse each of the Seller Indemnitees for, any and all Losses that relate to or arise from any of the following items (without duplication):

(a) any breach of any Specified Covenant, in each case to be performed by Buyer or any of its Affiliates; and

(b) any Transferred Asset or Assumed Liability.

Section 10.4 Taxes Benefit; Taxes on Receipt of Indemnity Payment.

(a) If any indemnity payment to be made pursuant to this Agreement shall be subject to Tax in the hands of its recipient (or would be so subject but for the availability of any relief), then (except to the extent that the amount of Tax has been taken into account in determining the amount of the indemnity payment) the Party making such indemnity payment shall at the same time as it is made, pay to the recipient such additional amount as is necessary to ensure that the net amount of the indemnity payment retained by the recipient (after taking into account any such Tax) shall be equal to the amount that would have been retained but for the imposition of such Tax.

(b) The amount of any Losses that are subject to indemnification, payment or reimbursement under this Article 10 shall be reduced (but not to an amount below zero) by an amount equal to any Tax benefit actually realized as a result of such Losses by the Indemnified Party or any of its Affiliates in the taxable year of the Loss or, any preceding taxable year; provided that this Section 10.4(b) shall not apply with respect to Losses incurred by any Buyer Party related to the acquisition of the Transferred Assets (excluding, for this purpose, the Transferred Group Companies and their assets). The Indemnified Party and its Affiliates shall have “actually realized” a Tax benefit to the extent that (i) the amount of Taxes for such taxable year that would have been payable by the Indemnified Party or any of its Affiliates has been reduced under applicable Law on a “more likely than not” basis, or (ii) the Indemnified Party or any of its Affiliates receives a refund or repayment of Taxes that it would not have received but for such Tax benefit. For the avoidance of doubt, in a case where the relevant Loss is a result of a Degrouping Charge, Tax benefits realized as a result of such Loss shall include any Tax benefit arising as a result of Tax allowances or deductions (including amounts allowable in computing taxable gains) in respect of actual or deemed expenditure on intangible fixed assets, or the depreciation, amortization or writing down of the actual or deemed cost of intangible fixed assets, to the extent arising as a result of the relevant Degrouping Charge or the Law giving rise to such Degrouping Charge. Buyer shall use, and shall cause its Affiliates to use, reasonable best efforts to obtain and/or utilize all Tax benefits available to Buyer and its Affiliates as a result of any indemnified Loss, provided that neither Buyer nor any of its Affiliates will be required to use such Tax benefits in priority to any other Tax loss, deduction, credit, relief or other benefit otherwise available to it.

(c) If Seller has made an indemnity payment under Article 10 in respect of a Degrouping Charge, or if Seller and/or its Affiliates have assumed Liability for the total amount of any Degrouping Charge under Section 6.9(d), Buyer shall use, and shall procure that its Affiliates use, use reasonable best efforts to obtain and/or utilize all Degrouping Benefits available to Buyer and its Affiliates during the period comprising the taxable year when such indemnity payment was made or Liability was assumed (as applicable), any preceding taxable years and the two (2) succeeding taxable years (the “Tax Benefit Period”), provided that neither Buyer nor any of its Affiliates will be required to use such Tax benefits in priority to any other Tax loss, deduction, credit, relief or other benefit otherwise available to it.. Buyer shall, promptly following each occasion it or its Affiliates have actually realized a Degrouping Benefit with respect to the Tax Benefit Period (excluding any Degrouping Benefit that has already been taken into account in reducing Losses pursuant to Section 10.4(b)), pay to Seller an amount in cash that is equal to that Degrouping Benefit; provided that the aggregate amount of payments required to be made by Buyer pursuant to this Section 10.4(c) shall not exceed the amount of the original indemnity payment made by Seller (less any Tax suffered thereon but including any increase in such amount pursuant to (a)) or the amount of the Liability originally assumed by Seller and/or its Affiliates, as appropriate. For purposes of this Section 10.4(c):

(i) a Degrouping Benefit means (i) the amount of Tax saving actually obtained by Buyer or its Affiliate under applicable Law on a “more likely than not basis”, or (ii) the amount of any refund or repayment of Taxes Buyer or its Affiliate receives that it would not otherwise have received, in each case as a result of Tax allowances or deductions (including amounts allowable in computing taxable gains) in respect of actual or deemed expenditure on intangible fixed assets, or the depreciation, amortization or writing down of the actual or deemed cost of intangible fixed assets, to the extent arising as a result of the relevant Degrouping Charge or the Law giving rise to such Degrouping Charge; and

(ii) Buyer or an Affiliate of Buyer shall have “actually realized a Degrouping Benefit” if (i) the period in which the relevant Tax Authority is entitled to open an enquiry or audit in respect of the relevant Tax return to which the Degrouping Benefit relates has expired and no such enquiry or audit has been commenced; or (ii) upon final determination of any enquiry or audit into the relevant Tax return, to the extent that the Degrouping Benefit is found to be available.

Section 10.5 Indemnification Procedures.

(a) All claims for indemnification pursuant to this Article 10 shall be made in accordance with the procedures set forth in this Section 10.5. A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article 10 (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) to the extent known at such time, the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than Buyer or Seller in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), promptly, but in any event not later than thirty (30) days, following receipt of notice of the assertion or commencement of such Legal Proceeding, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), promptly, but in any event not later than thirty (30) days, after the Indemnified Party first becomes aware of the incurrence of Losses by such Indemnified Party with respect to such Direct Claim; provided, however, that, in each case, no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party and Indemnified Party will reasonably cooperate in good faith with the other in connection with any Direct Claim for a period of at least thirty (30) days following the Indemnifying Party’s receipt of a Claim Notice relating thereto before commencing any

Legal Proceeding in connection with such Claim. For the purposes of this Agreement, “Indemnifying Party” means Buyer (in the case of a claim for indemnification by any Seller Party or any of their Affiliates or their respective Representatives or other Seller Indemnitees) or the applicable Seller Party (in the case of a claim for indemnification by any Buyer Party or any of their Affiliates or their respective Representatives or other Buyer Indemnitees).

(b) With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within fifteen (15) days after delivery of the Claim Notice with respect to such Third-Party Claim and acknowledging its obligation to indemnify the Indemnified Party under this Section 10.5 for Losses with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing reasonably acceptable to the Indemnified Party. The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it. If the Indemnifying Party agrees in writing not to control the defense of such Third-Party Claim or fails to notify the Indemnified Party in writing of its election to control such defense within fifteen (15) days in accordance with this Section 10.5(b)), the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party. Each of Buyer and Seller shall, and shall cause the Buyer Parties and the Seller Parties, respectively, to reasonably cooperate with each other in connection with the defense of any Third-Party Claim. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof. Notwithstanding anything to the contrary in this Section 10.5, the Indemnified Party may, by notice to the Indemnifying Party in accordance with this Section 10.5, assume the exclusive right to defend such Third-Party Claim, (i) if the Indemnified Party has been advised by counsel that an actual or potential material conflict exists between the Indemnified Party and the Indemnifying Party, (ii) where it is reasonably likely for such Third-Party Claim, or the Indemnifying Party’s conduct of the defense of such Third-Party Claim, to be materially adverse to the Indemnified Party’s reputation or continuing business interests, (iii) such Third-Party Claim seeks an injunction or equitable relief against the applicable Indemnified Party or any other relief other than monetary damages or relates to or arises in connection with any criminal or quasi-criminal Legal Proceeding, (iv) if upon petition by the Indemnified Party, an appropriate court rules that the Indemnifying Party has failed to diligently conduct the defense of such Third-Party Claim or (v) if such Third-Party Claim involves any material regulatory matter, any material customer or supplier of the Indemnified Party, or any officer or key employee of the Indemnified Party.

(c) Notwithstanding anything in this Agreement to the contrary, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim or permit a default or consent to entry of any judgment without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement or judgment would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (B) not impose any Liability or obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party may agree to any settlement of a Third-Party Claim or permit a default or consent to entry of any judgment without the prior written consent of the Indemnifying Party; provided that (A) such compromised or settled amount shall not constitute evidence of the actual amount of Losses for which the Indemnifying Party shall be liable unless such compromise or settlement is entered into with the consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed) and (B) such settlement or judgment shall not involve a finding or admission of any wrongdoing on the part of the Indemnifying Party.

Section 10.6 Treatment of Indemnification Payments.

(a) To the extent permitted by applicable Law, all indemnification payments made under this Article 10 shall be deemed adjustments to the part of the Purchase Price allocated (in accordance with this Agreement) to the particular asset (a Transferred Company’s Transferred Equity Securities or a Transferred Asset) to which the payment relates (and, if the payment relates to more than one asset, it shall be allocated in a manner which reflects the effect of the matter giving rise to the payment on the assets to which the payment relates, failing which it shall be allocated pro rata to all relevant assets in accordance with the relative proportion of the overall Purchase Price allocated to them in accordance with this Agreement) for Tax purposes.

(b) To the extent that any Losses that are subject to indemnification, payment or reimbursement under this Article 10 can reasonably be attributed to a person’s acquisition or holding of a particular asset (a Transferred Company’s Transferred Equity Securities or a Transferred Asset), Seller shall be entitled to direct any indemnity payment (or respective pro rata portions of that payment) to the Buyer Indemnitee(s) who, under the terms of this Agreement, initially acquired the particular asset to which the indemnified Losses relate.

Section 10.7 Exclusive Remedy; No Duplication; No Set-off; Miscellaneous.

(a) From and after the Closing, and except as expressly contemplated by this Agreement or any Ancillary Agreement (including in respect of Fraud), (i) this Article 10 shall be the sole and exclusive remedy of the Indemnified Parties (including the Buyer Parties and the Seller Parties) in connection with this Agreement and the transactions contemplated hereby, (ii) neither Buyer nor Seller shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement, including the purchase of the Transferred Assets pursuant hereto, except pursuant to the indemnification provisions set forth in this Article 10, and (iii) except pursuant to the indemnification provisions set forth in this Article 10, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of action, suits, demands and Legal Proceedings (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to or otherwise in connection with this Agreement and the transactions contemplated hereby, in each case, that it may have against the other Party and such Party’s Affiliates and Representatives arising under or based upon this Agreement; provided, however, that nothing in this Section 10.7(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Party (x) pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.11, Section 11.10 or the Confidentiality Agreement or (y) as expressly set forth in any Ancillary Agreement.

(b) Any Losses subject to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses, including if such state of facts constitutes a breach of more than one representation, warranty, covenant or other provision of this Agreement.

(c) Neither the Buyer Parties nor the Seller Parties shall have any right to setoff any unresolved claim for indemnification pursuant to this Article 10 against any payment due pursuant to any other provision of this Agreement or any Ancillary Agreement.

(d) Seller hereby agrees that it shall not (and shall cause its Subsidiaries not to) make any claim for indemnification against any Transferred Group Company by reason of the fact that Seller or any of its Subsidiaries is or was a stockholder, member, director, manager, officer, employee or agent of, or is or was serving at the request of, the Transferred Group Companies or in respect of the Business as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, expenses or other Losses or Liabilities and whether such claim is pursuant to any statute, charter document, by law, agreement or otherwise) with respect to any Legal Proceeding brought by any of the Buyer Indemnitees against Seller pursuant to this Agreement or applicable Law or otherwise, and Seller (on its own behalf and on behalf of its Affiliates) hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from any Transferred Group Company with respect to any amounts paid by it pursuant to this Agreement or otherwise. In no event shall the Transferred Group Companies have any Liability whatsoever to Seller (or any Affiliate of Seller) for breaches of the representations, warranties, agreements or covenants of Seller or the Transferred Group Companies hereunder (other than with respect to any covenant to be performed after Closing), and Seller shall not (and shall cause its Subsidiaries not to) in any event seek contribution from the Transferred Group Companies in respect of any payments required to be made by Seller pursuant to this Agreement.

(e) An Indemnified Party’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of the Indemnifying Party shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by the Indemnified Party or its equityholders or Representatives. Any investigation by an Indemnified Party or its equityholders or Representatives shall be for such Indemnified Party’s own protection only and shall not affect or impair any right or remedy hereunder.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, or in any Ancillary Agreements, whether or not the Closing is consummated, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided, however, that, (i) Buyer shall pay to Seller, or reimburse Seller for, reasonable and documented out-of-pocket expenses of Seller payable to third-party accountants for the preparation of the carve-out audits of the Business included in the definition of Required Information, and (ii) in the event this Agreement is terminated in accordance with its terms, the obligation of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to or as a result of such termination.

Section 11.2 Notices. All notices or other communications to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of email transmission ( so long as such transmission does not generate an error message or notice of non-delivery), or (c) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address or email address set forth below (or at such other address or email address as shall be specified by a Party in a notice given in accordance with this Section 11.2):

If to any Seller Party:

Open Text Corporation

38 Leek Crescent

Richmond Hill, Ontario

Canada L4B4N8

Email: macedo@opentext.com

Attention: Michael Acedo, EVP, Chief Legal Officer and Corporate Secretary

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Email: jlangston@cgsh.com

           chrmoore@cgsh.com

           nbogdanovich@cgsh.com

Attention: James E. Langston

                 Christopher R. Moore

                 Nickolas Bogdanovich

If to any Buyer Party:

c/o Rocket Software, Inc.

77 4th Avenue

Waltham, MA 02451

Email:       efischer@rocketsoftware.com

Attention: Elizabeth Fischer

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois

Email:       matthew.obrien@kirkland.com

                  christopher.elder@kirkland.com

Attention: Matthew H. O’Brien, P.C.

                 Christopher R. Elder, P.C.

Section 11.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Seller Disclosure Schedules, the Confidentiality Agreement, the Ancillary Agreements and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and all inducements to the making of this Agreement relied upon by the Parties, and they supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. Seller agrees to cause each of UK MF Seller and UK OT Seller to execute a joinder to this Agreement (the “Joinder”) as soon as reasonably practicable following the date hereof (and in any event within three (3) Business Days) and immediately upon the execution of the Joinder by each of UK MF Share Seller and UK OT Seller, and without further action by any Party, each of UK MF Share Seller and UK OT Share Seller shall become a Party and shall be bound by the terms, covenants and other provisions of this Agreement applicable to it as UK MF Share Seller or UK OT Share Seller, as applicable, and shall assume all rights and obligations of the UK MF Share Seller or UK OT Share Seller, as applicable, hereunder, with the same force and effect as if it were an original signatory hereto.

Section 11.4 Amendment. This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by Buyer and Seller; provided that any provisions in Section 9.2(b), Section 9.3(b), Section 11.7, Section 11.8, Section 11.9, Section 11.13, and this Section 11.4 of this Agreement (and any definitions used in such provisions or other provisions of this Agreement) for the express benefit of the Financing Sources or Lender Related Party shall not be amended, supplemented, waived or otherwise modified in manner that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 11.5 Waivers. Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance by the other Party with any of the agreements or conditions contained herein; provided, that no waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party entitled to the benefit of such provision. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 11.6 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.7 No Third Party Beneficiaries. Except to the extent provided in Section 9.2, Section 9.3(b), Section 11.4, Section 11.8, Section 11.13 (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Except to the extent provided in Section 11.4, this Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than Buyer and Seller.

Section 11.8 Assignment. Subject to Section 2.12, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 11.8 shall be null and void and of no force and effect; provided, that at and after the Closing, the Buyer Parties may assign any or all of their respective rights and interests under this Agreement and each of the Ancillary Agreements to any Financing Source or other lender of Buyer as security for obligations to such lender in respect of any financing arrangements entered into by Buyer and any refinancings, extensions, refundings or renewals thereof, in each case so long as such assignment does not relieve any such Buyer Party from any of obligations hereunder and such Buyer Party shall continue to be required to perform such obligations in accordance with the terms of this Agreement. Notwithstanding the preceding sentence, the Buyer Parties may, without the prior written consent of any other Party, assign their rights under this Agreement, in whole or in part, to (x) one or more of its Affiliates or (y) any subsequent acquirer of Buyer, the Business or all or a material portion of their assets, in each case, upon prior written notice to Seller; provided, however, that no such assignment shall relieve the applicable Buyer Parties of their obligations hereunder. Subject to the preceding sentences of this Section 11.8, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 11.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.

(b) Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or if such court finds it lacks subject matter jurisdiction, the federal or other state courts) located in Wilmington, Delaware, and any appellate court therefrom (the “Chosen Courts”) in any Legal Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of any such Legal Proceeding will be heard and determined in the Chosen Courts, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Courts, (iv) agrees not to bring or support any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) anywhere other than the Chosen Courts and (v) agrees that a final and non-appealable judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Legal Proceeding brought in accordance with this Section 11.9(b). Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Legal Proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof.

(c) EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY LEGAL PROCEEDING THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY

JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE EFFECT OF THIS JURY TRIAL WAIVER IS THAT ANY FILED LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL PROCEED IN THE CHOSEN COURT AS A BENCH TRIAL. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

Section 11.10 Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. The Parties further agree that, prior to the Closing, (i) the Parties’ sole and exclusive remedy pursuant to, arising out of or in connection with this Agreement or any Ancillary Agreement shall be the remedies described in the immediately preceding sentence and (ii) in no event shall any Party or its Affiliates be liable for any monetary damages in respect of any breach of this Agreement or any Ancillary Agreement, in each case, except in the case of Fraud or as otherwise expressly contemplated by Article 9 or any such Ancillary Agreement. A Party seeking an Order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such Order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

(c) Notwithstanding anything herein to the contrary (including in Section 11.10(a) or (b)), it is explicitly agreed that Seller shall be entitled to specific performance or other equitable remedies in connection with enforcing the Buyer Parties’ obligation to cause the Equity Financing to be funded or to consummate the Closing, if and only if (i) the closing conditions set forth in Section 8.1 and Section 8.2 (other than (x) any such conditions that by their nature are to be satisfied at or immediately prior to the Closing and (y) the portions of the condition set forth in Section 8.2(e) that are contemplated by their terms to be satisfied immediately prior to the Closing, in each case, which conditions are, as of such time, capable of being satisfied as of the Closing if the Closing were to occur at such time) have been and remain satisfied or waived, (ii) the Buyer Parties shall have failed to consummate the Closing on the date that the Closing should have occurred in accordance with Section 2.9, (iii) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (iv) Seller has irrevocably confirmed in writing to Buyer that (A) the closing conditions set forth in Section 8.1 and Section 8.3 have been and remain satisfied or waived and (B) if the Equity Financing and Debt Financing are funded, then each Seller Party stands ready, willing and able to consummate the Closing and (v) the Buyer Parties have failed to consummate the Closing on or prior to the second (2nd) Business Day following the later of (A) the date on which the Closing should have occurred pursuant to Section 2.9 and (B) the receipt of the notice in the preceding clause (iv).

Section 11.11 Interpretation; Construction.

(a) The table of contents, articles, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Disclosure Schedules” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement. The Seller Disclosure Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in the Seller Disclosure Schedules, any Exhibit or any Ancillary Agreement but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires. Notwithstanding any other provision in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control (unless the Ancillary Agreement explicitly provides otherwise).

(b) For purposes of this Agreement: (i) “include” and “including,” and variations thereof shall be deemed to be followed by “without limitation”; (ii) “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “Dollars” and “$” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “will” shall be deemed to have the same meaning and effect as the word “shall”; (viii) “or”, “any” or

“either” are not exclusive; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; and (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.

(c) Each Section of the Seller Disclosure Schedule qualifies, and constitutes disclosure for purposes of, (i) the correspondingly numbered Section of this Agreement and (ii) any other Section of this Agreement to the extent it is reasonably apparent on its face upon reading the disclosure contained in such Section of the Seller Disclosure Schedule that such disclosure is applicable, relevant or responsive to such other Section of this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, the inclusion of any specific item in the Seller Disclosure Schedules is not intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

(d) The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

(e) References to any document or information having been “made available” by any Seller Party to the Buyer Parties shall include Seller or its Representatives having posted any such document or information to the Data Room, to the extent such information is uploaded no later than (1) Business Day prior to the execution hereof (and which remains so accessible continuously through and including the Closing).

(f) Each Section of the Seller Disclosure Schedule qualifies, and constitutes disclosure for purposes of, (i) the correspondingly numbered Section of this Agreement and (ii) any other Section of this Agreement to the extent it is reasonably apparent upon its face reading the disclosure contained in such Section of the Seller Disclosure Schedule that such disclosure is applicable, relevant or responsive to such other Section of this Agreement.

Section 11.12 Counterparts and Electronic Signatures. This Agreement and any Ancillary Agreements may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement or any Ancillary Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement or such Ancillary Agreement for all purposes.

Section 11.13 Nonrecourse.

(a) Notwithstanding anything to the contrary herein, this Agreement may only be enforced against, and any Legal Proceeding that may be based upon, arise out of, or relate to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be brought against each Person that is expressly named as a Party in such Person’s capacity as such, and only with respect to the specific obligations set forth herein with respect to such Party, and no former, current or future direct or indirect stockholders, equity holders, controlling Persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, Affiliates, agents, attorneys or other Representatives of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any Liability for any obligations or Liabilities of any Party under this Agreement or for any claim or other Legal Proceeding (whether at law or in equity, in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any covenants, representations, warranties or statements (whether written or oral, express or implied) made or alleged to have been made in connection herewith.

(b) Notwithstanding any provision of this Agreement or otherwise, each Party agrees, (i) that it will not bring or support, and will cause its respective Affiliates (including the Transferred Group Companies) to not bring or support, any proceeding (whether at law, in equity, in contract, in tort or otherwise) against a Debt Financing Source, or their respective Affiliates and each of the former, current and future officers, directors, employees, attorneys, advisors, agents, partners, shareholders, stockholders, members, controlling Persons and other representatives of each such Person and their respective Affiliates, and all of their respective successors and permitted assigns (collectively with the Debt Financing Sources, the “Lender Related Parties”), in any way relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Laws exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that any proceeding (whether at law, in equity, in contract, in tort or otherwise) involving any of the Lender Related Parties that arises out of or relates to this Agreement or the transactions contemplated by this Agreement, the transactions contemplated by the Debt Financing or the performance of services thereunder shall be (x) governed by, and construed and interpreted in accordance with, the Laws of the State of New York and (y) subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan within the City of New York and the appellate courts thereof, and (iii) to irrevocably waive any and all rights to a trial by jury in any proceeding (whether at law, in equity, in contract, in tort or otherwise) against any of the Lender Related Parties. The provisions of this Section 11.13(b) shall be enforceable by each Debt Financing Source and Lender Related Parties. Each Debt Financing Source and Lender Related Party is an intended third party beneficiary of Section 11.4 and this Section 11.13.

(c) Notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Affiliates that this Agreement may only be enforced against, and any action, suit or claim for breach of this Agreement may only be made against, the Parties, and no Debt Financing Sources or Lender Related Parties shall have any Liability relating to this Agreement or any of the transactions contemplated hereby; provided that, nothing in this Section 11.13(c) shall limit the Liability of the Debt Financing Sources and the Lender Related Parties under the Debt Financing Commitment.

Section 11.14 Seller Undertaking. Whenever this Agreement requires any Seller Party (including any Asset Seller, Share Seller or any other Affiliate of Seller) to take any action, where applicable or necessary to give effect to the obligations of such Seller Party under this Agreement and the performance thereof (including the consummation of the Internal Reorganization), such requirement shall be deemed to include an undertaking on the part of Seller to take such action or to cause such action to be taken.

Section 11.15 Buyer Undertaking. Whenever this Agreement requires any Buyer Party (including any Share Buyer or any other Affiliate of Buyer) to take any action, where applicable or necessary to give effect to the obligations of such Buyer Party under this Agreement and the performance thereof, such requirement shall be deemed to include an undertaking on the part of Buyer to take such action or to cause such action to be taken.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OPEN TEXT CORPORATION

By:	/s/ Michael F. Acedo
Name:	Michael F. Acedo
Title:	Executive Vice President, Chief Legal Officer & Corporate Secretary

ROCKET SOFTWARE, INC.

By:	/s/ Bruce Bowden
Name:	Bruce Bowden
Title:	Chief Financial Officer, Treasurer, and Secretary

ROCKET SOFTWARE UK LIMITED

By:	/s/ Hein Krujit
Name:	Hein Krujit
Title:	Director

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